As filed with the Securities and Exchange Commission on August 13, 1996
                            Registration No. 333-2550

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                 Amendment No. 3
                                       To
                                    Form S-1

             Registration Statement under the Securities Act of 1933

                           Netsmart Technologies, Inc.
             (Exact name of registrant as specified in its charter)


                             Asher S. Levitsky P.C.
                           Esanu Katsky Korins & Siger
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000
                               Fax: (212) 953-6899
            (Name, address and telephone number of agent for service)




                                   Copies to:

Lewis S. Schiller, Chief Executive Officer   Alexander Bienenstock, Esq.
Netsmart Technologies, Inc.                  Singer, Bienenstock, Zamansky,
                                              Ogele & Selengut, LLP.
146 Nassau Avenue                            40 Exchange Place; 20th floor
Islip, NY 11751                              New York, NY 10005
(516) 968-2000                               (212) 809-8550
Fax: (516) 968-2123                          Fax: (212) 344-0394

                           Netsmart Technologies, Inc.

                   Cross-Reference Sheet Pursuant to Rule 404

     Item No.                             Caption in Prospectus
     --------                             ---------------------

1.   Forepart of the Registration         Registration Statement Facing Page,
     Statement and Outside Front Cover    Prospectus Cover Page
     of Prospectus
2.   Inside Front and Outside Bank        Inside Cover Page, Back Cover Page
     Cover Pages of Prospectus
3.   Summary Information, Risk Factors    Prospectus Summary, Risk Factors
     and Ratio of Earnings to Fixed
     Charges
4.   Use of Proceeds                      Use of Proceeds
5.   Determination of Offering Price      Cover Page, Risk Factors, Underwriting
6.   Dilution                             Dilution
7.   Selling Security Holders             Cover Page, Inside Cover Page, Selling
                                          Security Holders
8.   Plan of Distribution                 Cover Page, Inside Cover Page, Selling
                                          Security Holders, Underwriting
9.   Description of Securities to be      Description of Securities
     Registered
10.  Interest of Named Experts and        N.A.
     Counsel
11.  Information with Respect to the      (a)-(c)  Prospectus Summary, Business
     Registrant                           (d)      Cover Page
                                          (e)      Financial Statements
                                          (f)      Prospectus Summary, Selected
                                                   Financial Data
                                          (g)      N.A.
                                          (h)      Management's Discussion and
                                                   Analysis of Financial
                                                   Condition and Results of
                                                   Operations
                                          (i)      N.A.
                                          (j)-(k) Management
                                          (l)      Principal Stockholders
                                          (m)      Certain Transactions
12.      Disclosure of Commission         N/A
         Positionon Indemnification
         for Securities Act Liabilities

PROSPECTUS                           SUBJECT TO COMPLETION DATED AUGUST 13, 1996

                                  562,500 Units

                           Netsmart Technologies, Inc.

    (Each Unit consisting of two shares of Common Stock, par value $.01 per share, and one Series A Redeemable Common Stock Purchase Warrant)

         Netsmart Technologies, Inc. (the "Company") is offering 562,500 Units, each Unit consisting of two shares of Common Stock and one Series A Redeemable Common Stock Purchase Warrant (the "Warrants") or an aggregate of 1,125,000 shares of Common Stock and 562,500 Warrants. The Common Stock and Warrants comprising the Units will be separately transferable immediately upon issuance. Each Warrant entitles the holder to purchase one share of Common Stock at $4.50 per share (subject to adjustment) during the two-year period commencing one year from the date of this Prospectus. The Warrants are redeemable by the Company, with the consent of Monroe Parker Securities, Inc. (the "Underwriter"), commencing one year from the date of this Prospectus, for $.05 per Warrant, on not more than 60 nor less than 30 days' written notice if the closing bid price per share of Common Stock is at least $9.00 (subject to adjustment) for at least 20 consecutive trading days ending within ten days of the date the Warrants are called for redemption. See "Description of Securities."

         Prior to this Offering, there has been no public market for the Company's securities. The initial public offering price and composition of the Units and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Underwriter, and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. Although the Company has applied for the inclusion of the Common Stock, Units and Warrants in The Nasdaq SmallCap Market under the symbols NTST, NTSTU and NTSTW, respectively, there can be no assurance that an active trading market in the Company's securities will develop or be sustained.


  AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
     AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT.
                       SEE "RISK FACTORS" AND "DILUTION."


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            Underwriting
                            Price to        Discounts and            Proceeds to
                            Public          Commissions(1)           Company(2)

Per Unit.............        $8.00           $ .80                   $7.20

Total (3)............       $4,500,000      $450,000                $4,050,000

                                                           (footnotes on page 2)
         The Units are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Common Stock and Warrants comprising the Units will be made against payment therefor at the offices of the Underwriter at 2500 Westchester Avenue, Purchase, New York 10577 on , 1996.

                         Monroe Parker Securities, Inc.

                      The date of this Prospectus is , 1996

                                                     (footnotes from Cover Page)
(1) Excludes additional compensation to be received by the Underwriter in the form of (a) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering ($.24 per Unit) for a total of $135,000 ($155,250 if the Underwriter's over-allotment option is exercised in full), (b) options (the "Underwriter's Options") to purchase 56,250 Units at $11.60 per Unit exercisable during the four-year period commencing one year from the date of this Prospectus, and (c) a one-year consulting agreement pursuant to which the Company will pay the Underwriter a fee of $60,000. See "Underwriting." In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liability under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of the Offering of approximately $525,000 ($.93 per Unit), which are payable by the Company and relate to the Offering by the Company and possible sale by selling security holders, and which include the Underwriter's non-accountable expense allowance and consulting agreement.

(3) The Company has granted to the Underwriter an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 84,375 Units on the same terms solely to cover over-allotments. If the over-allotment option is exercised in full, the Total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $5,175,000, $517,500 and $4,657,500, respectively.  See "Underwriting."

         A significant number of Units may be sold to customers of the Underwriter. Such customers may subsequently engage in the sale or purchase of the securities through or with the Underwriter. Although they have no obligation to do so, the Underwriter may become a market maker and otherwise effect transactions in securities of the Company, and, if the Underwriter participates in such market, it may be a dominating influence in the trading of securities. The prices and the liquidity of the securities may be significantly affected by the degree, if any, of the participation of the Underwriter in such market, should a market arise.

         This Prospectus, with a different Cover Page, relates to the sale by selling security holders of (i) 800,000 Series B Common Stock Purchase Warrants ("Outstanding Warrants") in private transactions, and (ii) the public sale of the 800,000 shares of Common Stock issuable upon exercise of the Outstanding Warrants and 250,000 Units being issued on or about the date of this Prospectus to certain note holders. See "Selling Security Holders." The sale of such securities by the selling security holders is not part of the underwritten public offering.

         The Company will be subject to certain informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                                     (Continued from Cover Page)

PROSPECTUS             SUBJECT TO COMPLETION DATED AUGUST 13, 1996

                           Netsmart Technologies, Inc.

          800,000 Series B Common Stock Purchase Warrants 250,000 Units (each Unit consisting of two shares of Common Stock, par value $.01 per share, and one Series A Redeemable Common Stock Purchase Warrant)

         The 250,000 Units and/or the shares of Common Stock and Series A Redeemable Common Stock Purchase Warrants (the "Warrants") comprising such Units, which are to be sold by certain selling stockholders (the "Selling Stockholders") of Netsmart Technologies, Inc. (the "Company"), are subject to a one-year unconditional lock-up and, accordingly, may not be transferred during the one-year period commencing on the date of this Prospectus. During the month following the expiration of such one-year period, such securities may be sold by the Selling Stockholders only with the consent of Monroe Parker Securities, Inc., the underwriter (the "Underwriter") of the Company's initial public offering. Each Unit consists of two shares of Common Stock and one Warrant. The Common Stock and Warrants comprising the Units are separately transferable. Each Warrant entitles the holder to purchase one share of Common Stock at $4.50 per share (subject to adjustment) during the two-year period commencing one year from the date of this Prospectus. The Warrants are redeemable by the Company, with the consent of the Underwriter, commencing one year from the date of this Prospectus, for $.05 per Warrant, on not more than 60 nor less than 30 days' written notice if the closing bid price per share of Common Stock is at least $9.00 (subject to adjustment) during 20 consecutive trading days ending within ten days of the date the Warrants are called for redemption.
See "Description of Securities."

         The 800,000 Series B Common Stock Purchase Warrants ("Outstanding Warrants") may be sold in negotiated transactions by certain of the Company's warrant holders (the "Selling Warrant Holders") in negotiated transactions. The Outstanding Warrants have an exercise price of $2.00 per share, expire on December 31, 1999 and are not redeemable by the Company. During the first six months from the date of this Prospectus, the Outstanding Warrants may not be exercised and the underlying shares of Common Stock may not be sold without the consent of the Company and the Underwriter. During the 18 months following the expiration of such six month period, neither the Outstanding Warrants nor the underlying shares of Common Stock may be sold without the consent of the Underwriter. The Outstanding Warrants are not to be publicly sold, and there is not expected to be any public market for the Outstanding Warrants. The Outstanding Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of transfer. As a result, any purchaser of Outstanding Warrants must, within a short period, either exercise the Outstanding Warrants or permit them to expire unexercised.

         The 800,000 shares of Common Stock issuable upon exercise of the Outstanding Warrants may not be sold during the first six months from the date of this Prospectus without the prior consent of the Company and the Underwriter. During the 18 months following the expiration of such six month period, such shares may not be sold without the consent of the Underwriter.

         The Company will not receive any proceeds from the sale by the Selling Stockholders or Selling Warrant Holders (collectively, "Selling Security Holders") of the Units or Outstanding Warrants or underlying securities except to the extent that any Warrants or Outstanding Warrants are exercised. The cost of the registration of the securities for the Selling Security Holders, estimated at approximately $5,000, is being borne by the Company.
                                                           (continued on page 2)


 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
    AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY
     INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT.
                       SEE "RISK FACTORS" AND "DILUTION."


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           The date of this Prospectus is , 1996

                                                     (Continued from Cover Page)
         The Selling Warrant Holders have advised the Company that any transfer of the Outstanding Warrants will be either a sale in private transactions at negotiated prices or by gift. They have advised the Company with respect to the underlying shares of Common Stock, and each of the Selling Stockholders has advised the Company with respect to the Units and shares of Common Stock and Warrants comprising the Units that such sale may be effected from time to time in transactions (which may include block transactions) by or for the account of the Selling Security Holders in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise, and securities may be transferred by gift.

         Selling Security Holders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

         The Company has informed the Selling Security Holders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2, 10b-6 and 10b-7, may apply to their sales in the market and has furnished each of the Selling Security Holders with a copy of these rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus.

         This Prospectus, with a different Cover Page, relates to the sale by Company pursuant to an underwritten public offering of 562,500 Units, each Unit consisting of two shares of Common Stock and one Series A Redeemable Common Stock Purchase Warrant (the "Warrants") or an aggregate of 1,125,000 shares of Common Stock and 562,500 Warrants. See "Underwriting."

         The Company will be subject to certain informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All share and per share information in this Prospectus has been restated to reflect a
2,000-for-one  Common  Stock  recapitalization   effective  in  August  1993,  a
 .576-for-one reverse split effective in October 1993 and a three-for-four reverse split effective February 1996.

                                   THE COMPANY

         Netsmart Technologies, Inc. (the "Company") develops, markets and supports computer software designed to enable organizations to provide a range of services in a network computing environment. A network computing environment is a computer system that provides multiple users with access to a common data base and functions. A network system can be a local system, such as a local area network, known as a LAN, which operates within an office or facility, or a distributed system which provides simultaneous access to a common data base to many users at multiple locations.

         There are typically three parties in the Company's network systems -- the sponsor, the users and the service providers. The sponsor is the party that maintains the data base. The sponsor may be a managed care organization, a university or a financial institution. The users are the individuals who use the system, and may be the subscribers of a managed care organization, the students at a university or the bank card or credit card holders of a financial network. The service providers are those who provide goods or services to the users. Service providers are the physicians, pharmacies or other health care professionals who provide medical services for the managed care organization, the university book store, food service and library and banks and merchants who provide goods, services or funds to bank card or credit card holders.

         The Company has developed proprietary network technology using smart cards which it markets in the health care, financial and education fields as the CarteSmart System. A smart card is a plastic card the size of a standard credit card which contains a single embedded microprocessor chip. The card has data storage and computing capabilities, and the smart card software includes security elements to restrict unauthorized access to or modification of certain information contained on the card. The Company also supplies network applications which use telecommunications rather than smart cards to obtain access to and manage data information. The smart card permits both access to and updating of information on the card. For example, in the health care field, the health care provider can, by inserting the smart card in a smart card reader, confirm insurance coverage, chronic conditions such as allergies, medications currently prescribed and reports of recent visits to participating health care providers. The health care provider can then input new information, including diagnostic and treatment information, from the current office visit onto both the smart card and the organization's computer.

         Substantially all of the Company's revenue through December 31, 1995 and approximately 63.5% of revenue for the three months ended March 31, 1996 was generated by its health information systems and related services, which are marketed through Creative Socio-Medics Corp. ("CSM"), a subsidiary which was acquired by Carte Medical Holdings, Inc. ("Holdings"), the Company's principal stockholder, from a nonaffiliated party in June 1994. In September 1995, the stock of CSM was transferred by Holdings to the Company. See "Business -- Acquisition of CSM." The Company offers these systems and related services to specialty care health organizations and entitlement programs in the United States. Revenue from health care systems and related services includes the sale of third party hardware and software, which accounted for approximately 10.5% and 26.7% of revenue for the three months ended March 31, 1996 and the year ended December 31, 1995. The principal assets acquired by the company were CSM's customer lists, accounts receivable, work in process and office equipment. See
Note  1  of  Notes  to  Netsmart   Technologies,   Inc.  Consolidated  Financial
Statements.

         Prior to the acquisition of the assets of Old CSM in June 1994, the Company was a development stage company and its sole source of revenue was $57,000 in consulting revenue which it received in 1993. As a result of the acquisition, the Company's principal business became the sale and license of health information systems and related services. Following the acquisition, the Company continued the development of its CarteSmart System software, and, during the period from the summer of 1994 until mid 1995, it developed certain enhancements to its health information systems.

         An initial version of the Company's CarteSmart technology was first used in a pilot program in Europe in 1993 by an affiliate of a health insurer in The Netherlands. In January 1995, the Company introduced its CarteSmart System in the United States with the implementation of a pilot program in San Diego County, California. This program involved the issuance of smart cards to approximately 1,200 mental health patients participating in the California MediCal Managed Care Initiative. The Company's services relating to the pilot program were performed principally in 1994 and, to a lesser extent in 1995, and the Company's revenue from the pilot program was $121,000, of which $90,000 was earned in 1994 and $31,000 was earned in 1995. The Company is presently performing planning services for San Diego in connection with its proposed roll-out of a program which is expected to commence in 1997. The roll-out, if approved and budgeted by the county, would be a phased roll-out over a two-year period. Although the Company believes that it will perform services for San Diego County in connection with the proposed roll-out, no assurance can be given that the roll-out will be approved or, if approved, that the Company will be engaged to perform such services. The Company is marketing its CarteSmart Systems to other entitlement programs and specialized health care organizations, including users of its health information systems.

         In July 1995, the Company entered into an agreement for the implementation in 1995 of a magnetic stripe identification card system at Virginia Commonwealth University ("VCU") which uses CarteSmart technology to enable students to use one card for identification, food service and library services. The system was implemented in 1995, and generated revenue of $118,000 during that year.

         The Company has an agreement with IBN Limited ("IBN") for the license and implementation of a CarteSmart automated teller machine and point of sale system in the former Soviet Union. Substantially all of the Company's revenue from smart card systems during the three months ended March 31, 1996 was generated by the IBN agreement. As part of the IBN project, the Company is integrating the Oasis Technology, Ltd. ("Oasis") IST/Share Financial Transaction Processing System with its own and other third-party products.

         In February 1996, a wholly-owned subsidiary of the Company entered into an agreement with Fiton Business S.A. ("Fiton") pursuant to which the subsidiary agreed to purchase from Fiton an application software product, known as the SATC software (the "SATC Software"), which processes retail plastic card transactions and merchant transactions. The purchase price is $650,000, of which $475,000 has been paid as of June 30, 1996. The subsidiary will acquire title to the SATC Software upon payment of the balance of the purchase price, which is due in September 1996. The subsidiary's obligations are guaranteed by the Company, Consolidated and Oasis. The Company expects to enter into a joint venture with Oasis pursuant to which the subsidiary that purchased the SATC Software will become a joint venture corporation, with 50% of its stock being owned by each of the Company and Oasis. The SATC Software is designed to perform functions required by credit card issuers including application processing and tracking, credit evaluation, credit authorization and the printing of statements. The Company intends to integrate the SATC Software with both its CarteSmart System and Oasis' IST/Share software and the joint venture corporation intends to market the SATC Software to the financial services industry.

         The Company is a Delaware corporation, formed in September 1992 under the name Medical Services Corp., a holding company, whose operations were conducted by its wholly-owned subsidiary, Carte Medical Corp. In October 1993, the Company merged its subsidiary into itself and changed its name to Carte Medical Corporation. In June 1995, the Company's name was changed to CSMC Corporation, and in February 1996, the Company's name was changed to Netsmart Technologies, Inc. References to the Company include both the Company, its former and present subsidiaries, including CSM from June 16, 1994, the date of the acquisition of the assets of Creative Socio-Medics Corp. ("Old CSM") by Holdings, unless the context indicates otherwise. References to CSM relate to the business and operations of both CSM and its predecessor, Old CSM, unless the context indicates otherwise. Prior to the acquisition of the assets of Old CSM, Old CSM was engaged in the business in which it is presently engaged, which is health care systems and related services. The Company's executive offices are located at 146 Nassau Avenue, Islip, New York 11751, telephone (516) 968-2000.

         As of July 29, 1996, approximately 75.7% of the Company's Common Stock was owned by Holdings, a wholly-owned subsidiary of SIS Capital Corp. ("SISC"), which is in turn a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("Consolidated"), a public company. See "Certain Transactions," "Principal Stockholders" and "Selling Security Holders."

         The following is a description of the relationships among the Company and certain related parties, which relationships are described in greater detail under "Certain Transactions."

         Consolidated is a public corporation and owns all of the capital stock of SISC, which, in turn, owns all of the issued and outstanding capital stock of Holdings. Holdings is the principal stockholder of the Company. See "Principal Stockholders." Mr. Lewis S. Schiller, chairman of the board and a director of the Company, is chairman of the board, chief executive officer and a director of Consolidated, SISC and Holdings. Another subsidiary of Consolidated, The Trinity Group, Inc. ("Trinity"), has an agreement with the Company pursuant to which the Company is to pay Trinity a monthly fee of $15,000 for the three-year period commencing with the month in which the Company receives the proceeds from this Offering for general business, management and financial consulting services.

         Oasis is an independent software company that markets to the financial services industry. The Company has a cross-marketing agreement with Oasis and intends to enter into a joint venture agreement with Oasis with respect to the SATC Software. Mr. Storm R. Morgan, a director of and consultant to the Company, is senior vice president of and has an equity interest in, Oasis.

         Mr. Morgan is the sole stockholder, a director and officer of SMI, Inc. ("SMI"). The Company has a proposed agreement with SMI pursuant to which the Company is to pay SMI compensation of $25,000 to $59,000 per month for management, marketing and technical services to be provided to the Company through December 31, 2000.

                                  THE OFFERING

Securities Offered by
 the Company:                 562,500  Units  at  $8.00  per  Unit.   Each  Unit
                              consists  of two  shares of  Common  Stock and one
                              Series A Redeemable Common Stock Purchase Warrant the "Warrants"). The shares of Common Stock and Warrants comprising the Units will be separately transferable immediately upon issuance.

Securities Offered by
 Selling Security Holders:    The  Prospectus,  with  a  different  cover  page,
                              relates to (i) the sale by SISC,  Bridge Ventures,
                              Inc.  ("Bridge  Ventures") and Saggi Capital Corp.
                              ("Saggi"),  (SISC,  Bridge  Ventures and Saggi, in
                              their  capacities  as  selling  security  holders,
                              being  referred to  collectively  as the  "Selling
                              Warrant  Holders")  of  an  aggregate  of  800,000
                              Outstanding   Warrants   and   the   sale  of  the
                              underlying shares of Common Stock,  commencing six
                              months from the date of this Prospectus or earlier
                              with  the   consent   of  the   Company   and  the
                              Underwriter,  and (ii) the  sale by  certain  note
                              holders  (the   "Selling   Stockholders")   of  an
                              aggregate of 250,000 Units,  subject to a one-year
                              unconditional  lock-up.  Accordingly,  neither the
                              Units being  offered by the  Selling  Stockholders
                              nor the  securities  comprising  such Units may be
                              transferred  during the one-year period commencing
                              on the date of this  Prospectus.  During the month
                              following the expiration of such one-year  period,
                              such   securities  may  be  sold  by  the  Selling
                              Stockholders   only  with  the   consent   of  the
                              Underwriter. The Units to be issued to the Selling
                              Stockholders are identical to the Units sold to the public pursuant to this Prospectus. The sales by the Selling Warrant Holders and the Selling
                              Stockholders (collectively,  the "Selling Security
                              Holders") are not a part of the underwritten public offering.

                              The Outstanding Warrants have an exercise price of $2.00 per share, expire on December 31, 1999 and are not redeemable. During the first six months from the date of this Prospectus, the Outstanding Warrants may not be exercised and the underlying shares of Common Stock may not be sold without the consent of the Company and the Underwriter. During the 18 months following the expiration of such six month period, neither the Outstanding Warrants nor the underlying shares of Common Stock may be sold without the consent of the Underwriter. The Outstanding Warrants are not to be publicly sold, and there is not expected to be any public market for the Outstanding Warrants. The Outstanding Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of transfer. As a result, any purchaser of Outstanding Warrants must, within a short period, either exercise the Outstanding Warrants or permit them to expire unexercised.

                              The Selling Warrant Holders and the Selling Stockholders (collectively, the "Selling Security Holders") have advised the Company that any sales of such securities will be made on The Nasdaq SmallCap Market at prevailing prices or in private transactions at negotiated prices, except that any transfer by the Selling Warrant Holders of their Outstanding Warrants will be made in private transactions at negotiated prices. See "Selling Security Holders."

Description of Warrants:

 Exercise of Warrants         The Warrants are  exercisable  commencing one year
                              from  the  date of  this  Prospectus.  Subject  to
                              redemption  by the  Company,  the  Warrants may be
                              exercised at any time during the  two-year  period
                              commencing   one  year   from  the  date  of  this
                              Prospectus at an exercise price of $4.50 per share, subject to adjustment.

 Redemption of Warrants       The  Warrants  are   redeemable   by  the  Company
                              commencing   one  year   from  the  date  of  this
                              Prospectus, with the consent of the Underwriter, at $.05 per Warrant, on not more than 60 nor less than 30 days written notice, provided that the closing bid price of the

                              Common Stock is at least $9.00 per share, subject to adjustment, during 20 consecutive trading days ending within ten days of the date the Warrants are called for redemption.

Use of Proceeds:              The net proceeds of this  Offering will be used to
                              pay outstanding loans, including loans due to related parties, and for working capital and other corporate purposes. See "Use of Proceeds," and "Interim Financings."

Risk Factors:                 Purchase  of the Units  involves a high  degree of
                              risk and substantial dilution, and should be considered only by investors who can afford to sustain a loss of their entire investment. See
                              "Risk Factors" and "Dilution."

Nasdaq Symbols:

  Common Stock                NTST
  Units                       NTSTU
  Warrants                    NTSTW

Common Stock and Warrants Outstanding:
                              At the date of this Prospectus:

                              4,136,253 shares of Common Stock1
                              3,573,125 Series B Common Stock Purchase
                                        Warrants ("Outstanding Warrants")(2)

                              As Adjusted(3):

                              5,786,253 shares of Common Stock1
                                812,500 Series A Common Stock Purchase
                                        Warrants
                              3,573,125 Outstanding Warrants

(1) Does not include a maximum of 511,000 shares of Common Stock which may be issued pursuant to the Company's 1993 Long Term Incentive Plan, of which stock options to purchase 487,256 shares are outstanding, 3,573,125 shares of Common Stock issuable pursuant to the Outstanding Warrants, 43,200 shares of Common Stock issuable upon the conversion of outstanding shares of Series A 4% Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), 20,737 shares of Common Stock issuable upon the conversion of outstanding shares of Series B 6% Redeemable Convertible Preferred Stock ("Series B Preferred Stock"), 25,000 shares of Common Stock to be issued to the Company's asset-based lender, or any shares of Common Stock issuable upon exercise of the Warrants, the Underwriter's over-allotment option or Underwriter's Options or the securities underlying the Underwriter's Options.

(2) There are presently Outstanding Warrants to purchase an aggregate of 1,677,500 shares of Common Stock at $2.00 per share and 1,895,625 shares of Common Stock at $4.00 per share. See "Certain Transactions" and "Description of Securities -- Series B Common Stock Purchase Warrants."

(3) Reflects (a) the issuance of the 1,125,000 shares of Common Stock and 562,500 Warrants comprising the Units offered hereby, (b) the issuance of 500,000 shares of Common Stock and 250,000 Warrants comprising the Units to be issued to the Selling Stockholders and (c) the issuance of 25,000 shares of Common Stock to the Company's asset-based lender.

                          SUMMARY FINANCIAL INFORMATION

Statement of Operations Data(1):
- --------------------------------
                                       Three Months Ended March 31,                 Year Ended December 31,
                                       ----------------------------     ----------------------------------------------
                                         1996               1995          1995               1994               1993
                                         ----               ----          ----               ----               ----
Revenue                                $2,560,000        $1,427,000     $7,382,000        $2,924,000         $ 57,000
Net (loss)                              1,999,000          (558,000)    (2,850,000)       (1,751,000)        (433,000)
Pro forma adjustments to expense(2)        45,000                          684,000
Pro forma net (loss)                   (2,044,000)                      (3,534,000)
Pro forma (loss) per share
 of Common Stock                             (.42)                            (.73)
Weighted average number
 of shares outstanding(3)               4,821,528         4,821,528      4,821,528         4,821,528        4,763,028


Balance Sheet Data:
- -------------------
                                              March 31, 1996                     December 31,
                                       ------------------------------   ------------------------------
                                       As Adjusted(4)       Actual          1995              1994
                                       --------------    ------------   ------------      ------------
Working capital (deficiency)           $  217,000        $(3,162,000)   $(2,562,000)      $(4,037,000)
Total assets                           10,238,000          7,999,000      6,390,000         7,193,000
Total liabilities                       6,275,000          7,415,000      5,887,000         6,342,000
Redeemable Preferred Stock                     --             96,000         96,000            96,000
Accumulated deficit                    (8,826,000)        (7,146,000)    (5,147,000)       (2,297,000)
Stockholders' equity(5)                 4,013,000            488,000        407,000           755,000
Net tangible book value (deficiency)
 per share of Common Stock(6)                 .09               (.73)          (.74)             (.94)

(1) Statement of operations data includes the operations of CSM commencing July 1, 1994.

(2) Reflects the effect on a pro forma basis for the three months ended March 31, 1996 and the year ended December 31, 1995 if certain additional compensation payable after completion of this Offering were in effect for such periods. See Notes 11 and 14 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

(3) All shares of Common Stock issued prior to the date of this Prospectus are treated as outstanding since inception.

(4) As adjusted to reflect (a) the receipt by the Company of the net proceeds from the sale of the 562,500 Units offered hereby, (b) the use of a portion of the proceeds of this Offering to pay certain debt and redeem the Series B Preferred Stock and (c) the issuance of 250,000 Units to the Selling Stockholders and 25,000 shares of Common Stock to the Company's asset-based lender. See "Use of Proceeds," "Capitalization," "Interim Financings" and "Selling Security Holders."

(5)   Stockholders'  equity  includes  $1,250,000   additional  paid-in  capital
      relating to Preferred Stock.

(6) Excludes the amount allocated to the liquidation preferences of the Series A and D Preferred Stock.

                                  RISK FACTORS

         The purchase of the Units offered hereby involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In analyzing this Offering, prospective investors should carefully consider the following factors, among others.

         1.     History of losses; qualified opinion of accountants.
                ----------------------------------------------------
                The Company commenced operations in September 1992. Its sole source of revenue from inception through June 30, 1994 was approximately $57,000 in consulting fees received during 1993. Commencing July 1, 1994, the Company's financial statements include the operations of CSM, which was acquired by Holdings in June 1994. The Company sustained losses of $2.0 million, or $.41 per share, for the three months ended March 31, 1996, $2.9 million, or $.59 per share, for the year ended December 31, 1995, $1.8 million, or $.36 per share, for the year ended December 31, 1994, and $400,000, or $.09 per share, for the year ended December 31, 1993. From its organization in September 1992 until March 31, 1996, the Company sustained a cumulative loss of $7.1 million. If certain additional compensation expenses had been incurred during the three months ended March 31, 1996 and the year ended December 31, 1995, the Company's pro forma net loss for such periods would have been $2.0 million, or $.42 per share, and $3.5 million, or $.73 per share, respectively. See Notes 11 and 14 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements. The loss for the quarter ended March 31, 1996, reflects a non-cash charge of $2.1 million of compensation expense resulting from the issuance in February 1996 of Outstanding Warrants at exercise prices below the market price on the date of grant. See Note 5 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements. The Company anticipates that, as a result of the April 1996 grant of options at exercise prices below the fair market value at the date of grant, it will incur a similar charge in the amount of $155,000. See Note 17 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements. The Company's independent accountants have included an explanatory paragraph in their report stating that there is substantial doubt about the ability of the Company to continue as a going concern.

         Substantially all of the Company's revenue through December 31, 1995 and 63.2% of its revenue during the three months ended March 31, 1996, has been generated from the Company's health information systems and related services. In order to generate any revenues from its CarteSmart System, the Company must be successful in licensing its system. CarteSmart revenue is expected to consist principally of license fees, which are based on the number of cards issued, and consulting and maintenance revenues relating to the CarteSmart Systems being installed. Thus, in order for the Company to generate significant revenues from its CarteSmart System, it must develop a substantial base of smart card users. The failure of the Company to generate revenues at a level in excess of its ongoing expenses may force the Company to reduce or cease operations. The Company is also subject to the risks normally associated with a new business enterprise, including unforeseeable expenses, delays and complications. No assurance can be given that the Company can or will ever operate profitably.

         Pursuant to the subscription agreements by which the Selling Stockholders purchased the Company's 8% Promissory Notes due January 31, 1997 (the "January 1996 Interim Notes"), the Company is issuing to the Selling Stockholders an aggregate of 250,000 Units. The January 1996 Interim Notes are payable from the proceeds of this Offering. In addition, the Company is to issue 25,000 shares of Common Stock as a fee to its asset-based lender. As a result of these issuances, the Company will incur at the time of such issuances, which will be on or about the closing of this Offering, financing costs of $1.6 million and $80,000, respectively, which reflect the value of such securities and which will have a material impact upon the results of the Company's operations for 1996.

         2.     The   Company's    significant   working   capital   deficiency;
                ----------------------------------------------------------------
                delinquency on payment to vendors.
                ----------------------------------
                As of March 31, 1996, the Company had a working capital deficiency of approximately $3.2 million. The Company's assets at March 31, 1996 include intangible assets of $4.0 million relating to customer lists purchased as part of the acquisition of Old CSM ($3.4 million) and the SATC Software ($650,000). The customer lists reflect clients which, at the time of the June 1994 acquisition of the assets of Old CSM, used CSM's health information systems or other services provided by CSM. The value of these assets, which represent approximately 50.2% of total assets at such date, is dependent upon the ability of the Company to generate revenues, including revenues from the CarteSmart System, from such customer base and to generate revenue from applications using the SATC Software.

         As a result of the Company's working capital deficiency, the Company was increasingly delinquent in payments to vendors. Accounts payable to vendors increased to $1.6 million at March 31, 1996 from $1.2 million at December 31, 1995. The delinquency for vendors deemed critical to the Company's operations is generally less than 60 days, and the delinquency for other vendors was in excess of 90 days.

                  3.   Substantial capital requirements of the Company.
                       ------------------------------------------------
                  The Company's operations through 1994 were financed principally by SISC, the parent of Holdings, which is the principal stockholder of the Company, and DLB, Inc. ("DLB"). Old CSM's operations from January 1994 until the acquisition in June 1994 were financed principally by SISC. Mr. Lewis
S. Schiller, chairman of the board of directors of the Company, is the chief executive officer of SISC. SISC is a wholly-owned subsidiary of Consolidated, of which Mr. Schiller is chief executive officer. DLB is controlled by Mr. Schiller's wife, although Mr. Schiller disclaims any beneficial interest in DLB. In April 1994, SISC purchased the Company's obligations to DLB from DLB.

         At September 30, 1995, prior to the recapitalization of debt by SISC, the Company owed SISC approximately $3.0 million and interest of approximately $388,000. As of September 30, 1995, SISC converted the $388,000 of accrued interest into 1,125,000 shares of Common Stock, reflecting a price of $.345 per share, and exchanged $2.2 million principal amount of debt for 2,210 shares of a new series of Preferred Stock, the Series D 6% Redeemable Cumulative Preferred Stock ("Series D Preferred Stock"), which has a redemption price of $2.2 million. In January 1996, SISC exchanged 1,000 shares of Series D Preferred Stock for 1,125,000 shares of Common Stock, reflecting a purchase price of $.89 per share, which reduced the aggregate redemption price of the Series D Preferred Stock to $1.2 million. The remaining $750,000 is represented by the Company's 10% subordinated note due January 1997. The $750,000 note is payable from the proceeds of this Offering, however, SISC has agreed not to require any payment from the proceeds of this Offering except from the proceeds of the over-allotment option, if the over-allotment option is exercised. SISC has not made any additional advances to the Company subsequent to September 30, 1995. However, SISC may make advances to the Company in the future.

         Since January 1995, the Company's principal source of funds has been an accounts receivable financing agreement and interim loans from nonaffiliated accredited investors. In February 1995, the Company entered into an accounts receivable financing with an asset-based lender. Borrowings under this facility were $972,000 at March 31, 1996 and $958,000 at August 8, 1996. The Company can borrow up to 75% of eligible receivables, and it pays interest at the greater of 18% per annum or prime plus 8% and a fee equal to 1% of the amount of the invoice. In March 1996, the maximum borrowing under the agreement was increased from $750,000 to $1.0 million and the percentage of eligible receivables was increased from 75% to 80%. These higher levels of borrowing capacity will continue in effect until the Company either completes this Offering or raises $350,000 in a private placement of securities, at which time the lower levels will be restored. In addition, the Company will be required to pay the lender a $25,000 fee at the closing of this Offering or such other financing and issue to the lender 25,000 shares of Common Stock. The Company's obligations under this facility are guaranteed by Messrs. Lewis S. Schiller and Leonard M. Luttinger, the chairman of the board and chief executive officer, and the chief operating officer, respectively, of the Company. In addition, two officers of CSM, including Mr. Anthony F. Grisanti, chief financial officer of the Company, have issued their limited guaranty to the lender.

         In January 1996, the Company borrowed $500,000 and issued January 1996 Interim Notes, which are due on January 31, 1997 or earlier upon the completion of this Offering. The proceeds from the issuance of the January 1996 Interim Notes were used to make the initial payment with respect to the purchase of SATC Software, for working capital and to pay expenses relating to this Offering. See "Interim Financings" and "Selling Security Holders."

         The purchase price for the SATC Software is $650,000, of which $325,000 was due and was paid at the time of the execution of the agreement in February 1996. The remaining $325,000 is due in three installments during 1996 of which two installments of $75,000 each were paid by Oasis. The Company has an agreement with Oasis pursuant to which Oasis will pay the remaining $325,000 as part of its contribution to the joint venture. However, the Company has a direct obligation to the seller to make the payments, and, in the event that Oasis fails to make the payments, the Company will be required to make the remaining payment of $175,000, which is due in September 1996. The obligations are also guaranteed by Consolidated and Oasis. The Company and Oasis have not finalized their joint venture agreement.

         The Company has a proposed agreement with SMI Corporation ("SMI") pursuant to which the Company pays SMI compensation of $25,000 to $59,000 per month, for which SMI will provide the services of Mr. Morgan from time to time on an as-needed basis and up to four other persons to serve in management-level or other key positions for the Company on a full-time basis. Mr. Morgan is not required to devote any minimum amount of time to the business of the Company. The agreement continues until December 31, 2000. The proposed agreement also contemplates payment of 6% of smart card and related revenues generated by the Company. Pursuant to an agreement with SMI, the Company is to pay SMI a fee of $250,000 for services in connection with the Company's agreement with IBN, of which $50,000 is payable from the proceeds of this Offering. See "Use of Proceeds" and "Certain Transactions."

         Mr. Storm R. Morgan, a director of the Company, is senior vice president of and has an equity interest in Oasis and is sole stockholder, a director and officer of SMI. See "Certain Transactions."

         Pursuant to employment agreements with five officers of the Company and its subsidiaries, the Company is paying for 1996 base salaries of $442,500. In addition, the Company is paying its president, Mr. James L. Conway, an annual salary of $52,000, and it has an agreement to pay Trinity, a wholly-owned subsidiary of Consolidated, consulting fees of $180,000 per annum. See "Management" and "Certain Transactions." The aggregate annual payments under such agreements at the present rates of compensation are $674,000. If the monthly payments to SMI are included, the total compensation payable to such persons at a present annual rate ranges from $974,000 (based on $25,000 per month payable to SMI) to $1.4 million (based $59,000 per month payable to SMI), in addition to 6% of the Company's revenue from smart card and related services. To the extent that the Company does not generate sufficient cash flow from its operations, a portion of the proceeds of this Offering may be used for such purposes. Furthermore, if the fees payable to SMI in connection with the purchase of the SATC Software and the agreement with IBN are included, the total annualized defined payments to such persons would range from $1.2 million to $1.6 million. See "Use of Proceeds."

         Although the Company believes that the proceeds from this Offering will enable it to operate for one year from the date of this Prospectus, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction or cessation of operations by the Company.

         4.      Limited use of CarteSmart software; need to customize software.
                 ---------------------------------------------------------------
                  As of December 31, 1995, except for a pilot program with an initial version of the CarteSmart System in Europe in 1993 and a recent pilot project in San Diego County, California, the CarteSmart System has not been used by customers for any significant period of time. A pilot program is designed to prove the technology without any commitment by the contracting party to the full implementation of the program. The Company has an agreement with the Albert Einstein School of Medicine pursuant to which the smart card interface to the previously installed health information system is scheduled to be installed during the third quarter of 1996, and the Company has an agreement with IBN to develop a CarteSmart System based installation, for which the initial module was delivered in May 1996. The failure of the Company to have an established customer base may adversely affect its ability to market the CarteSmart System. The ability of the CarteSmart System to operate profitably over an extended period of time is dependent upon a number of factors not within the control of the Company, including the performance of the cards and card readers and the hardware used, all of which are purchased by the users of the CarteSmart System from independent sources. Since the Company does not sell smart cards or smart card readers as part of its products and services, the Company must rely upon others to provide hardware which meets the Company's specifications. No assurance can be given that the Company's software will function during actual operations in the manner contemplated by the Company or that it will operate free from maintenance or other performance problems for sustained periods of time.

         Although the Company's CarteSmart System software has general application, its experience with each of its four CarteSmart clients reflects a need to customize the software to meet the specific needs of the client. Although the customization need not be significant, each user has its unique requirements that must be met. These requirements may include the need to enable the CarteSmart System to interface with the client's existing systems to the development of a range of software products to meet needs which are not presently being served. Although the Company believes that its CarteSmart software can be readily adapted to meet the needs of its clients, no assurance can be given as to the ability of the Company to meet specific client requirements. Furthermore, the costs of customization may be significant, and, to the extent the Company has fixed price contracts, there can be no assurance that the Company will be able to generate profits from its CarteSmart agreements.

         5.       Effect of technological advances; possible obsolescence.
                  --------------------------------------------------------
                  Users of software systems such as the Company's CarteSmart System and its health information systems require software which enables the storage, retrieval and processing of very large quantities of data and demand instantaneous communications among the various data bases. Thus, the Company's business is designed to take advantage of recent advances in software, computer and communications technology. Such technology has been developing at rapid rates in recent years and the future of the Company may be dependent upon its ability to have access to and to develop or obtain rights to products utilizing such technology. It is possible that new technology may develop in a manner which may make the Company's software obsolete. The failure of the Company to obtain access to such technology could have a material adverse effect upon the Company's future development.

         6.       Default on notes and bank debt; prior default on tax
                  ----------------------------------------------------
                  obligation, and possible claim relating to CSM.
                  -----------------------------------------------
                  In July and August 1993, the Company issued notes (the "Interim Notes") in the principal amount of $216,000. The Interim Notes matured in October and November 1993, and the Company is in default on the Interim Notes. As of June 30, 1996, Interim Notes in the principal amount of $135,000 were outstanding. In December 1994, the Company issued notes (the "December 1994 Interim Notes") in the principal amount of $200,000, payment of which was guaranteed by Consolidated. The Company has paid $67,000 principal amount of the December 1994 Interim Notes and the Company and Consolidated are in default with respect to the remaining $133,000. The Interim Notes and December 1994 Interim Notes are to be paid from the proceeds of this Offering. See "Use of Proceeds."

         Prior to April 1994, the Company had failed to pay certain withholding taxes which, together with interest and estimated penalties, were estimated at $334,000. Payment of the estimated withholding tax obligation and interest, totalling approximately $300,000, was made in April 1994 from an advance made by SISC for such purpose.

         As of March 31, 1996, the Company had outstanding bank debt of $29,000, representing bank debt incurred by CSM prior to the acquisition. As of July 31, 1996, such debt has been paid. These obligations are treated as demand notes at March 31, 1996. The loan agreement relating to such loans requires CSM and its parent to maintain consolidated working capital of $450,000 and tangible net worth of at least $1.3 million. CSM was not in compliance with these covenants. The bank loans were assumed by the Company in connection with the acquisition of CSM. CSM is also delinquent in payments aggregating approximately $138,000 under various equipment leases and its office lease although none of the lessors have declared a default. CSM has executed a confession of judgment as a result of default under a hardware purchase agreement. As of December 31, 1995 and June
30, 1996, $28,000 and $21,000, respectively, was due on the obligation underlying the confession of judgment.

         In June 1994, Holdings acquired the assets of Old CSM. A portion of the purchase price consisted of shares of Consolidated common stock, which were issued to Old CSM, a wholly-owned subsidiary of Advanced Computer Techniques, Inc. ("ACT"). The Company has been advised by ACT that certain of its security holders have expressed concern about the current market price of the Consolidated common stock which was issued to Old CSM as part of the purchase price for Old CSM's assets as a result of a substantial decline in the price of such common stock since the assets of Old CSM were acquired by Holdings in June 1994. Although no formal or informal claim has been made against Consolidated, Holdings or the Company and the Company does not believe that it has any liability arising out of any such concern or related claim, no assurance can be given that the Company, Holdings, Consolidated or their officers and directors will not be subject to liability or that such liability will not be material.

         7.       Onecard  litigation.
                  --------------------
                  On or about  September  29,  1995,  an  action  was  commenced against the Company by the filing of a summons with notice in the Supreme Court of the State of New York, County of New York. The action was commenced by Jacque
W. Pate, Jr.,  Melvin Pierce,  Herbert A. Meisler,  John Gavin,  Elaine Zanfini,
individually and derivatively as stockholders of Onecard Health Systems Corporation and Onecard Corporation, which corporations are collectively referred to as "Onecard." The named defendants include, in addition to the Company, Messrs. Lewis S. Schiller, chief executive officer and a director of the Company, Leonard M. Luttinger, chief operating officer of the Company, Thomas L. Evans, vice president of the Company, Holdings, the Company's principal stockholder, Consolidated, and other stockholders of the Company and other individuals who were or may have been officers or directors of Onecard but who have no affiliation with the Company or Consolidated. Mr. Luttinger and Mr. Evans were employees of Onecard prior to the formation of the Company. Mr. Schiller was not an employee or director of, consultant to, or otherwise affiliated with, Onecard. A complaint was served on November 15, 1995. The complaint makes broad claims respecting alleged misappropriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time of, or in connection with, the organization of the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million. The Company believes that the action is without merit, and it will vigorously defend the action. The Company's view that the complaint is without merit is based on the difference in the technology used in the Onecard software and the Company's CarteSmart software and the type of computer network on which the software operates. The Company has filed an answer denying all of the plaintiffs' allegations and has filed a motion to dismiss the complaint, which motion has not been decided by the Court. However, no assurance can be given as to the ultimate disposition of the action, and an adverse decision may have a material adverse effect upon the business of the Company.

         8.       Dependence upon contracts with government agencies.
                  ---------------------------------------------------

                  The Company's health information systems are marketed principally to specialized care facilities, many of which are operated by government entities and include entitlement programs. During the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, approximately 30%, 54%, 49% and 47%, respectively, of CSM's revenues was generated from contracts with government agencies. The Company's largest customer for the three months ended March 31, 1996 was IBN, which generated revenue of $933,000, or 36.4% of revenue for the quarter. The Company's largest customer for 1995 was the State of Colorado, which accounted for approximately $1.4 million, or 18.5% of revenue. CSM's largest customer for 1994 was Cuyahoga County, Ohio, which accounted for 5.5% of its revenue. No other customers accounted for 5% or more of the Company's or CSM's revenues in any of such periods. Contracts with government agencies generally include provisions which permit the contracting agency to cancel the contract at its convenience.

         9.       Competition.
                  ------------

                  The Company markets health information software and services and licenses software in the health and human services market. Its customers in such market include entitlement programs, managed care organizations, specialty care facilities and other major computer users which have a need for access over a distributed data network. The Company has recently commenced marketing and developing software products for the financial services and education markets. The software industry in general is highly competitive. In addition, with technological developments in the communications industry, it is possible that communications as well as computer and software companies may offer similar or comparable services to those offered by the Company. Although the Company believes that it can provide its clients with software to enable them to perform their services more effectively, other companies, including major computer and communications companies, have the staff and resources to develop competitive systems, and users, such as insurance and financial services companies, have the ability to develop software systems in-house. In the health care field various companies offer and promote smart card programs by which a person can have his or her medical records stored, and software vendors and insurance companies have developed software to enable a physician or other medical care provider to have direct access to the insurer's computer and other software designed to enable a physician to maintain patient health and/or medication records. The Company believes the health insurance industry is developing switching software to be used in transmitting claims from health care providers to the insurers, and it may also develop the software to process such claims, which would compete with certain functions of the CarteSmart System. Major systems and consulting vendors, such as Unisys Corporation ("Unisys"), AT&T Corp. and Andersen Worldwide, have provided smart card based solutions to their clients and they offer other software systems in the industries to which the Company is marketing its products and services. Furthermore, the recently announced joint venture among Visa, MasterCard and certain major banks relating to the development of a smart card based system may have an adverse effect upon the ability of the Company to market smart card products to the financial services industry. No assurance can be given that the Company will be able to compete successfully with such competitors.

         The health information systems business, in which the Company has derived substantially all of its revenue through December 31, 1995, is highly competitive, and is serviced by a number of major companies and a larger number of smaller companies, many of which are better capitalized, better known and have better marketing staffs than the Company, and no assurance can be given that the Company will be able to compete effectively with such companies. Major vendors of health information systems include Shared Medical Systems Corp. and HBO Corp. The Company believes that price competition is a significant factor in its ability to market its health information systems and services. In marketing its products and services to the financial services industry, the Company competes with numerous software vendors as well as major banks, credit card issuers and other financial services companies which have the resources to develop competing products. Competition for the education market includes not only major software developers but credit card issuers and telecommunications companies that can market their products not only to the institutions but to the students as well. See "Business -- Competition."

         10.      Dependence on management.
                  -------------------------
                  The Company's business is largely dependent upon its senior executive officers. The Company's chief operating officer is Mr. Leonard M. Luttinger. Mr. Thomas L. Evans, vice president, is responsible for smart card product development. Mr. John F. Phillips has been responsible for CSM's marketing, and is continuing to perform such duties for the Company. Mr. Storm
R. Morgan, a consultant and a director of the Company, together with SMI, will have responsibilities with respect to CarteSmart products. The Company has employment agreements with Messrs. Luttinger, Thomas L. Evans, Edward D. Bright, John F. Phillips and Anthony F. Grisanti, who are chief operating officer of the Company, vice president of the Company, vice president of CSM, president of CSM and chief financial officer of the Company, respectively. The Company also has a consulting arrangement and proposed agreement with SMI, a corporation owned by Mr. Morgan, and an agreement with Trinity, a wholly-owned subsidiary of Consolidated. The loss of service of key management personnel or other key employees would have a material adverse effect upon the Company's business and prospects. Furthermore, the market for qualified personnel is highly competitive, the Company will compete with some of the major computer, communications and software companies as well as major corporations hiring in-house staff in seeking to hire such employees, and no assurance can be given as to the ability of the Company to employ such persons. The Company anticipates that it will continue to be largely dependent upon Mr. Evans for product development and enhancement and Messrs. Luttinger, Morgan and Phillips for marketing. Pursuant to the underwriting agreement, the Company has agreed to use its best efforts to obtain key man life insurance in the amount of $1,000,000 on the lives of each of Messrs. Conway, Luttinger and Evans. See "Underwriting."

         11.      Lack of patent protection.
                  --------------------------
                  The Company has no patent protection for its proprietary software, including the CarteSmart System. Although the Company has signed non-disclosure agreements with its employees and others to whom it discloses proprietary information, no assurance can be given that such protection will be sufficient. The unauthorized use or disclosure of the Company's proprietary software and other proprietary information may have a materially adverse effect upon its business. Furthermore, although the Company's software was developed independent of any work performed by its employees for former employers, an action has been commenced against the Company, certain of its officers and others. The complaint makes broad claims respecting alleged misapproriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time of, or in connection with the organization of the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million.

The Company believes that the action is without merit, and it will vigorously defend the action. The Company's view that the complaint is without merit is based on the difference in the technology used in the Onecard software and the Company's CarteSmart software and the type of computer network on which the software operates. An adverse decision in the Onecard litigation could have a material adverse effect upon the Company's business and financial condition. See "Risk Factors 7. -- Onecard litigation."

         12.      Effect of government regulations of health care industry.
                  ---------------------------------------------------------
                  Substantially all of the Company's revenue has been derived from its health information systems, including the CarteSmart interface. The Federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services. The adoption of new regulations can have a significant effect upon the operations of health care providers and insurance companies, and the effect of future regulations by governments and payment practices by government agencies or health insurers cannot be predicted. To the extent that the health care industry evolves with more government sponsored programs and fewer privately run organizations, the Company's business may be adversely affected. Furthermore, to the extent that each state changes its own regulations in the health care field, it may be necessary for the Company to modify its health information systems which are in operation to meet any new record-keeping or other requirements imposed by changes in regulations, and no assurance can be given that the Company will be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, reductions in funding for entitlement programs may adversely affect the market for the Company's health information systems and services.

         13.      Conflicts of interest; proceeds to benefit affiliates.
                  ------------------------------------------------------
                  As of September 30, 1995, prior to the recapitalization of debt by SISC, the Company owed SISC approximately $3.0 million and interest of $388,000. The total advances to the Company include approximately $300,000 used to pay withholding taxes and interest, $500,000 to fund the cash portion of the purchase price of CSM and $330,000 for advances to Old CSM during the period from January to June 1994. SISC, either directly or through Holdings, may in the future make advances to the Company. As of September 30, 1995, SISC converted the accrued interest into 1,125,000 shares of Common Stock, and exchanged $2.2 million for 2,210 shares of Series D Preferred Stock, which is redeemable under certain conditions at $1,000 per share. The remaining $750,000 is represented by the Company's 10% note due January 1997 or earlier upon completion of the Company's initial public offering. SISC has agreed not to require any payment from the proceeds of this Offering unless the over-allotment option is exercised, in which event a portion of the proceeds from the exercise of the over-allotment option may be used for such purposes.

         Mr. Lewis S. Schiller, chairman of the board and a director of the Company, is the chairman of the board of a number of other corporations, including Consolidated and other companies owned or controlled by Consolidated. As of July 29, 1996, Holdings, the largest stockholder of the Company, owned approximately 75.7% of the outstanding Common Stock of the Company and, as a result, has the ability to elect all of the directors of the Company. Holdings was organized in June 1994 by SISC to hold SISC's equity interest in the Company and CSM prior to the transfer of CSM stock to the Company, which was effected at September 30, 1995. As a result of SISC's stock ownership and Mr. Schiller's position as chairman of the board, SISC has effectively determined the terms and conditions of any transactions between the two companies, including the number and price of shares issued to Holding and terms of warrants and other securities issued to SISC, and SISC and Holdings continue to have this power. Mr. Schiller devotes only a limited amount of his time to the business of the Company. Mr. Schiller does not have an employment agreement with the Company; however, the Company has an agreement with Trinity, a wholly-owned subsidiary of Consolidated, pursuant to which the Company will pay Trinity fees of $15,000 per month for the three-year period commencing with the month in which the Company receives the proceeds from this Offering. Prior to such time, no compensation or fees will be paid or accrued to Mr. Schiller, Consolidated, SISC or any other subsidiary of Consolidated. Pursuant to an employment agreement between Mr. Schiller and Consolidated, Mr. Schiller has the right to purchase 10% of SISC's equity position in its subsidiaries, including the Company, for 110% of SISC's cost. Pursuant to this agreement, in December 1995 and January 1996, Mr. Schiller exercised his option to purchase 373,507 shares of Common Stock. See "Certain Transactions."

         As of August 8,  1996,  the  Company  owed  its  asset-based   lender
approximately $958,000 under an accounts receivable financing arrangement. The proceeds of this loan were used to pay $90,000 to the Company's bank, to pay $67,000 plus interest to the holders of the December 1994 Interim Notes, for working capital and for other corporate purposes. The Company's obligations to the asset based lender are guaranteed by Messrs. Lewis S. Schiller and Leonard
M. Luttinger, chief executive officer and chief operating officer, respectively, of the Company. In addition, two officers of CSM, including Mr. Anthony F. Grisanti, chief financial officer of the Company, have issued their limited guaranty to the lender. The limited guaranty, which was required by the lender as a condition to making the loan, applies in the event that the lender incurs losses are a result of an account receivable not being a bona fide receivable or the Company failing promptly to pay over to the asset-based lender the proceeds from receivables which are received by the Company. The Company does not believe that any of its receivables are not bona fide.

         The Company has a proposed agreement with SMI pursuant to which the Company pays SMI compensation of between $25,000 to $59,000 per month, for which SMI will provide the services of Mr. Morgan from time to time on an as-needed basis and up to four other persons to serve in management-level or other key positions for the Company on a full-time basis. The proposed agreement continues until December 31, 2000. The proposed agreement also contemplates the payment to SMI of 6% of smart card and related revenues generated by the Company. Pursuant to the proposed agreement, the Company is to pay SMI fees of $250,000 for services in connection with the Company's agreement with IBN, and $50,000 of such fees is payable from the proceeds of this Offering. See "Use of Proceeds." See "Certain Transactions" with respect to Outstanding Warrants issued to Mr. Morgan and employees of SMI.

         The holders of the Company's Series B Preferred Stock have the right, following the completion of the Company's initial public offering, to demand redemption of the Series B Preferred Stock at $1,200 per share. SISC, Mr. E. Gerald Kay, a director, and Mr. Harris Freedman, a founder, hold 40, 20 and 20 shares, respectively, of Series B Preferred Stock and each of them would be entitled to demand redemption of his Series B Preferred Stock for $1,200 per share. The Series B Preferred Stock will be redeemed from the proceeds of this Offering at a redemption price of $96,000, in which event past dividends will be waived.

         CSM borrowed funds from time to time from ACT, the parent of Old CSM. See "Business -- Acquisition of CSM." Messrs. John F. Phillips, a director of the Company and vice president of CSM, and Edward D. Bright, president of CSM, are directors of ACT. As of March 31, 1996 and May 20, 1996, the Company owed ACT $232,000 and $256,000, respectively.
A portion of the proceeds of this Offering will be used to pay such obligation.

         Pursuant to employment, consulting and other agreements with officers and other related parties, the total annualized defined payments to such persons would range from $1.2 million to $1.6 million, of which $50,000 is to be paid from the proceeds of this Offering. To the extent that the Company does not generate cash flow from operations sufficient to enable it to make such payments from cash flow, a portion of the proceeds of this Offering allocated to working capital may be used for such purposes. See "Use of Proceeds."

         14.      Continued control by SISC and management.
                  -----------------------------------------
                  At July 29, 1996, 78.0% of the outstanding shares of Common Stock were owned by Holdings (75.7%) and Mr. Lewis S. Schiller (2.3%), chief executive officer of the Company and of Holdings, and 84.8% of such shares were owned by the Company's officers and directors and their affiliates, including Holdings. Mr. Schiller, as the chief executive officer of Consolidated, SISC and Holdings, has the right to vote the shares owned by Holdings and SISC. If the shares owned by DLB, which is controlled by Mr. Schiller's wife, are included, the percentage would be 90.5%. Upon the sale of the 562,500 Units offered hereby, and the issuance of the 250,000 Units to the Selling Stockholders, Holdings and Mr. Schiller would own 56.0% of the Common Stock, all officers and directors as a group would own 61.1% and all officers and directors and DLB would own 65.2%. In addition, SISC holds Outstanding Warrants to purchase 835,000 shares of Common Stock at $2.00 per share and 650,000 shares of Common Stock at $4.00 per share. Accordingly, SISC, which owns Holdings, and Mr. Schiller, who is the chief executive officer of SISC, will continue to be able to elect all of the directors and will thus be able to continue to control the Company.

         15.      Broad discretion as to use of proceeds; potential unspecified
                  -------------------------------------------------------------
                  acquisitions and change in use of proceeds.
                  -------------------------------------------
                  Approximately $2.2 million, representing approximately 63.5% of the net proceeds of this Offering, are allocated to working capital and other corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of this Offering. Purchasers of the Units offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. The Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. No assurance can be given as that any such agreements will result in additional revenue or net income for the Company. See "Use of Proceeds" and "Business -- Potential Business Agreements."

         Notwithstanding its plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Accordingly, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may engage in other, unrelated businesses and use a portion of the proceeds of the Offering for such purpose. However, the Company has no such intention at this time. No assurance can be given that any such businesses can or will be profitably operated.

         16.      No public market.
                  -----------------
                  Prior to this Offering, there has been no public trading market for the Company's securities. Although the Company has applied to have the Common Stock, Units and Warrants included in The Nasdaq SmallCap Market, there can be no assurance that an active market in any of such securities will develop or, if such a market develops, that it will be sustained.

         17.      Arbitrary offering price and terms.
                  -----------------------------------
                  The composition and price of the Units and the terms of the Warrants offered hereby have been determined by negotiations between the Company and the Underwriter, and do not necessarily bear any relation to the results of the Company's operations or its financial condition or any other indicia of value.

         18.      Possible restrictions on market-making activities in Company's
                  --------------------------------------------------------------
                  securities.
                  -----------
                  The Underwriter has advised the Company that it intends to make a market in the Company's securities. Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation, activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation

         As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Security Holders' securities may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter is engaged in a distribution of the Selling Security Holders' securities, it will not be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Selling Security Holders" and "Underwriting."

         19.      Possible delisting from The Nasdaq System and market
                  ----------------------------------------------------
                  illiquidity.
                  ------------
                  In order for the Common Stock, Units and Warrants to be included in The Nasdaq SmallCap Market, the Company must, after giving effect to the completion of this Offering, have a net worth of at least $2 million and total assets of at least $4 million. The Company expects that it will meet the listing requirements for The Nasdaq SmallCap Market upon completion of this Offering and that the Company's Common Stock, Warrants and Units will be initially included in The Nasdaq SmallCap Market. If the Company is unable to satisfy Nasdaq's requirements for continued listing, the Common Stock, Warrants and Units may be delisted from The Nasdaq SmallCap Market. In such event, trading,  if any,  in such  securities  would  thereafter  be  conducted  in the
over-the-counter   market  in  the  so-called  "pink  sheets"  or  the  Nasdaq's
"Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

         A significant number of the Units may be sold to customers of the Underwriter. Such customers may subsequently engage in the sale or purchase of the securities through or with the Underwriter. Although they have no obligation to do so, the Underwriter may become market makers and otherwise effect transactions in securities of the Company, and, if they participate in such market, may be dominating influences in the trading of the securities. The prices and the liquidity of the securities may be significantly affected by the degree, if any, of the participation of the Underwriter in such market, should a market arise.

         20.      Risks of low-priced stocks; penny stock regulations.
                  ----------------------------------------------------
                  If the Company's securities were delisted from The Nasdaq SmallCap Market (See "Risk Factors -- 19. Possible delisting of securities from The Nasdaq System and market illiquidity") they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of the Common Stock or Warrants acquired pursuant to this Prospectus in the secondary market.

         The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock, Units and Warrants if the Common Stock is listed on The Nasdaq SmallCap Market and has certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. If the Company's Common Stock or Warrants were subject to the rules on penny stocks, the market liquidity for the Common Stock or Warrants could be severely adversely affected.

         21.      Potential adverse effect of redemption of Warrants.
                  ---------------------------------------------------
                  Commencing one year from the date of this Prospectus, with the consent of the Underwriter, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not more than 60 nor less than 30 days' notice if the closing price of the Common Stock is at least $9.00, subject to adjustment, during the 20 consecutive trading days ending within ten days of the date of the Warrants are called for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company will not call the Warrants for redemption except pursuant to a currently effective prospectus and registration statement. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

         22.      Current prospectus and state registration required to exercise
                  --------------------------------------------------------------
                  Warrants.
                  ---------
                  Holders of the Warrants will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, and may not call the Warrants for redemption unless there is a current and effective registration statement covering the issuance of the Common Stock upon exercise of the Warrants, there can be no assurance that the Company will be able to do so. Pursuant to Section 10(a)(3) of the Securities Act, this Prospectus, unless amended or supplemented in accordance with the rules and regulations of the Commission pursuant to the Securities Act, may not be used by the Company in connection with the exercise of any Warrants subsequent to nine months from the date of this Prospectus. Prior to the expiration of nine months from the date of this Prospectus, it may be necessary to amend or supplement this Prospectus under certain conditions, in which event the Warrants could not be exercised prior to the date of the amended Prospectus or supplement. Unless there is an effective and current registration statement covering the issuance of the Common Stock upon exercise of the Warrants, the Company will not accept payment for, or issue Common Stock with respect to, the exercise of any Warrants, and any payments made by a Warrant holder will be refunded by the Company. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of Warrants reside. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

         The Company has registered or qualified the Warrants for sale in a limited number of states. The Underwriter anticipates that it will be permitted to sell the Units in the following states: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Kansas, Louisiana, Maryland, Michigan, New York, Rhode Island and Utah. There is no assurance that, at the time a holder of Warrants desires to exercise the Warrants, that such holder will reside in a state in which the underlying Common Stock may be issued, even if the Underwriter is able to sell the Units in such states. Although the Company is not aware of any states which prohibit the registration or qualification of securities of the type offered by the Company and anticipates that it will qualify for available after-market exemptions in a majority of states within several months after the completion of the Offering, there can be no assurance that an exception permitting the exercise of the Warrants will be available in any jurisdiction other than those in states which the Common Stock and Warrants were initially registered or are exempt from registration at the time a holder seeks to exercise Warrants.

         23.      No Common Stock dividends anticipated.
                  --------------------------------------
                  The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company is required to pay annual dividends of $1,600 per annum, commencing March 1, 1994, with respect to the Series A Preferred Stock and of $5,760 per annum, commencing March 1, 1994, with respect to the Series B Preferred Stock, which may be paid in cash or in shares of Common Stock. The Company did not pay the dividends due March 1, 1994, 1995 or 1996. As of the date of this Prospectus, the aggregate dividend arrearages were approximately $22,000. The Series B Preferred Stock is to be redeemed from the proceeds of this Offering, and payment of accrued dividends is being waived. Dividends on the 1,210 shares of Series D Preferred Stock are payable at the annual rate of $72,600 in equal semi-annual installments commencing with the first April 1 or October 1 following the closing of this Offering. Dividends on the Series D Preferred Stock may be paid either in cash or in shares of Common Stock.

         24.      Dilution.
                  ---------
                  A purchaser of Common Stock in this Offering will experience immediate and substantial dilution of $3.91, or 97.8%, from the initial public offering price of the Common Stock issued pursuant to this Prospectus of $4.00 per share (assuming no value is allocated to the Warrant included in the Units). See "Dilution."

         25.      Shares eligible for future sale.
                  --------------------------------
                  All of the presently issued and outstanding shares of Common Stock and preferred stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. If a public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. Of the 4,136,253 presently outstanding shares of Common Stock, 896,994 shares of Common Stock, together with the 63,936 shares of Common Stock issuable upon conversion of the Series A and B Preferred Stock, will become eligible for sale pursuant to Rule 144 commencing 90 days after the effective date of the registration statement of which this Prospectus forms a part. The remaining shares of Common Stock will become eligible for sale pursuant to Rule 144 in September 1997 as to 1,755,000 shares held by SISC, in December 1997 to February 1998 as to the remaining 1,484,259 shares, of which 1,012,500 shares are owned by Holdings. The holders of substantially all of the outstanding Common Stock have agreed that they will not sell their shares for two years from the date of this Prospectus without the prior approval of the Underwriter.

         26.      Shares issuable pursuant to warrants, options and Preferred
                  -----------------------------------------------------------
                  Stock; registration rights.
                  ---------------------------
                  The Company may issue stock grants or options to purchase up to an aggregate 511,000 shares of Common Stock pursuant to its 1993 Long-Term Incentive Plan, of which 487,256 shares are subject to outstanding options. The Company has issued Outstanding Warrants to purchase 1,677,500 shares of Common Stock at an exercise price of $2.00 per share and 1,895,625 shares of Common
Stock at an exercise price of $5.00 per share, in each case commencing six months after the date of this Prospectus or earlier with the consent of the Company and the Underwriter. During the term of such options and warrants, the holders will have the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of the Common Stock. The Company has provided certain piggyback registration rights to the holders of options to purchase 151,920 shares of Common Stock granted by SISC in connection with the acquisition of CSM. However, the holders of such stock and Outstanding Warrants have agreed not to sell the Common Stock issuable upon such conversion or exercise for two years from the date of this Prospectus without the prior approval of the Underwriter. The holders of Outstanding Warrants have demand and piggyback registration rights commencing two years from the date of this Prospectus or earlier with the consent of the Underwriter. The Company will bear the cost of preparing such registration statements but will not receive any proceeds from the sale of shares of Common Stock pursuant thereto other than payment of the exercise price with respect to the warrants issued by the Company. The existence of these registration rights, as well as the sale of shares of Common Stock pursuant to registration statements which the Company may be required to prepare, may have a depressive effect on the price of the Common Stock in the open market. In addition, the existence of such warrants and options and the registration rights referred to above may adversely affect the terms on which the Company can obtain additional equity financing. The holders of warrants are likely to exercise them at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the warrants.

         27.      Potential adverse impact of Preferred Stock on rights of
                  --------------------------------------------------------
                  holders of Common Stock.
                  ------------------------
                  The Company's certificate of incorporation authorizes the issuance of so-called "blank check" preferred stock with the board of directors having the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. The Preferred Stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control of the Company. The possible impact on takeover attempts could adversely affect the price of the Company Stock. Although the Company has no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, the Company may issue such shares in the future.

         28.      Inexperience of the Underwriter.
                  --------------------------------
                  The Underwriter has been actively engaged in the securities brokerage and investment banking business since 1994. However, the Underwriter has engaged in only limited underwriting activities, and this Offering is only the third public offering in which the Underwriter has acted as the sole or managing underwriter. There can be no assurance that the Underwriter's limited experience as an underwriter of public offerings will not adversely affect the offering of the Units, the subsequent development of a trading market, if any, or the market for and liquidity of the Company's securities. Accordingly, purchasers of the Units offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.

                                    DILUTION

         The net tangible book value of the Company's Common Stock at March 31, 1996 was approximately $(.73) per share. All share and per share information included in this Prospectus has been restated to reflect a 2,000-for-one Common Stock recapitalization effective August 1993, a .576-for-one reverse split effective in October 1993 and a three-for-four reverse split effective in February 1996. Net tangible book value represents the amount of the Company's tangible assets reduced by the amount of its liabilities and the liquidation preference of the Series A, B and D Preferred Stock. Without taking into effect any change in net tangible book value of the Company after March 31, 1996, other than as a result of (i) the sale of the 562,500 Units offered pursuant to this Prospectus (at a per share price of $4.00, with no value ascribed to the Warrant included in the Unit) after deducting fees and other estimated expenses of the Offering, (ii) the issuance of 250,000 Units to the holders of the January 1996 Interim Notes and 25,000 shares of Common Stock to the Company's asset-based lender for no cash consideration and (iii) the redemption of the Series B Preferred Stock, the Company's net tangible book value as of March 31, 1996 would have been approximately $.09 per share. This amount represents an immediate increase in net tangible book value per share of approximately $.82 to the present stockholders and an immediate dilution (the difference between the offering price of the shares and the net tangible book value per share after the Offering) per share of approximately $3.91 to the purchasers of the Common Stock.

         The  following  table  illustrates  the dilution of one share of Common
          Stock as of March 31, 1996:

Public offering price per share of Common Stock                           $4.00
Net tangible book value per share at March 31, 1996           $(.73)
Increase per share attributable to sale of the Units
               offered hereby                                   .82
                                                              -----
Pro forma net tangible book value per share after Offering                  .09
                                                                          -----
Dilution to public investors                                              $3.91*
                                                                          =====

* If the Underwriter exercises the over-allotment option in full, the pro forma net tangible book value would be $.18 per share of Common Stock, resulting in an increase in the net tangible book value per share of $.89 and dilution to the public investors of $3.82 per share.

         The following tables summarize, as of March 31, 1996, (a) the number of shares of Common Stock purchased from the Company, the total cash consideration and the average price per share paid to the Company for the Common Stock outstanding prior to this Offering, (b) the issuance of 500,000 shares of Common Stock included in the 250,000 Units to be issued to the Selling Stockholders, who are the holders of the January 1996 Interim Notes for no cash consideration, and (c) the number of shares and consideration to be paid by the public investors for the 1,125,000 shares of Common Stock included in the 562,500 Units to be sold in this Offering:
                                               Total       Percent
                          Shares of   Percent  Cash        of Total   Average
                          Common      of       Consid-     Consid-    Price
                          Stock       Total    eration     eration    Per
                          Purchased   Shares   Paid        Paid       Share
                          ---------   ------   ----------  --------   -------
Existing Stockholders(1)  4,136,253    71.8%   $1,418,000   24.0%      $ .34
                                                                       =====
Selling Stockholders(2)     500,000     8.7           -0-    0.0       $ .00
                                                                       =====
Public Investors          1,125,000    19.5     4,500,000   76.0       $4.00
                          ---------   ------   ----------  ------      =====
Total                     5,761,253   100.0%   $5,918,000  100.0%
                          =========   ======   ==========  ======


(1) For purposes of this table, no value is given to (a) the consideration received for shares of Common Stock issued for services rendered at the time of the Company's organization, (b) the consideration received in respect of the guarantee of the Company's obligations under the December 1994 Interim Notes or (c) the shares of Consolidated common stock issued in connection with the acquisition of CSM or in connection with the December 1994 Interim Notes.

(2) Represents shares of Common Stock being issued to the Selling Stockholders, who are the holders of the January 1996 Interim Notes, pursuant to the Registration Statement of which this Prospectus forms a part. See "Interim Financings" and "Selling Security Holders."

                                 USE OF PROCEEDS

         Pursuant to employment, consulting and other agreements with officers and other related parties, the total annualized defined payments to such persons would range from $1.2 million to $1.6 million, of which $50,000 is to be paid from the proceeds of this Offering. A discussion of these obligations is set forth after the footnotes to the Use of Proceeds table. To the extent that the Company does not generate cash flow from operations sufficient to enable it to make such payments from cash flow, a portion of the proceeds of this Offering allocated to working capital may be used for such purposes.

         The Company intends to utilize the net proceeds from the sale of the Units issued pursuant to this Prospectus, estimated at approximately $3.5 million (assuming the Underwriter's over-allotment option is not exercised), substantially as follows:

         (a) Approximately $870,000 (24.7% of the net proceeds) to pay principal and interest on the Interim Notes, December 1994 Interim Notes and January 1996 Interim Notes held by unrelated parties, of which notes in the principal amount of $133,000 plus interest and an extension payment are guaranteed by an affiliate of the Company.(1)

         (b) Approximately $270,000 (7.7%) to pay ACT for loans made to the Company.(2)

         (c) Approximately $96,000 (2.7%) to redeem the Series B Preferred Stock.(3)

         (d) $50,000 (1.4%) to SMI on account of fees due to SMI in connection with the purchase of the SATC Software and the IBN agreement.(4)

         (e) The balance of approximately $2.2 million (63.5%) for working capital and other corporate purposes, including the elimination of the Company's working capital deficiency, marketing and product development and the possible acquisition of one or more businesses, product lines or software products in the computer network and related business and the payment of a $25,000 fee to the Company's asset-based lender and accrued dividends on the Series A Preferred Stock which were approximately $5,500 as of March 31, 1996.(5)

(1) Interim Notes in the principal amount of $216,000 were due in October and November 1993. The Company has paid an Interim Note in the amount of $27,000, and SISC has purchased an Interim Note in the principal amount of $54,000. December 1994 Interim Notes in the principal amount of $200,000 were issued in December 1994, of which $67,000 has been paid. The Company is in default with respect to the remaining $133,000 principal amount of December 1994 Interim Notes and $135,000 principal amount of Interim Notes. In addition, the Company owes a $12,500 extension payment with respect to the December 1994 Interim Notes. January 1996 Interim Notes in the principal amount of $500,000 were issued in January 1996. The proceeds from these notes were used to make the initial $325,000 payment pursuant to the agreement to acquire the SATC Software and for working capital and other corporate purposes, including expenses relating to this Offering. See "Certain Transactions" and "Interim Financings."

(2) This money represents demand loans made by ACT for working capital. The loans bear interest at 10% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions." Although ACT is independent of the Company, because Mr. John Phillips is a director of both companies, it may be deemed an affiliate of the Company.

(3) See "Description of Securities -- Series B Preferred Stock." Three stockholders -- Holdings, which holds 40 shares, Mr. E. Gerald Kay, a director, and one other stockholder, each of whom holds 20 shares, of Series B Preferred Stock -- have the right to demand redemption of the Series B Preferred Stock following the completion of this Offering. The holders of the Series B Preferred Stock have advised the Company that they intend to demand redemption. The Company will pay $96,000 from the proceeds of this Offering to redeem the Series B Preferred Stock, and the unpaid dividends will be waived. Holdings and Mr. Kay may be deemed affiliates of the Company.

(4) The balance of the $250,000 fee is payable from the proceeds of the over-allotment option, if exercised, or from cash flow, and is due in any event 13 months from the date of this Prospectus. See "Certain Transactions." Because Mr. Storm Morgan, a director of the Company, is the sole stockholder, a director and officer of SMI, SMI may be deemed an affiliate of the Company.

(5) To the extent that the principal amount of the Company's obligations to its asset-based lender at the time of the closing of this Offering exceed $750,000, a portion of the proceeds allocated to working capital may be used to reduce the principal amount of such borrowings to $750,000. At August 8, 1996, the outstanding balance due the asset-based lender was $958,000.

         The Company has employment agreements with five executive officers of the Company and CSM, pursuant to which it is paying base salaries during 1996 at the aggregate annual rate of $442,500. In addition, the Company is paying its president at the annual rate of $52,000, and it has an agreement with Trinity pursuant to which the Company will pay Trinity $180,000 per year during the three-year period commencing on first day of the month in which the Company receives the proceeds from this Offering. The aggregate annual payments under such agreements and arrangements at the present rates of compensation are $674,000. The Company's proposed agreement with SMI requires monthly payments of $25,000 to $59,000 per month, for which SMI will provide the services Mr. Morgan from time to time on an as-needed basis and up to four other persons to serve in management-level or other key positions for the Company on a full-time basis. The agreement continues until December 31, 2000. If the monthly payments to SMI are included, the total compensation payable to such persons at the present annual rate ranges from $974,000 (based on $25,000 per month payable to SMI) to $1.4 million (based on monthly payment of $59,000 to SMI), in addition to 6% of the Company's revenue from smart card and related services which are payable to SMI. To the extent that the Company does not generate sufficient cash flow from its operations, a portion of the proceeds of this Offering may be used for such purposes. Furthermore, if the fee payable to SMI in connection with the Company's agreement with IBN is included, the total annualized defined payments to such persons would range from $1.2 million to $1.6 million, of which $50,000 is payable from the proceeds of this Offering, and a portion of the proceeds of this Offering allocated to working capital may be used to pay the balance of such $250,000 fee in the event that the over-allotment option is not exercised and the Company does not generate sufficient cash flow to provide it with the funds to make such payment, which is due not later than 13 months from the date of this Prospectus. See "Certain Transactions."

         The foregoing represents the Company's best estimate of its allocation of the proceeds of this Offering based upon the present state of its business, operations and plans, current business conditions and the Company's evaluation of the market for the CarteSmart System and health information system and services as well its estimate of the time and effort required to develop new products, including enhancements for the SATC Software. Management will have broad discretion to determine the use of a substantial portion of the proceeds of this Offering, and conditions may develop which could cause management to reallocate proceeds from the categories listed above, including difficulties encountered in developing and implementing its proposed expanded marketing program, problems in the operation of the CarteSmart System, other problems encountered in the Company's business and changes in government policy, none of which can be predicted with any degree of certainty. Furthermore, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by new businesses, as well as changes in the economic climate and changes or anticipated changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Furthermore, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may use the proceeds from this Offering to engage in other unrelated businesses, although it has no such intention at this time.

         The Company believes that the net proceeds from this Offering will be sufficient to satisfy the Company's cash requirements for at least twelve months following the date of this Prospectus. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction or cessation of operations by the Company.

         The Company may use a portion of the proceeds of this Offering in connection with joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreement, which management deems necessary or desirable in connection with the development of the Company's business and related activities. Although the Company has engaged in negotiations and is performing a due diligence investigation with respect to such a transaction, it has not entered into any letters of intent or agreements with respect to any such arrangements or transactions. See "Business -- Potential Business Agreements."

         In the event that the Underwriter exercises its over-allotment option, a portion of the proceeds from such exercise is expected to be used to make a payment on the Company's $750,000 note to SISC and the fee due to SMI.

         Pending the application of the funds as described above, said funds will be invested in short-term interest-bearing deposits and securities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted to reflect (i) the sale of the 562,500 Units offered hereby, (ii) the issuance of 250,000 Units to the holders of the January 1996 Interim Notes and 25,000 shares to the Company's asset-based lender, and
(iii) the application of a portion of the proceeds from this Offering to pay short-term debt and redeem the Series B Preferred Stock.

                                                          March 31, 1996
                                                  ------------------------------
                                                     Actual        As Adjusted
                                                  -------------   --------------
Short-term debt:
  Demand loans from related party(1)                $  232,000               --
  Note payable -- asset-based lender(2)                972,000       $  750,000
  Interim financing notes(3)                           768,000               --
  Bank loan and cash overdraft payable(4)              136,000          136,000
  Capital lease obligations -- current maturities(5)   168,000          168,000
                                                    ----------       ----------
                                                    $2,276,000       $1,054,000
                                                    ==========       ==========

Long-term debt:
  10% Note to related party(6)                      $  750,000       $  750,000
  Capital lease obligations -- long-term portion(5)     29,000           29,000
                                                    ----------       ----------
                                                       779,000          779,000
Redeemable Preferred Stock:
  80  shares are issued, outstanding and
  designated as Series B 6% Redeemable Preferred
  Stock, with certain optional and mandatory
  redemption rights(7)                                  96,000               --
                                                    ----------         --------
Stockholders' equity:
  Preferred Stock, par value $.01 per share, 3,000,000 shares authorized, of which:

    400 shares are issued, outstanding and
    designated as Series A 4% Convertible
    Redeemable Preferred Stock, with certain
    optional redemption rights(8)                           --               --

    3,000 shares authorized and 1,210 shares issued,
    outstanding and designated as Series D 6%
    Redeemable Cumulative Preferred Stock, with
    certain optional redemption rights(9)                   --               --

  Additional paid-in capital -- Preferred Stock      1,250,000        1,250,000

  Common Stock, par value $.01 per share,
  15,000,000 shares authorized, 4,136,253 shares
  issued and outstanding and 5,786,253 outstanding
  as adjusted(10)                                       41,000           58,000

  Additional paid-in capital -- Common Stock(11)     4,268,000        9,456,000

  Accumulated deficit(11)                           (5,071,000)      (6,751,000)
                                                    -----------      -----------
Stockholders' equity                                   488,000        4,013,000
                                                    ----------       ----------
Total capitalization                                $1,363,000       $4,792,000
                                                    ==========       ==========

(1) Represents demand loans made by ACT to the Company. See "Use of Proceeds," "Certain Transactions" and Note 5 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

(2) Represents secured notes due to an asset-based lender, which are guaranteed by officers of the Company. The amount outstanding on August 8, 1996 was $958,000. See Note 6 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

(3) See "Interim Financings" and Note 6 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements. The amount outstanding reflects Interim Notes of $135,000 and December 1994 Interim Notes of $133,000. In addition, the Company owes a $12,500 extension fee to the holders of the December 1994 Interim Notes.

(4) Represents the balance due on a secured bank loan incurred by Old CSM prior to the acquisition of CSM. The loan is treated as a demand loan and bears interest at prime plus 1 1/2%. The note has been paid. See
         Note 6 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

(5) See Note 9 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

(6) This note to SISC is due in January 1997, but is payable from the proceeds of the Company's initial public offering. SISC has agreed (a) to extend the stated maturity date to April 1, 1997 and (b) not to require any payment unless the over-allotment option is exercised. See "Use of Proceeds," "Certain Transactions" and Note 5 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

(7) Represents a series of Preferred Stock which have mandatory redemption provisions or are redeemable on demand by the holder. The amount shown represents the liquidation preference. See "Description of Securities -- Series B Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series B Preferred Stock, including the right to demand redemption following completion of this Offering.

(8) The liquidation preference of the Series A Preferred Stock is $100 per share, or an aggregate of $40,000. The redemption price is $1,000 per share, or an aggregate of $400,000. See "Description of Securities -- Series A Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series A Preferred Stock.

(9) The liquidation preference of the Series D Preferred Stock is $1 per share. The redemption price is $1,000 per share, or an aggregate of $1,210,000.

(10) Does not include an aggregate of 3,753,687 shares of Common Stock reserved as follows: (a) 3,573,125 shares issuable upon exercise of the Outstanding Warrants, (b) 511,000 shares issuable upon the grant of options, rights or other equity-based incentives provided pursuant to the Company's 1993 Long-Term Incentive Plan, (c) 43,200 shares issuable upon conversion of the outstanding shares of Series A Preferred Stock,
         (d) 20,737 shares issuable upon conversion of the outstanding shares of Series B Preferred Stock, and (e) 25,000 shares issuable to the Company's asset-based lender. In addition, there are reserved (i) 562,500 shares issuable upon exercise of the Warrants included in the Units offered by this Prospectus, (ii) 253,125 shares of Common Stock for issuance upon exercise of the Underwriter's over-allotment option and upon exercise of Warrants issuable upon exercise of such over-allotment option, (iii) 168,750 shares of Common Stock for issuance upon exercise of the Underwriter's Options and exercise of Warrants issuable upon exercise of the Underwriter's Options. See "Certain Transactions," "Description of Securities" and "Underwriting."

(11) Reflects (a) an increase of $1,680,000 in additional paid-in capital and (b) an increase of $1,680,000 in accumulated deficit arising from the issuance of 250,000 Units to the Selling Stockholders and 25,000 shares to the Company's asset-based lender and the incurrence by the Company of financing costs of $1,680,000.

         See "Business -- Property" and Notes 9 and 11 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements for information concerning the Company's long-term lease obligations.

                           NETSMART TECHNOLOGIES, INC.
                             SELECTED FINANCIAL DATA

                    (In thousands, except per share amounts)

         Set forth below is selected financial data with respect to the Company for the three months ended March 31, 1996 and 1995, the years ended December 31, 1995, 1994 and 1993 and the period from inception (September 9, 1992) to December 31, 1992. The selected financial data has been derived from the financial statements which appear elsewhere in this Prospectus. The report of the Company's independent accountants includes an explanatory paragraph stating that there is substantial doubt as to the ability of the Company to continue as a going concern. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data:

                           Three Months Ended March 31,     Year Ended December 31,      September 9, 1992
                           ----------------------------     ------------------------     (Inception) to
                               1996            1995         1995      1994      1993     December 31, 1992
                               ----            ----         ----      ----      ----     -----------------
Revenue                      $2,560          $1,427       $7,382    $2,924      $ 57                $  --
Net (loss)                   (1,999)           (558)      (2,850)   (1,751)     (433)                (113)
Pro forma adjustments
 to expenses(1)                  45                          684
Pro forma net (loss)         (2,044)                      (3,534)
Pro forma (loss) per
 share of Common Stock         (.42)                        (.73)
Weighted average
 number of shares
 outstanding                  4,822           4,822        4,822     4,822     4,763                4,763


Balance Sheet Data:

                                                                                 December 31,
                                                          ---------------------------------------------------
                                   March 31, 1996             1995                  1994                 1993
                                   --------------             ----                  ----                 ----
Working capital (deficiency)             $(3,162)          $(2,562)             $(4,037)                $(938)
Total assets                               7,999             6,390                7,193                   585
Total liabilities                          7,416             5,887                6,342                   938
Redeemable Preferred Stock                    96                96                   96                    96
Accumulated deficit                       (5,071)           (5,147)              (2,297)                 (546)
Stockholders' equity (deficiency)            488               407                  755                  (449)

(1) Reflects the effect on a pro forma basis for the three months ended March 31, 1996 and the year ended December 31, 1995 if certain additional compensation payable after completion of this Offering were in effect for such periods. See Notes 11 and 14 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

                           NETSMART TECHNOLOGIES, INC.
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION


Results of Operations


Three Months Ended March 31, 1996 and 1995


         The Company's revenue for the three months ended March 31, 1996 (the "March 1996 period") was $2.6 million, an increase of $1.1 million, or 79%, from the revenue for the three months ended March 31, 1995 (the "March 1995 period"), which was $1.4 million. Approximately $933,000 of the increase in revenue reflects revenue generated pursuant to the Company's agreement with IBN. IBN represented the Company's most significant customer for the March 1996 period, accounting for approximately 36.4% of revenue for the quarter. Furthermore, through March 31, 1996, IBN has generated revenue of $1.4 million, or approximately 89.8% of the Company's total revenue from SmartCard Systems during the March 1996 period and the year ended December 31, 1995, on a combined basis. The revenue generated to date includes approximately $200,000 of the guaranteed royalties. As of March 31, 1996, the contract was more than 75% completed. Following completion of the contract, the Company anticipates that it will continue to receive royalty and maintenance revenue from IBN. In addition, the Company is continuing to provide professional services to IBN, although revenues from such services will decline from the level in the March 1996 period. The Company intends to expand its marketing effort for its CarteSmart System; however, at March 31, 1996, the Company did not have any significant contracts for the CarteSmart System.

         Revenue from the  Company's  health  information  systems  continued to represent the Company's principal source of revenue during the March 1996 period, accounting for $1.6 million, or 63.2% of revenue. However, as a result of the increase of revenue from SmartCard Systems, principally from IBN, revenue from health information systems and services declined as a percentage of total revenue. Except for revenue from the IBN contract, the largest components of revenue for the March 1996 period were data center (service bureau) revenue and turnkey systems, which increased to $481,000 and $410,000, respectively, in the March 1996 period from $420,000 and $387,000, respectively, in the March 1995 period, reflecting increases of 14.5% and 6.1%, respectively. Maintenance revenue increased to $289,000 in the March 1996 period from $252,000 in the March 1995 period, a 14.6% increase. Revenue from third party hardware and software decreased to $268,000 from $301,000 in the March 1995 period, a decrease of 11.0%. Sales of third party hardware and software are made only in connection with sales of turnkey systems. License revenues increased to $168,000 in the March 1996 period from $53,000 in the March 1995 period. The license revenue reflects the sale of three systems in the March 1996 period as contrasted with two systems in the March 1995 period. License revenue is generated as part of a sale of a turnkey system pursuant to a contract or purchase order that includes the development of a turnkey system and maintenance. The Company believes that the increase in installations at March 31, 1996 from the prior year should enable the Company to increase the maintenance revenue in future periods.

         Although revenue from contracts from government agencies represented 30% of revenue for the three months ended March 31, 1996, a decrease from the 54% for the year ended December 31, 1996, the Company believes that such contracts will continue to represent an important part of its business, particularly its health information systems business. During the three months ended March 31, 1996, contracts from government agencies accounted for approximately 47% of its revenue from health information systems. The ability of the Company to generate revenue from both CarteSmart Systems and from its government contracts will continue to have a material effect upon its ability to be profitable. The Company believes that its CarteSmart System could be a source of additional revenue from existing customers, including government agencies and entitlement programs. However, no assurance can be given as to the ability of the Company to generate revenue at a level above its expenses, in particular the expenses due to related parties as discussed in "Use of Proceeds" and "Certain Transactions."

         Gross profit increased to $662,000 in the March 1996 period from $317,000 in the March 1995 period, a 109% increase, which reflected an increase in the gross margin to 25.8% in the March 1996 period from 22.2% in the March 1995 period. The improved margin reflects the inclusion of CarteSmart revenue, on which the Company realized a higher margin than on its health information systems and services. In addition, the sale of third party hardware and software generally reflects a lower gross margin than the Company's other products and services. Accordingly, the increased proportion of higher margin revenue from sales of the CarteSmart System as compared with lower margin sales of third party hardware and software had a positive effect upon the Company's overall gross margin. The gross profit for the March 1996 period benefitted from the gross margin for maintenance services. During the March 1996 period, the gross profit from maintenance services increased to $145,000 from $60,000 in the March 1995 period, reflecting an increase in the gross margin from such services to 50.1%
for the March 1996 period from 23.8% for the March 1995 period. The increase in margin resulted from increased services performed on a time and materials basis. Such services generate increased revenue with marginal increases in cost of revenue.

         Selling, general and administrative expenses were $455,000 for the March 1996 period, a decrease of 23.3% from $593,000 for the March 1995 period. The decline reflected a reduction in executive compensation and a reduction in staff. A significant portion of the Company's payments to SMI at the rate of $59,000 per month were related to the IBN agreement and, accordingly, were included in cost of revenue. Amortization of customer lists was $78,000 in the March 1996 period, compared with $48,000 in the March 1995 period. At December 31, 1995, the Company changed the amortization of customer lists from 20 years to twelve years. The Company believes that the change in the life of the customer list reflects frequent changes which have occurred in the software industry and are likely to occur in the future and which may affect the cash flow to be generated by the customer lists purchased in connection with the acquisition of CSM. In particular, the change in the period of amortization reflected changes in technology which became important in the health care industry subsequent to the acquisition of CSM in June 1994. The development of Windows-based applications, particularly Windows 95, which had not been developed at the time of the acquisition, together with the possibility of other changes in the software and communications industry, represented developments that the Company felt required a change in the amortization period to twelve years.

         During the March 1996 period, the Company incurred noncash compensation charges of $2.1 million arising out of the issuance by the Company of Outstanding Warrants having exercise prices which were less than the market value of the Common Stock at the date of approval by the board of directors. See
Note 5 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements. The Company believes that the principal reason for the loss for the March 1996 period was such $2.1 million compensation expense. Absent such charge, the Company would have generated net income of $76,000 for the period.

         During the March 1996 period, the Company did not incur any research and development expenses, since the personnel who had been engaged in such activities were reassigned to work on the IBN contract, and, as a result, their salaries and related expenses were included as cost of revenue. During the March 1995 period, the Company incurred research and development expenses of $156,000.

         Interest expense was $126,000 in the March 1996 period, an increase of $56,000, or 80.0%, from the interest expense for the March 1995 period. The increased interest reflects higher borrowing levels pursuant to the Company's agreement with its asset-based lender. The most significant component of the interest on an ongoing basis is the interest payable to the Company's asset-based lender, on which it pays interest equal to the greater of 18% per annum or prime plus 8% plus a fee of 1% of the face amount of the invoice. The debt restructure whereby at September 30, 1995, SISC exchanged more than $2 million in debt for shares of Series D Preferred Stock and the subsequent exchange by SISC of a portion of such preferred stock for Common Stock will have the effect of reducing the interest payable by the Company, which reduction will be offset to some extent by dividends payable to SISC with respect to the Series D Preferred Stock. However, the $72,600 annual dividends payable on the 1,210 shares of Series D Preferred Stock will be significantly less than the interest paid on the debt. Furthermore, the Company believes that upon completion of this Offering, it may be able to reduce outstanding debt, and it will seek to obtain better financing terms than were available to it prior to the Offering, although no assurance can be given that the Company will be able to negotiate more favorable financing terms.

         As a result of the foregoing factors, the Company incurred a net loss of $2.0 million, or $.41 per share, for the March 1996 period, as compared with a loss of $558,000, or $.12 per share, for the March 1995 period. If certain additional compensation expenses had been incurred during the March 1996 period, the pro forma net loss would have been $2.0 million, or $.42 per share. See Notes 11 and 14 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

         The Company is addressing its continuing losses through the development and implementation of an integrated marketing plan for both its CarteSmart System and health information systems and services and the development of enhancements to its health information systems and the development and implementation of a marketing plan directed at the financial services industry and educational institutions. The Company has obtained its initial contracts for its products in both areas with its agreements with IBN (financial services) and VCU (educational institutions). Furthermore, it believes that the acquisition, through a joint venture corporation, of the SATC Software, and the further development of such software will provide it with a significant product for the financial services industry. However, notwithstanding the Company's product development and marketing efforts, losses may continue, and no assurance can be given that the Company will be successful in these efforts.

         Pursuant to the subscription agreements by which the Selling Stockholders purchased the January 1996 Interim Notes, the Company is issuing to the Selling Stockholders an aggregate of 250,000 Units. In addition, the Company is to issue 25,000 shares of Common Stock as a fee to its asset-based lender. As a result of these issuances, the Company will incur at the time of such issuances, which will be on or about the closing of this Offering, financing costs of $1.6 million and $80,000, respectively, which reflect the value of such securities and which will have a material impact upon the results of the Company's operations for 1996.

         The Company is aware of a recently announced joint venture involving Visa, MasterCard and certain major banks with respect to smart cards. See "Business -- Competition." The Company believes that such venture is a pilot program which is to demonstrate the capability of smart card technology, and that, if successful, will result in increased competition in the financial services industry as more companies seek to take advantage of smart card technology. Although the Company is marketing its CarteSmart System to the financial services market, except for the agreement with IBN, the Company does not have any orders from companies in such market. However, no assurance can be given as to the ability of the Company to market its products and services to such market.


Years Ended December 31, 1995 and 1994


         The results of the Company's operations for the year ended December 31, 1995 are not comparable with the results of operations for 1994 since the acquisition of CSM was effective July 1, 1994, and the results of operations for 1994 include the CSM business only from such date.

         The Company's revenue for 1995 was $7.4 million, representing an increase of 152% from the revenue of the Company for 1994 of $2.9 million. The increase reflected the inclusion of CSM's operations for only the last six months of the year. Revenue from health information systems and services accounted for $6.8 million, or 91.5% of total revenue for 1995 and more than 99% of pro forma combined revenue of the Company and CSM for 1994. CarteSmart Systems revenue accounted for the balance of the revenue for the periods. In 1994, the Company generated CarteSmart Systems revenue of $90,000 from the pilot project in San Diego County. In 1995, revenue from CarteSmart technology was $631,000.

         The largest component of revenue for 1995 was $2.0 million from the sale of third party hardware and software, as compared with $519,000 for 1994. Such revenue represented 26.7% and 17.7% of revenue for 1995 and 1994, respectively. A significant portion of revenue in 1995 represented the sale of hardware ($842,000) and software and related services ($524,000) pursuant to a purchase order from the State of Colorado for its Department of Human Services. Revenue from services related to turnkey systems and data center revenue accounted for $1.8 million and $1.7 million, or 24.1% and 23.6% of revenue, respectively, for 1995, as compared with $664,000 and $884,000, or 22.7% and 30.2% of revenue, respectively, for 1994. Maintenance revenue was $1.1 million and $500,000 in 1995 and 1994, respectively, representing 14.9% and 17.1% of revenue, respectively. The Company believes that the increase in installations at December 31, 1995 from the prior year should enable the Company to increase the maintenance revenue in future periods. Revenue from CarteSmart Systems increased to $631,000 in 1995, representing 8.6% of revenue, from $90,000 in 1994, representing 3.1% of revenue. The CarteSmart System revenue reflected revenue from IBN ($481,000), VCU ($118,000) and the San Diego pilot program ($31,000) in 1995 and the San Diego program ($90,000) in 1994. The overall increase in revenue reflects the inclusion of CarteSmart Systems revenue combined with the revenue from the Colorado agreement. As discussed under "Results of Operations -- Three Months Ended March 31, 1996 and 1995," the increased revenue from CarteSmart Systems has a positive effect upon revenue in the March 1996 period.

         Both the increase in revenue and the change in revenue mix reflected increased revenue resulting from an enhanced marketing effort following the June 1994 acquisition of CSM. During the second half of 1994, the Company received significant purchase orders from the State of Colorado for its Department of Human Services and the State of Oklahoma. The Colorado order covered the purchase of the Company's health information system, including software, consulting services and hardware, at a total purchase price of approximately $1.2 million. Of the purchase price, approximately $700,000 represented the purchase price of the software and consulting services, and the balance represents the cost of the hardware. In July 1994, the Company received a purchase order from a state agency of the State of Oklahoma for a health information system which includes the graphical interface. The order called for the installation of the system in ten hospitals for a purchase price of approximately $430,000. The Company is continuing to market its health information systems to entitlement programs. It believes that the inclusion of the graphical and smart card functions, which were implemented during the second half of 1994 and the first half of 1995, will assist it in marketing its products to entitlement programs. It also believes that the successful pilot project for the smart card interface in San Diego provides the Company with an important tool in marketing this function to both new and existing clients. The Company is commencing a marketing effort for its CarteSmart System directed at the financial services industry and educational institutions. However, in the industries to which the Company is marketing its products, there is typically a long selling cycle, as a result of which the Company must continue to support its marketing effort for a significant period before any revenue is realized.

         Gross profit increased to $1.8 million in 1995 from $390,000 in 1994, an increase of 352%, which reflected an increase in the gross margin to 23.9% in 1995 from 13.3% in 1994. The increase in gross profit resulted from both the improved gross margin and the inclusion of twelve months of CSM operations in 1995 and six months of such operations in 1994. The improved margin reflects the significant increase in CarteSmart revenue, on which the Company realized a higher margin than on its health information systems and services. However, the amortization of capitalized software costs of $419,000 during 1995 is reflected as a cost of revenue, which offset the higher margin for the CarteSmart System. During

1995, the Company changed its CarteSmart System from a DOS-based system to a Windows-based system. The capitalized costs related to the DOS-based system. As a result, at December 31, 1995, the Company wrote off the unamortized software development costs, which increased cost of revenue. In addition, the Company expensed the development of the Windows-based system, which was charged to research and development. The gross profit for 1995 benefited from the gross margin for maintenance services. During 1995, the gross profit from maintenance services increased to $356,000 from $52,000 in 1994, reflecting an increase in the gross margin from such services to 32.4% for 1995 from 10.4% for 1994. The increase in margin resulted from increased services performed on a time and materials basis as well as a reduction in staff as the Company was able to perform the same services with a smaller staff.

         Selling, general and administrative expenses were $2.5 million and $1.5 million for 1995 and 1994, respectively, representing a 65.0% increase. In 1994, selling, general and administrative expenses included approximately $236,000 of compensation expense arising out of the issuance of Consolidated common stock to former officers of CSM and the grant by SISC to such persons of options to purchase shares of the Company's Common Stock which were owned by SISC. However, in 1995, selling, general and administrative expenses included a $200,000 increase in annualized expenses resulting from an increase in the marketing staff, a $100,000 increase in the level of compensation for the Company's and CSM's officers following the June 1994 acquisition of CSM, $150,000 in legal expenses, a portion of which related to the acquisition of CSM, and $313,000 of the amortization of customer lists resulting from the CSM acquisition. Commencing July 1, 1994, general and administrative expenses reflects the amortization of customer lists resulting from the CSM acquisition.

         Research and development was $699,000 and $367,000 for 1995 and 1994, respectively, representing a 90.4% increase. The increase reflects research and development for smart card and related products and the graphical interface for the Company's health information systems.

         During 1995, the Company incurred financing costs of $863,000, representing the write-off of deferred financing costs relating to a proposed initial public offering which had been scheduled for early 1995, but which had been cancelled. No such expenses were incurred in 1994.

         Interest expense was $554,000 and $260,000 for 1995 and 1994, reflecting a 113% increase. The increased interest reflects (i) financing costs of $208,000 reflecting interest and fees at higher borrowing levels pursuant to the Company's agreement with its asset-based lender and (ii) interest at 10% on an increased average level of borrowings from SISC. The most significant component of the interest on an ongoing basis is the interest payable to the Company's asset-based lender, on which it pays interest equal to the greater of 18% per annum or prime plus 8% plus a fee of 1% of the face amount of the invoice. The debt restructure whereby at September 30, 1995, SISC exchanged more than $2 million in debt for shares of Series D Preferred Stock and the subsequent exchange by SISC of a portion of such preferred stock for Common Stock will have the effect of reducing the interest payable by the Company, which reduction will be offset to some extent by dividends payable to SISC with respect to the Series D Preferred Stock. However, the $72,600 annual dividends payable on the 1,210 shares of Series D Preferred Stock will be significantly less than the interest paid on the debt. Furthermore, the Company believes that upon completion of this Offering, it may be able to reduce outstanding debt, and it will seek to obtain better financing terms than were available to it prior to the Offering, although no assurance can be given that the Company will be able to negotiate more favorable financing terms.

         As a result of the foregoing factors, the Company sustained losses of $2.9 million, or $.59 per share, for 1995, as compared with a loss of $1.8 million, or $.36 per share. If certain additional compensation expenses were incurred during the year, the pro forma loss would have been $3.5 million, or $.73 per share. See Note 11 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

         In addition, at December 31, 1995 and 1994, the estimated profit included in cost and estimated profit in excess of interim billings and interim billings in excess of cost and estimated profit decreased substantially from approximately $1.4 million to approximately $500,000. See Note 2 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements. This decrease reflected a reduction in the number of contracts that have billing schedules which differ from revenue recognition. As a result of a reduced number of such contracts at December 31, 1995, the estimated profits from such contracts declined.


Years Ended December 31, 1994 and 1993


         The Company does not believe that the results of its operations in 1994 and 1993 are comparable. Until the completion of the CSM acquisition in June 1994, the Company was a development stage company. Its only revenue prior to the June 1994 acquisition of CSM was $57,000 in consulting revenue from an affiliate of an insurance company in The Netherlands, which it received in 1993. Furthermore, CSM's operations prior to the acquisition are not comparable to those operations following the acquisition since the combination of the operations of the two companies enabled the Company to generate more revenue than the Company believes would have resulted from the separate operation of the two companies. Following the acquisition in June 1994, the companies combined their operations and developed a more effective development and marketing organization, as evidenced by the development in the second half of 1994 and the first half of 1995, of the graphical and smart card interfaces for the health information systems and enabled the Company to obtain its first installations of its CarteSmart System in the United States, with the pilot project in San Diego. Furthermore, the contract with the Albert Einstein School of Medicine also represented an agreement for smart card applications at an existing CSM installation.

         Revenue for 1994 was $2.9 million compared with $57,000 for 1993. The increase reflects the inclusion of revenue from CSM's health information systems from July 1, 1994. Similarly, the increase in cost of revenue and gross profit also reflected such business. The largest component of revenue for 1994 was $884,000 from the data center, representing 30.2% of total revenue. Revenue from contract services and sales of third party hardware and software were $754,000 and $519,000, representing 25.8% and 17.8% of revenue.

         Selling, general and administrative expenses increased to $1.5 million from $376,000, reflecting the inclusion of CSM's overhead for the second half of the year as well as (a) approximately $236,000, representing compensation expense arising out of the issuance of Consolidated common stock to former officers of CSM and the grant by SISC to such persons of options to purchase shares of the Company's Common Stock which were owned by SISC and (b) $215,000 amortization of research and development resulting from the writedown of the value of one version of the CarteSmart Software which had been capitalized. In addition, during the second half of 1994, general and administrative expenses reflects the amortization of customer list resulting from the CSM acquisition.

         During 1994, the Company incurred $367,000 of research and development expenses relating principally to the CarteSmart system and the development of tools for the development of its graphical interface to its health information systems.

         Interest expense increased to $260,000 from $87,000, principally as a result of increased borrowings from SISC subsequent to December 31, 1993, and the inclusion of interest on CSM's bank debt commencing July 1, 1994.

         As a result of the foregoing, the Company sustained a net loss of $1.8 million, or $.36 per share, for 1994, as compared with a loss of $433,000, or $.09 per share, for 1993.


Liquidity and Capital Resources


         At March 31,  1996,  the Company had a working  capital  deficiency  of approximately $3.2 million. The working capital deficit increased by approximately $300,000 since December 31, 1995. Since its organization, it sustained losses of approximately $5.1 million. Its operation through December 1994 were funded principally through loans of approximately $3.0 million from SISC, and loans from unrelated parties of approximately $400,000, on which the Company is presently in default. Such loans plus interest and a $12,500 extension fee, are to be paid from the proceeds of this Offering. At September 30, 1995, SISC exchanged $2,210,000 principal amount of the Company's obligations to SISC for 2,210 shares of Series D Preferred Stock, which have a redemption price of $2,210,000, exchanged $388,000 of interest for 1,125,000 shares of Common Stock, and accepted a 10% subordinated note due January 1997 for the remaining $750,000. SISC has agreed to extend the maturity date to April 1, 1997. The note is payable from the proceeds of this Offering, but SISC has agreed not to require any payment unless the over-allotment option is exercised. If the over-allotment option is exercised, the Company intends to make a payment on account of the Company's note to SISC. In addition, to the extent that the Company receives proceeds from the exercise of any Warrants or Outstanding Warrants, a portion of such proceeds may be used for such purposes. In January 1996, SISC exchanged 1,000 shares of Series D Preferred Stock for 1,125,000 shares of Common Stock. In addition, during the period from July 1994 through May 1996, the Company borrowed an aggregate of $256,000 from ACT. Such advances were made on a demand basis, and will be paid from the proceeds of this Offering.

         Since January 1, 1995, the Company's principal source of funds other than revenue has been an accounts receivable financing agreement and interim loans from nonaffiliated accredited investors. In February 1995, the Company entered into an accounts receivable financing agreement with an asset-based lender pursuant to which it may borrow up to 75% of eligible accounts receivable. In March 1996, the maximum borrowing under the agreement was increased from $750,000 to $1.0 million and the percentage of eligible receivables was increased from 75% to 80%. These higher levels of borrowing capacity will continue in effect until the Company either completes this Offering or raises $350,000 in a private placement of securities, at which time the lower levels will be restored. In addition, the Company will be required to pay the lender a $25,000 fee at the closing of this Offering or such other financing and issue to the lender 25,000 shares of Common Stock. As of March 31, 1996 and August 8, 1996, the outstanding borrowings under such facility were $972,000 and $958,000, respectively. The proceeds of the financing were used to pay $90,000 on the Company's bank loan, $67,000 plus interest on the December 1994 Interim Notes and for working capital and other corporate purposes. The Company pays interest on these borrowings of the greater of 18% per annum or prime plus 8% and pay a fee of 1% of the face amount of the invoice. The Company intends to seek alternative financing on more favorable terms. In the event that it is unable to obtain alternative financing, it may keep the facility in place. Certain of the Company's officers have given the lender certain guarantees with respect to the financing. In the event that the Company's borrowings from the asset-based lender exceed $750,000 on the closing date with respect to this Offering, a portion of the proceeds from this Offering allocated to working capital may be used to reduce the borrowings to $750,000.

         In January 1996, the Company borrowed $500,000 from unaffiliated investors, and issued its 8% note due the earlier of January 31, 1997 or five days after the completion of this Offering. The proceeds of the notes were used to make the initial $325,000 payment of the $650,000 purchase price of the SATC Software, for working capital and to pay expenses relating to this Offering. At December 31, 1995, the Company owed the holders of the Interim Notes and the December 1994 Interim Notes an aggregate of $295,000, plus interest and, with respect to the December 1994 Interim Notes, a $12,500 extension fee. The Company is in default with respect to such notes, and the notes will be paid from the proceeds of this Offering. The Company continues to require additional funds for its operations.

         As a result of its working capital deficit, the Company was delinquent in payments to its vendors. Accounts payable to vendors increased to $1.6 million at March 31, 1996 from $1.2 million at December 31, 1995. The delinquency for vendors deemed critical to the Company's operations is generally less than 60 days, and the delinquency for other vendors was in excess of 90 days. Although vendors have demanded payment from the Company, the Company has sought to work with the vendors by modest payments on account. The Company is not presently in litigation with any of its vendors. The Company believes that, following completion of this Offering, it will be able to improve its vendor payments and, accordingly, the past delinquencies will not have an ongoing adverse effect.

         At March 31, 1996, accounts receivable and cost and estimated profits in excess of interim billings were approximately $3.4 million, representing approximately 91 days of revenue based on annualizing the revenue for the March 1996 period, although no assurance can be given that revenue for the year will continue at the same level as in the March 1996 period. At December 31, 1995, accounts receivable and cost and estimated profits in excess of interim billings were approximately $2.5 million, representing approximately 88 days of revenue. The Company believes that such amount is reasonable considering the customer base, which is largely government agencies, hospitals and clinics. Since the Company does not receive significant payments in advance of services rendered, the Company does not anticipate that it will generate significant deferred revenue.

         The Company's independent accountants have included an explanatory paragraph in their report stating that there is substantial doubt about the ability of the Company to continue as a going concern. The Company has addressed this issue through the expansion of its marketing efforts for its health information systems and CarteSmart Systems products. The CarteSmart products have been an increasing source of revenue, having accounted for more than 36% of its revenue for the March 1996 period, principally as a result of the IBN contract. Although the Company does not have any backlog for its CarteSmart System, it is actively marketing the CarteSmart Systems to potential users both in the health and human services market and in other markets. The Company believes that the acquisition of the SATC Software will increase the potential uses for the CarteSmart System. The Company is continuing its efforts to increase its revenue from its health information systems and services.

         The Company anticipates that the costs relating to its joint venture with Oasis relating to the SATC Software, the Company will be covered by business generated by the marketing of such software and related products and services. The Company believes that the Company's share of the costs incurred by such venture through June 30, 1996 was approximately $100,000. To the extent that such costs are not covered by such sales, a portion of the proceeds of this Offering allocated to working capital may be used for such purpose.

         The Company's continuing obligations include a consulting agreement with Trinity, pursuant to which the Company is to pay Trinity annual consulting fees of $180,000, and a proposed agreement with SMI pursuant to which SMI is to receive annual payments in the range of $300,000 to $684,000. The Company anticipates that it will pay the fees to Trinity from operations. The Company anticipates that the fees due to SMI will be generated by revenue from contracts with parties introduced to the Company by SMI. The Company is presently marketing its services to certain of such parties, although no agreements have been signed and no assurance can be given that the Company will enter into any agreements with any such parties or that any such contracts will be profitable to the Company after giving effect to the payments due to SMI. However, to the extent that the SMI relationship does not generate profitable business to the Company, it can reduce the scope of activity so that its payments will be on the lower end of the compensation range. Notwithstanding the foregoing, to the extent that the Company does not generate sufficient revenue from operations to any obligations the Company has to Trinity and SMI, a portion of the proceeds of this Offering allocated to working capital may be used for such purposes.

         The Company has agreements with certain officers and officers of subsidiaries pursuant to which such persons are entitled to bonuses based the Company's income before income taxes. The Company does not believe that its liquidity will be adversely affected by such bonuses, since such bonuses are not payable unless the Company generates income, and no assurance is given that the Company can or will generate income. Although it is possible that income before income taxes may exceed cash flow, for the short-term the Company does not believe that any obligations to such individuals will have any impact upon its liquidity. For 1996, the Company's income before income taxes will be affected by non-cash charges, including (i) financing costs from the issuance of Units and Common Stock to the holders of the January 1996 Interim Notes and the Company's asset-based lender, (ii) compensation charges resulting from the issuance of options at prices which are below the fair market value on the date of grant and (iii) amortization of customer lists relating to the acquisition of assets of Old CSM.

         Following completion of this Offering, the Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. Although no such agreements are in negotiations as of the date of this Prospectus, any agreements which the Company may enter into may impact the Company's liquidity. However, the impact upon the Company's liquidity or whether the impact will increase or decrease liquidity over the short or long term cannot now be determined.

         The Company believes that the net proceeds from this Offering available to it, after giving effect to the payment of outstanding debt, will be sufficient to enable it to operate without additional funding for at least one year from the date of this Prospectus. The Company believes that the increased revenue from both its CarteSmart System and medical information systems and services will be sufficient to enable it to cover the additional expenses described in "Use of Proceeds." In this connection, the Company believes that its marketing arrangement with Oasis can increase its business. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction or cessation of operations by the Company. Furthermore, there can be no assurance that the Company will generate significant revenues as a result of its agreement with Oasis or that the amount payable under the agreement with SMI will not significantly exceed the cash derived from any services rendered by SMI or as a result of the SMI agreement.


                                    BUSINESS


Background


         The Company was organized in September 1992 to develop systems that operate in a distributed network environment using a range of technologies. A network system is a computer system that provides multiple users with access to a common data base. A network system can be a local system, such as a local area network or LAN, which operates within a single office or facility, or a network system which provides simultaneous access to a common data base by different users or different classes of users at multiple locations.

         There are up to three parties in the Company's network systems -- the sponsor, the users and the service providers. The sponsor is the party that maintains the data base. The sponsor may be a managed care organization, university or a bank or credit card association. The users are the persons who use the system, and may be the subscribers for a managed care organization, the students at a university and the bank card or credit card holders for a bank or credit card association. The service providers are those who provide goods or services to the users. Service providers may be the physicians, pharmacies or other health care professionals who provide medical services to the subscribers of the managed care organization, the university book store, food service department, vending machine operators, library and others who provide service to students at the university, and merchants and operators of automated teller machines who provide goods, services or funds to bank card or credit card holders.

Acquisition of CSM


         On June  16,  1994,  Holdings,  the  Company's  principal  stockholder, through a wholly-owned subsidiary, CSM Acquisition Corp. ("Acquisition Corporation"), acquired the assets and assumed liabilities of Old CSM pursuant to a plan and agreement of reorganization dated as of April 13, 1994, as amended (the "Purchase Agreement"), among the Company, Consolidated, Acquisition Corporation, Old CSM and ACT, the parent of Old CSM. At the time of the acquisition of CSM, ACT was a publicly traded company. Consolidated is the parent of SISC, which is the sole stockholder of Holdings. In connection with the purchase, (i) Acquisition Corporation purchased the assets and assumed liabilities of Old CSM in exchange for 800,000 shares of Consolidated's common stock and $500,000, which was advanced by the Company to Acquisition Corporation from the proceeds of a loan made by SISC, (ii) Holdings transferred the stock of Acquisition Corporation to the Company on September 30, 1995, (iii) in consideration for the transfer of the Acquisition Corporation stock, the Company issued to Holdings an aggregate of 750,000 shares of Common Stock, and (iv) Acquisition Corporation changed its corporate name to Creative Socio-Medics Corp. The principal assets acquired by the Company were CSM's customer list, accounts receivable, work in process and office equipment, See "Certain Transactions" and Note 1 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

         The Purchase Agreement was negotiated among officers of the Company, Consolidated, ACT and CSM. There was no affiliation or other relationship between Consolidated, Acquisition Corporation and the Company, on the one hand, and ACT and Old CSM, on the other hand. At the time the acquisition of CSM was consummated, Messrs. Edward D. Bright and John F. Phillips, who were officers and directors of ACT and Old CSM, and Mr. Anthony F. Grisanti, who was an officer of ACT and Old CSM, resigned their positions as officers of both companies. Messrs. Bright, Phillips and Grisanti are the vice president, president and secretary and chief financial officer, respectively, of CSM, as a subsidiary of the Company. Mr. Phillips is also a director of the Company, and Mr. Grisanti is also chief financial officer, treasurer and secretary of the Company.

         At the time of the execution of the Purchase Agreement, SISC granted to Messrs. Bright, Phillips and Grisanti options to purchase an aggregate of 151,920 shares of the Company's Common Stock owned by SISC. The shares of Common Stock owned by SISC were transferred to Holdings subject to the options. The options are exercisable at an exercise price of $.232 per share during the five-year period commencing in June 1994. In June 1994, at the closing of the acquisition, Consolidated issued to such individuals an aggregate of 40,000 shares of Consolidated common stock. The value of the 40,000 shares of Consolidated common stock, approximately $136,000, is included as part of the Company's obligations due to SISC. See "Certain Transactions."

         In June 1994, at the time of the purchase of the assets from Old CSM, the Company entered into five-year employment agreements with Messrs. Leonard M. Luttinger, Edward D. Bright, John F. Phillips, Thomas L. Evans and Anthony F. Grisanti, pursuant to which they were employed as executive officers of the Company at a base compensation of $125,000, $125,000, $125,000, $85,000 and
$80,000, respectively. The agreements with Messrs. Luttinger and Evans replaced earlier employment agreements with such persons. See "Management -- Remuneration" for information concerning the terms of the employment agreements. At such time, Old CSM owed Messrs. Bright, Phillips and Grisanti an aggregate of $133,000 in accrued salary and out-of-pocket expenses incurred on behalf of Old CSM, which has been paid.

         The acquisition of CSM provided the Company with an ongoing stream of revenue together with a marketing force familiar with the entitlement and health care field which was marketing a compatible product. At the time of the acquisition, CSM's health information systems did not provide certain capabilities which were sought by its customer base. Following the acquisition, the Company developed two enhancements to its health information systems -- a graphical interface, which enables the users of the systems to operate in a WindowsTM environment, and a smart card interface using the Company's CarteSmart System, which enables the users to enter and retrieve data through the use of smart cards. Windows is a trade mark of Microsoft Corp. Following the implementation of the smart card interface, the Company initiated a marketing effort for its CarteSmart System to users of its health information systems. The two CarteSmart agreements in the health care field -- the San Diego County pilot project and the Albert Einstein School of Medicine agreement -- reflect amendments to the Company's existing agreements.


The CarteSmart System


         The Company's CarteSmart System software was designed to operate on industry-standard computer networks and "smart cards." A smart card is a plastic card the size of a standard credit card which contains an embedded microprocessor chip. The card has data storage and computing capabilities, and the smart card software includes security elements to restrict unauthorized access to or modification of certain information contained on the card. A smart card may also include a magnetic stripe to allow it to be used in networks that do not include smart card functionality. The smart cards are designed to be issued only by the sponsor organization, such as a managed care organization, specialty care facility, administrator of an entitlement program or other similar organization, a university or a bank or credit card organization.

         The CarteSmart software consists of components which allow the Company to develop network applications for sponsors with less effort than would be required if those network applications were developed from scratch. The CarteSmart software consists of an Application Program Interface ("API") and an API Generator which allows fast customization of the API for specific network applications. The API is a set of software modules that provide the common functions required to support a computer network using smart cards. By using the API, the Company or a sponsor may develop network systems more quickly than if all of the software necessary to implement the network were custom written for a particular network application. The API Generator is a tool developed by the Company that is designed to allow the Company or a network sponsor to develop a custom API for a particular network and reduce the effort required to build network systems.

         The CarteSmart System is designed to operate on file servers and personal computers which utilize the DOS, Windows 3.1, Windows 95, Windows NT or UNIX operating systems, depending upon the application. The software used in the smart card can be used or adapted for use in most commercially available smart cards. Smart cards generally meet international standards and are considered commodity products, although each manufacturer has its own software to interface with a computer. Accordingly, the Company believes that a manufacturer would provide any necessary assistance in order to market its cards.

         Although the Company's CarteSmart System software has general application, its experience with each of its four CarteSmart clients reflects a need to customize the software to meet the specific needs of the client. Although the customization need not be significant, each user has its unique requirements that must be met. These requirements may include the need to enable the CarteSmart System to interface with the client's existing systems to the development of a range of software products to meet needs which are not presently being served.

         The Company's initial applications were designed to meet the needs of managed care organizations and entitlement programs, and the Company developed a smart card interface to its health management systems. Each time a patient visits a participating health care provider, the health care provider adds to the patient's data base information concerning the visit, including the date, procedures performed and diagnosis. At the time of the first visit to a participating physician, the physician enters information relating to the diagnosis and treatment given on that visit together with such information relating to chronic conditions, such as allergies and medication, as the physician deems important. The Company does not anticipate that the health care provider will be expected to include information relating to earlier diagnoses or treatment; however, the organization which provides the smart card may require additional information to be input at the initial visit. This information is input into the patient's smart card and may also be transmitted to the managed care organization's central data base, where, unless dissemination of such information has been restricted by the patient, other health care providers will have access to the information. The health care provider can read information from, and write information onto, the smart card through a card interface device, which is standard computer peripheral equipment readily available from computer outlets and can be easily connected to a personal computer. The information transferred to the smart card is first input by the health care provider on a computer and includes the date of service, diagnosis, treatment, including any prescribed medication, and any other information which the health care provider determines.

         At the time of the visit, the health care provider inputs the standard codes for the diagnosis and procedures performed. Errors in inputting the diagnosis and the procedure code delay payment or affect the amount of payment. The SmartCard System can be integrated with the health care provider's existing practice management system, without requiring any additional personnel. The CarteSmart System software has integrated within it an easy to use diagnosis and procedure code look-up capability, as well as error checking and other safeguards which assist the health care provider in inputting the proper codes based upon normal medical terminology.

         The smart card stores only a limited amount of information, and is intended to reflect current medical conditions and not a record of medical treatment from birth. When the storage capacity of the card, which is equivalent to approximately ten typed pages, is reached, items are deleted on a chronological basis, with the earliest items being deleted first, although there is an override procedure by which certain crucial medical information, such as allergies and chronic conditions, can be retained, regardless of the date when the patient was diagnosed or treated for the condition. The card also includes information on each prescription which the patient is taking. A smart card is different from a magnetic stripe card, such as is used at VCU, in that it has an updatable data storage capacity, which a magnetic stripe card does not.

         To date, the Company has licensed an initial version of its CarteSmart software in the medical and health care field to an affiliate of a health insurance company in The Netherlands for a pilot project, to San Diego County for a pilot project and to the Albert Einstein School of Medicine. Although the pilot program in The Netherlands was successful technically, the program was not expanded, because, in the Company's opinion, the ability of the project to demonstrate that it reduced costs was not satisfactorily proven under the system of insurance reimbursement practices in The Netherlands. In January 1995, pursuant to an agreement with San Diego County, California, the Company introduced its CarteSmart System in the United States. The initial phase, a pilot program which was completed during 1995, involved the issuance of smart cards to approximately 1,200 mental health patients participating in the California MediCal Managed Care Initiative. The Company recognized revenue of $31,000 and $90,000 from the San Diego pilot program during 1995 and 1994, respectively. The Company is presently performing planning services for San Diego County in connection with its proposed roll-out of a program which is expected to commence in 1997. The roll-out, if approved and budgeted by the county, would be a phased roll-out over a two-year period. Although the Company believes that it will perform services for San Diego County in connection with the proposed roll-out, no assurance can be given that the roll-out will be approved, or if approved, that the Company will be engaged to perform such services. he Company is also marketing its CarteSmart System to other entitlement programs and managed care organizations; however, as of the date of this Prospectus, except for San Diego County, the Company has not entered into any agreements with any such organizations, and no assurance can be given that the Company will enter into any such agreements.

         In November 1995, the Company entered into an agreement with the Albert Einstein School of Medicine to add the CarteSmart System to its existing system to provide smart card network capabilities for use in its clinics and out-patient facilities. Installation of the smart card network is scheduled for the third quarter of 1996, and, as of March 31, 1996, no revenue had been generated from such customer. The Company is presently customizing the CarteSmart health care application software to meet the requirements of the Albert Einstein School of Medicine, including the ability to interface with its present computer systems in addition to the health information system licensed from the Company.

         During 1995, the Company commenced marketing its CarteSmart based products to markets other than the health care field. In July 1995, the Company entered into an agreement pursuant to which it installed a magnetic stripe identification system which uses CarteSmart technology to provide for the centralized issuance of a single card to all persons allowed access to the university and its services. The card contains the individual's name, photo, signature and unique card identification number, which defines the holder's entitlement to food service and library services. Approximately 20,000 students are using the system. The Company is negotiating with respect to an agreement to expand the program to support additional services, however, no assurance can be given that the program will be expanded. A magnetic card differs from a smart card since it does not have an independent updatable data storage capability.

         The Company believes that a major market for its smart card technology is the financial services industry, including banks and credit card issuers. Commencing in May 1995, the Company entered into a series of agreements with IBN for services and CarteSmart software licenses for the implementation of a satellite based distribution network of automatic teller machines and off-line point of sale terminals using smart cards for the former Soviet Union. In April 1996, the Company entered into a more encompassing agreement with IBN, which superseded the prior agreements, for the development of the system and the license of the system to IBN. IBN is a New York-based company which has rights to install such systems in the former Soviet Union. The Company's agreement with IBN is not contingent upon the success of IBN's installations in the former Soviet Union, although the extent of its revenues from royalties will be based on the number of cards issued and may be adversely affected by political developments in the former Soviet Union. The system being delivered to IBN includes Oasis Technologies' IST/Share Financial Transaction System software and other third party software which the Company is integrating with its CarteSmart software to complete the IBN system. Through March 31, 1996, the Company has generated approximately $1.4 million revenue from IBN.

         In developing the CarteSmart System for the financial services industry, the Company is using networking technologies that use telecommunications networks as well as smart cards. In addition, the Company, through a subsidiary, is purchasing the SATC Software, which processes retail plastic card transactions and merchant transactions. The purchase price is $650,000, of which $325,000 was paid by the Company, $150,000 was paid by Oasis and the remaining $175,000 is to be paid by Oasis, although the Company remains obligated for the balance if Oasis fails to make the payment. The SATC Software is designed to perform functions required by credit card issuers, including applications processing and tracking, credit evaluations, credit authorization and the printing of statements. In the event the final payment is not made, the subsidiary will not acquire title. The agreement with Fiton pursuant to which the SATC Software is to be acquired provides for royalty payments to Fiton based on licenses of the SATC Software, with certain minimum royalties due in 2003. The agreement also gives Fiton certain rights in Central America. The Company has an agreement with Oasis pursuant to which Oasis is to make the remaining payments, and it is negotiating an agreement with Oasis pursuant to which the subsidiary will become a joint venture corporation owned 50% by the Company and 50% by Oasis and/or its principals. See "Business -- Product Development."

         As of March 31, 1996, except for $57,000 in consulting revenue generated in 1993, the Company generated revenue from its Carte Smart System from three clients -- IBN, from which it generated revenue of $933,000 in the three months ended March 31, 1996 and $481,000 for the year ended December 31, 1995, VCU, from which it generated revenue of $10,000 in the three months ended March 31, 1996 and $118,000 for the year ended December 31, 1995, and the San Diego pilot project, which generated revenue of $31,000 in the year ended December 31, 1995 and $90,000 in the year ended December 31, 1994.

         The Company has a proposed agreement with SMI pursuant to which the Company pays SMI compensation of $25,000 to $59,000 per month, for which SMI will provide the services of Mr. Storm Morgan, a director of the Company, on an as-needed basis and up to four other persons to serve in management-level or other key positions for the Company on a full-time basis. Mr. Morgan is not required to devote any minimum amount of time to the business of the Company. The agreement also provides for payment of 6% of smart card and related revenues generated by the Company. The Company believes that the royalty is reasonable based on the experience of SMI and its personnel in developing businesses similar to that of the Company. The Company anticipates that SMI will assist the Company in marketing its CarteSmart Systems, however, no assurance can be given as to the extent of any revenue which may be generated from SMI's efforts.


Health Information Systems and Services


         Since the acquisition of CSM, the Company has offered its customers a range of products and services, principally based upon the health information systems which were developed and marketed by CSM prior to the acquisition. Users typically purchase one of the health information systems, in the form of a perpetual license to use the system, as well as contract services, maintenance and third party hardware and software which the Company offers pursuant to arrangements with the hardware and software vendors. The contract services include project management, training, consulting and software development services, which are provided either on a time and materials basis or pursuant to a fixed-price contract. The software development services may require the Company to adapt one of its health information systems to meet the specific requirements of the customer.

         Although the health information systems constituted the basis of CSM's business, revenue from the license of such systems, has not represented a major component of its revenues. The typical price for a license for CSM's health information systems ranges from $10,000 to $30,000. During the years ended December 31, 1995, 1994 and 1993, CSM installed health information systems with eleven, thirteen and twelve customers, respectively. Revenue from the licensing of such systems represented approximately $162,000, $375,000 and $235,000, in the years ended December 31, 1995, 1994 and 1993, respectively, accounting for approximately 2.2%, 7.4% and 4.7% of revenue for such periods. However, the Company license of a health information system is not limited to the grant of a license, and typically includes significant additional services, including software development and consulting services and maintenance services.

         The Company offers software systems developed by CSM which are designed to meet the requirements of providers of long-term specialty care treatment. Certain of its systems were developed to meet the requirements of Federally funded target cities projects and is installed in Baltimore, Los Angeles, Atlanta and Cuyahoga County (Cleveland), Ohio.

         A customer's purchase order may also include third party hardware or software. For the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, revenue from hardware and third party software accounted for approximately $268,000, $2.0 million, $900,000 and $1.0 million, representing 10.5%, 26.7%, 18.1% and 19.6%, respectively, of revenues in such periods.

         In addition to its health information systems and related services, the Company offers specialty care facilities a data center, at which its personnel perform data entry and data processing and produce operations reports. These services are typically provided to smaller substance-abuse clinics. During the three months ended March 31,1996 and the years ended December 31, 1995, 1994 and 1993, CSM's service bureau operation generated revenue of approximately $481,000, $1.7 million, $1.6 million and $1.7 million, respectively, representing approximately 18.8%, 23.6%, 32.5% and 33.6% of CSM's revenues for such periods. The largest user of the service bureau is the State of New York Office of Alcohol and Substance Abuse Services, which uses the Company's service bureau to maintain its statewide database of methadone users, however, such customer accounted for less than 4% of CSM's revenues in the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993. The Company intends to augment the marketing effort for the service bureau, although no assurance can be given that such operations will continue to be profitable.

          Maintenance services have generated increasing revenue and are becoming a more significant portion of the Company's business. Since purchasers of health information system licenses typically purchase maintenance service, maintenance revenue increases as new customers obtain licenses for its health information services. Under its maintenance contracts, which are executed on an annual basis, the Company maintains its software and provides certain upgrades. Its obligations under the maintenance contract may require the Company to make any modifications necessary to meet new Federal reporting requirements. The Company does not maintain the hardware and third party software sold to its customers.


Markets and Marketing


         Although   the  market  for  smart  card  systems   includes   numerous
applications where a secure distributed data base processing system is important, the Company's initial marketing efforts were directed to the health and human services market, including managed care organizations and entitlement programs. In the United States alone, the Company believes that there are presently more than 75 million persons who participate in managed care programs, which are sponsored by almost 600 organizations or health insurers. Because of the relationship between the organization and the participating medical care providers and patients, the organization can institute a smart card system without the need for the Company to conduct a separate marketing effort directed at the medical care providers. Although independent health insurers which do not operate a managed care organization may, in the future, be a market for a smart card system, because the relationship between the insurer and the medical care provider is different from that of the managed care organization and its participating medical care providers, the Company is not treating independent insurance companies as a market for the CarteSmart System, and no assurance can be given that it will ever become a market for the system.

         The market for the Company's health information systems and related services is comprised of various providers of specialty care involving long-term treatment of a repetitive nature rather than short-term critical care, such as medical and surgical hospitals or clinics. The Company believes that there are approximately 15,000 providers of such treatment programs in the United States, including public and private hospitals, private and community-based residential facilities and Federal, state and local governmental agencies. Of these facilities, approximately 200 are customers of the Company.

         The Company believes that the acquisition of the CSM business and assets complements its CarteSmart business and personnel. Following the acquisition, the Company developed the graphical and smart card interface to the CSM health information system and commenced a marketing effort directed to the Company's customer base. The two smart card agreements, San Diego County and the Albert Einstein School of Medicine, represent amendments to existing contracts to include smart card services.

         The Company's health information systems are marketed principally to specialized care facilities, many of which are operated by government entities and include entitlement programs. During the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, approximately 30%, 54%, 49% and 47%, respectively, of CSM's revenues was generated from contracts with government agencies. Contracts with government agencies generally include provisions which permit the contracting agency to cancel the contract at its convenience.

         For the three months ended March 31, 1996, the Company's largest customer was IBN, which generated revenue of $933,000, or 14.8% of revenue. For the year ended December 31, 1995, one customer accounted for more than 5% of the Company's revenue. The State of Colorado generated revenue of approximately $1.4 million, representing 18.5% of revenue for the year. At March 31, 1996, this contract was substantially completed. Percentage of completion is based on the percentage of work performed by such date. CSM's largest customer for 1994 was Cuyahoga County (Cleveland) Ohio, from which CSM recognized revenue of $250,000, or 7.0% of revenue. During 1993, CSM had two customers which accounted for at least 5% of its revenue. Its largest customer for 1993 was the City of Baltimore, which entered into a contract with CSM for approximately $800,000 for software licenses and various contract services, maintenance, hardware and software. CSM's revenue from the Baltimore contract accounted for $312,000, or 6.3% of revenue, in 1993. The contract was completed in July 1994, and revenue from the contract in 1994 was substantially less than such revenue was in 1993. A contract with the City of Los Angeles accounted for 5.2% of revenue for 1993. No other customer accounted for 5% or more of the Company's revenues in any of such periods.

         The Company believes that the CarteSmart software has applications beyond the health and human services market and is seeking to market the software to educational institutions and in the financial services industry. See "Business -- The CarteSmart System." In April 1995, the Company entered into a joint marketing agreement with Oasis, pursuant to which each company markets the software of the other company. Oasis, an independent software developer, has developed and markets a transaction processing system, known as IST/Share, designed for high volume users in the financial services industry. Mr. Storm R. Morgan, a director of and consultant to the Company, is an officer of, and has an equity interest in, Oasis. The Company believes that its agreement with Oasis will enhance its ability to market and introduce its product to the financial services industry where Oasis has an existing client base.

         The Company may enter into negotiations with other companies which have business, product lines or products which are compatible with the Company's business objectives. However, no assurance can be given as to the ability of the Company to enter into any agreement with such a company or that any agreement will result in licenses of the CarteSmart System. See "Business -- Potential Business Agreements."

         At March 31, 1996, the Company had a backlog of orders, including ongoing maintenance and data center contracts, in the aggregate amount of approximately $3.9 million, substantially all of which are expected to be filled during the following twelve months. Such backlog reflected data center contracts of $1.7 million, maintenance contracts of $1.2 million and contracts for turnkey health information systems of $1.0 million. The data center and maintenance contracts are typically one to three year contracts and the backlog reflects the unexpired term of the contracts, based upon the average monthly usage for the preceding three months. The backlog did not include any contracts for CarteSmart Systems.

         At March 31, 1995, the Company's backlog was approximately $4.8 million, consisting of $1.6 million of data center contracts, $1.0 million for maintenance contracts and contracts for turnkey health information systems contracts of $2.1 million.

         The Company's sales force is comprised of three full-time sales representatives, as well as Mr. Leonard M. Luttinger, chief operating officer, John F. Phillips, president of CSM, and SMI, a consultant to the Company. Mr. Storm R. Morgan's services include activities relating to the marketing of the CarteSmart System to industries outside of the medical field. His present efforts are devoted principally to the financial services industry. In addition, Mr. Luttinger and other members of the Company's technical staff are available to assist in market support, especially for proposals which contemplate the use of smart card transaction processing networks.


Product Development


         The Company is continuing the development and enhancement of the CarteSmart System, and six of its employees are engaged in such activities. For the year ended December 31, 1995 and the year ended December 31, 1994, research and development expenses were $699,000 and $367,000, respectively. No research and developmental expenses were incurred during the three months ended March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company intends to expand its development activities following completion of this Offering. The Company intends to develop a product based on both the SATC Software and its own technologies, including the CarteSmart System, and to develop a network support tool for the financial services industry. The proposed enhancements include an increased language capability so that it can be multilingual, an interface with the Company's CarteSmart System and an interface with Oasis' IST/Share, which is a transaction processing system for high volume users in the financial services industry.


Competition


         The Company is in the business of licensing software to entitlement programs and managed care organizations, specialty care institutions and other major computer users who have a need for access to a distributed data network, and marketing health information systems software to specialty care organizations. The software industry in general is highly competitive. In addition, with technological developments in the communications industry, it is possible that communications as well as computer and software companies may offer similar or comparable services. Although the Company believes that it can provide a health care facility or managed care organization with software to enable it to perform its services more effectively, other companies, including major computer and communications companies have the staff and resources to develop competitive systems, and users, such as insurance companies, have the ability to develop software systems in house. Because of the large subscriber base participating in the major managed care organizations, the inability of the Company to license any such organizations could have a materially adverse effect upon its business. Furthermore, various companies have offered smart cards programs, by which a person can have his medical records stored, and software vendors and insurance companies have developed software to enable a physician or other medical care provider to have direct access to the insurer's computer and other software designed to maintain patient health and/or medication records. The market is very cost sensitive. In marketing systems such as the CarteSmart System, the Company must be able to demonstrate the ability of the network sponsor to provide enhanced services at lower effective cost. Major systems and consulting vendors, such as Unisys, AT&T Corp. and Andersen Worldwide have provided smart card based solutions to their clients and they offer other software systems in the industries to which the Company is marketing its products and services. No assurance can be given that the Company will be able to compete successfully with such competitors. The Company believes the health insurance industry is developing switching software to be used in transmitting claims from health care providers to the insurers, and insurers or managed care organizations may also develop or license or purchase from others the software to process such claims, which would compete with certain functions of the CarteSmart System. The health information systems business is highly competitive, and is serviced by a number of major companies and a larger number of smaller companies, many of which are better capitalized, better known and have better marketing staffs than the Company, and no assurance can be given that the Company will be able to compete effectively with such companies. Major vendors of health information systems include Shared Medical Systems Corp. and HBO Corp. The Company believes that price competition is a significant factor in its ability to market its health information systems and services, and was a factor in the decline in CSM's revenue from 1992 to lower levels in 1994 and 1993, although such revenue increased during 1995.

         The Company also faces intense competition as it seeks to enter the education and financial services markets. Competition for the education market includes not only major and minor software developers, but credit card issuers and telecommunications companies. In marketing its CarteSmart-based products to educational institutions, the Company can focus on the benefits to the university of providing an all-purpose card to ease administration and reduce costs. Major credit card issuers and communications companies, such as American Express, AT&T and MCI, can offer similar services by permitting the university to link their cards with the university's services. Such organizations can also use these marketing efforts as a part of their overall corporate marketing strategy to familiarize the students with their particular cards and services in hopes of attracting the students as a long-term user of their cards and services. As part of a marketing plan, rather than a profit center, such card issuers may be able to offer the universities services similar to the Company, but at a lower cost to the university. In this context, it is possible that, unless the Company can enter into a marketing arrangement with a major card issuer or telecommunications company, the Company may not be able compete successfully in marketing its CarteSmart products to educational institutions.

         The financial services industry is served by numerous software vendors. In addition, major banks, credit card issuers and other financial services companies have the resources to develop networking software in house. At present, most financial institutions use magnetic stripe cards rather than smart cards. The Company believes that its CarteSmart System together with the SATC Software and its joint marketing agreement with Oasis, which presently serves the financial services industry, will assist the Company in selling and licensing its products and services in the financial services industry. However, to the extent that smart cards become more important in the financial services industry, more companies in the financial services industry, as well as the major computer and software companies, all of whom are better known and substantially better capitalized than the Company, and numerous smaller software developers, are expected to play in increasingly active role in developing and marketing smart card based products. Furthermore, the recently announced joint venture among Visa, MasterCard and certain major banks relating to the development of a smart card based system, may have an adverse effect upon the ability of the Company to market smart card products to the financial services industry. The Company believes that such venture is a pilot program to demonstrate the capability of smart card technology, and that, if successful, increased competition for smart card systems in the financial services industry will result as more companies seek to take advantage of smart card technology. No assurance can be given as to the ability of the Company to compete in this industry.


Government Regulations


         The Federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services. The adoption of new regulations can have a significant effect upon the operations of health care providers and insurance companies. Although the Company's business is aimed at meeting certain of the problems resulting from government regulations and from efforts to reduce the cost of health care, the effect of future regulations by governments and payment practices by government agencies or health insurers, including reductions in the funding for or scope of entitlement programs, cannot be predicted. Any change in the structure of health care in the United States can have a material effect on companies providing services, including those providing software. Although the Company believes that one likely direction which may result from the current study of the health care industry would be an increased trend to managed care programs, which is the market to which the Company is seeking to license its CarteSmart System, no assurance can be given that the Company's business will benefit from any changes in the industry structure. Even if the industry does evolve toward more health care being provided by managed care organizations, it is possible that there will be substantial concentration in a few very large organizations, which may seek to develop their own software or obtain software from other sources. To the extent that the health care industry evolves with greater government sponsored programs and less privately run organizations, the Company's business may be adversely affected. Furthermore, to the extent that each state changes its own regulations in the health care field, it may be necessary for the Company to modify its health information systems to meet any new record-keeping or other requirements imposed by changes in regulations, and no assurance can be given that the Company will be able to generate revenues sufficient to cover the costs of developing the modifications.

         A substantial percentage of CSM's business has been with government agencies, including specialized care facilities operated by, or under contract with, government agencies. See "Business -- Markets and Marketing." The decision on the part of a government agency to enter into a contract is dependent upon a number of factors, including economic and budgetary problems affecting the local area, and government procurement regulations, which may include the need for approval by more than one agency before a contract is signed. In addition, contracts with government agencies generally include provisions which permit the contracting agency to cancel the contract at its convenience.


Intellectual Property Rights


         The CarteSmart System is a proprietary system developed by the Company, and its health information system software is proprietary software developed by CSM. The Company has no patent rights for the CarteSmart System or health information system software, but it relies upon non-disclosure and secrecy agreements with its employees and third parties to whom the Company discloses information. No assurance can be given that the Company will be able to protect its proprietary rights to its system or that any third party will not claim rights in the system. Disclosure of the codes used in the CarteSmart System or in any proprietary product, whether or not in violation of a non-disclosure agreement, could have a materially adverse affect upon the Company, even if the Company is successful in obtaining injunctive relief, and no assurance can be given that the Company will be able to obtain injunctive relief. Furthermore, the Company may not be able to enforce its rights in the CarteSmart System in certain foreign countries.

         Prior to joining the Company,  Messrs.  Leonard M. Luttinger and Thomas
L. Evans, chief operating officer and vice president, respectively, of the Company, were employed by Onecard Corporation ("Onecard"), a corporation which was engaged in the development of smart card technology. The Company developed its CarteSmart technology independent of Onecard, and no Onecard technology was incorporated in the CarteSmart technology. See "Business -- Litigation" for information with respect to an action commenced by Onecard against the Company, Consolidated and certain of the Company's officers.


Source of Supply


         Since the Company does not provide any of the hardware or the smart cards, it is the responsibility of the licensee to obtain the hardware, smart cards and other supplies. The Company's software operates on computer hardware and smart cards manufactured by a number of suppliers.


Potential Business Agreements


         Following completion of this Offering, the Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. In negotiating such agreements or arrangements, the Company anticipates that such agreements would be based upon the manner in which the Company's business can be expanded, the extent to which either the Company's technology can be introduced or developed in fields not then being addressed by the Company or the extent to which additional channels can be developed for the Company's products and technology. The Company is a participant in a joint marketing vehicle by which the Company's products can be marketed by the other parties to the marketing arrangement, and the Company would have access to customers of the marketing partners. The Company's proposed joint venture with Oasis to purchase the SATC Software and its joint marketing agreement with Oasis are examples of such agreements. Furthermore, no assurance can be given that any agreement which the Company enters into will generate any revenue to the Company. To the extent that the Company enters into an agreement with an affiliated party, the terms and conditions of such agreement will be on terms at least as favorable to the Company as those the Company could achieve in negotiations at arm's length with an independent third party. If any such agreement is with an affiliated party, the Company will seek the approval of a majority of the directors who have no affiliation with the other party.


Employees


         As of March 31, 1996, the Company had 66 employees, including five executive, four marketing and marketing support, 51 technical and six clerical and administrative employees. The chief executive officer and the president of the Company devote only a portion of their time to the business of the Company. Upon completion of this Offering, the Company intends to hire additional personnel as needed.

Litigation


         On or about September 29, 1995, an action was commenced against the Company by the filing of a summons with notice in the Supreme Court of the State of New York, County of New York. The action was commenced by Jacque W. Pate, Jr., Melvin Pierce, Herbert A. Meisler, John Gavin, Elaine Zanfini, individually and derivatively as stockholders of Onecard. The named defendants include, in addition to the Company, Messrs. Lewis S. Schiller, chief executive officer and a director of the Company, Leonard M. Luttinger, chief operating officer of the Company, and Thomas L. Evans, vice president of the Company, Holdings, the Company's principal stockholder, Consolidated, and other stockholders of the Company and other individuals who were or may have been officers or directors of Onecard but who have no affiliation with the Company or Consolidated. Messrs. Luttinger and Evans were employees of Onecard prior to the formation of the Company. Mr. Schiller was not an employee or director of, consultant to, or otherwise affiliated with, Onecard. A complaint was served on November 15, 1995. The complaint makes broad claims respecting alleged misappropriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time or, or in connection with the organization of, the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million. The Company believes that the action is without merit, and it will vigorously defend the action. The Company filed an answer denying all allegations contained in the complaint and filed a motion to dismiss, which motion has not been decided by the Court. However, no assurance can be given as to the ultimate disposition of the action, and an adverse decision may have a material adverse effect upon the Company.


Property


         The Company's executive offices and facilities are located in approximately 18,000 square feet of space at 146 Nassau Avenue, Islip, New York, pursuant to a lease which terminates on February 28, 1999, at a minimum annual rental of $250,000. This lease provides for fixed annual increases ranging from 4% to 5%. The Company believes that such space is adequate for its immediate needs. The Company occupies, on a month-to-month basis, an aggregate of approximately 2,500 square feet of office space in Wethersfield, Connecticut and La Jolla, California, at an aggregate monthly rental of $4,700.

         The Company believes that its space is adequate for its immediate needs and that, if additional space is required, it would be readily available on commercially reasonable terms.


                                   MANAGEMENT

Directors and Executive Officers


       The directors and executive officers of the Company are as follows:

Name                   Age   Position
- ------------------     ---   ---------------------------------------------------
Lewis S. Schiller       65   Chairman of the Board, Chief Executive Officer
                              and Director
James L. Conway         48   President and Director
Leonard M. Luttinger    47   Chief Operating Officer and Director
Thomas L. Evans         40   Vice President
Anthony F. Grisanti     47   Chief Financial Officer, Treasurer and Secretary
John F. Phillips        57   Vice President of CSM and Director
E. Gerald Kay           55   Director
Storm R. Morgan         31   Director

         Mr. Lewis S. Schiller has been chairman of the board and a director of the Company since its organization in September 1992. Mr. Schiller is chairman of the board and chief executive officer of Consolidated, SISC and Holdings and is chief executive officer and/or chairman of Consolidated's operating subsidiaries, whose operations include magnetic resonance imaging centers, three dimensional imaging products, telecommunications and various manufacturing operations. SISC is the sole stockholder of Holdings, the principal stockholder of the Company, and SISC and Holdings are wholly-owned subsidiaries of Consolidated. Mr. Schiller has held such positions for more than the past five years. Since May 1995, Mr. Schiller has also been chairman of the board, chief executive officer and a director of Trans Global Services, Inc. (formerly known as Concept Technologies Group, Inc.), ("Trans Global"), a contract engineering company, of which SISC holds a majority of the voting rights. Mr. Schiller devotes only a portion of his time to the business of the Company. On December 11, 1989, Mr. Schiller was elected as chairman and chief executive and financial officer of General Technologies Group, Ltd. ("GTG"), a Long Island based defense manufacturing firm in which Consolidated was a stockholder and a major creditor. On December 14, 1989, GTG filed for protection under Chapter 11 of the Bankruptcy Act. Consolidated also commenced litigation against GTG, its former chairman and chief executive officer, accountants and secured lender which was settled out of court in 1993 and 1996. Mr. Schiller is also a director of Fingermatrix, Inc., a public company which develops and markets fingerprint identification systems. Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries. He anticipates that he will devote such amount of his time to the business of the Company as is necessary; however, Mr. Schiller does not expect to devote more than 10% of his time to the business of the Company.

         Mr. James L. Conway has been president and a director of the Company since January 1996. Since 1993, he has been president of S-Tech Corporation ("S-Tech"), a wholly-owned subsidiary of Consolidated which manufactures specialty vending equipment for postal, telecommunication and other industries and avionics products. His position as president of S-Tech Corporation is his principal business activity. From 1990 to 1993, he was president of GTG, as debtor in possession following its filing under Chapter 11 of the Bankruptcy Act. Mr. Conway devotes 40% to 50% of his time to the business of the Company.

         Mr. Leonard M. Luttinger has been president and a director of the Company since its organization in September 1992 until January 1996, when he became chief operating officer. From March 1991 to September 1992, Mr. Luttinger was vice president of smart card systems for Onecard, a corporation engaged in the development of smart-card technology. From June 1966 to February 1991, he was employed at Unisys, a computer corporation, and its predecessor Burroughs Corporation, in various capacities, including manager of semiconductor and memory products and manager of scientific systems.

         Mr. Thomas L. Evans has been vice president of the Company since September 1992. From January 1991 to September 1992, Mr. Evans was director of development for Onecard. From September 1987 to November 1990, he was director of management information systems for Allied Grocers Co-operative, Inc., a food and grocery distributor. From June 1973 to September 1987, he was a senior project manager for Unisys.

         Mr. Anthony F. Grisanti has been treasurer of the Company since June 1994, secretary since February 1995 and chief financial officer since January 1996. He was chief financial officer of CSM and ACT for more than five years prior thereto.

         Mr. John F. Phillips has been a director of the Company and vice president of CSM since June 1994, when CSM was acquired. He also served as vice chairman and vice president -- marketing of the Company from June 1994 to January 1996. He was a senior executive officer and director of CSM and ACT for more than five years prior to June 1994. From January 1993 to June 1994, he was chairman of the Board of CSM and ACT. From 1986 until December 1992, he was president of CSM and ACT. Mr. Phillips is a director of ACT.

         Mr. E. Gerald Kay has been a director of the Company since June 1994. For more than the past five years, Mr. Kay has been chairman of the board and chief executive officer of Chem International, Inc., a pharmaceutical manufacturer, Manhattan Drug Co., Inc., a wholesaler of pharmaceutical products, The Vitamin Factory, Inc., a chain of retail vitamin stores, and Connaught Press, Inc., a publisher. From 1988 to 1990 he was also president and a director of The Rexall Group, Inc., a distributor of Rexall brand products. Mr. Kay is also a director of Trans Global.

         Mr. Storm R. Morgan has been a director of the Company since January 1996. Mr. Morgan is also senior vice president of Oasis, a position he has held since 1991, and an officer and director of SMI, a position he has held since 1989.

         Messrs. Phillips and Grisanti and Mr. Edward D. Bright, who was chief executive officer and a director of the Company from June 1994 to December 1995, resigned as officers of ACT and Old CSM in June 1994, at the time of the sale by Old CSM of its assets. Although Messrs. Phillips and Bright continue to serve as directors of ACT, they anticipate that such service will not require any significant amount of their business time and effort.

         The Company's Certificate of Incorporation includes certain provisions, permitted under Delaware law, which provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for certain conduct prohibited by law. The Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities' laws.

         The Board of Directors does not have any executive, nominating or audit committees.


Remuneration


         Set forth below is information concerning the Company's chief executive officer and the only officers who received or accrued compensation in excess of $100,000 during the years ended December 31, 1995, 1994 and 1993. Information with respect to Messrs. Bright and Phillips reflects, for 1994, the combined compensation received from the Company and Old CSM, and for 1993, the compensation received from Old CSM.

                                                     Annual Compensation                        Long-Term Compensation (Awards)
                                                     -------------------                        -------------------------------
Name and Principal Position         Year           Salary              Bonus          Restricted Stock        Options, SARs
- ---------------------------         ----         ----------          ---------        ----------------        -------------
                                                                                      Awards (Dollars)           (Number)
                                                                                      ----------------        -----------
Lewis S. Schiller, CEO              1995               --(1)              --              --                   52,500
 (through June 1994)                1994               --(1)              --              --                       --
                                    1993               --(1)              --              --                       --
Leonard M. Luttinger,               1995         $125,000                 --              --                  176,768
 President                          1994          113,390                 --              --                   15,000(2)2
                                    1993          110,423            $24,000          $4,065(3)                    --
Edward D. Bright, CEO of            1995          127,627                 --              --                   38,768
 CSM, CEO of the Company            1994          115,203                 --              --(4)                15,000(2)
 (from July 1994 to December        1993          104,507                 --              --                       --
 1995)
John F. Phillips, chairman of       1995          123,900                 --              --                   38,768
 the board of CSM, vice             1994          108,416                 --              --(4)                15,000(2)
 chairman and vice president        1993          109,226                 --              --                       --
 -- marketing

(1) Mr. Schiller received no compensation from the Company. Effective December 31, 1994, Consolidated changed its fiscal year to the calendar year from the twelve months ended July 31. During the year ended December 31, 1995, the period from August 1, 1994 to December 31, 1994, for the fiscal years ended July 31, 1994 and 1993, the total compensation paid or accrued by Consolidated to Mr. Schiller were $250,000, $94,000, $181,451 and $175,000, respectively. The Company has an agreement with Trinity pursuant to which it is to pay Trinity consulting fees of $180,000 per year for the three years following the date of this Prospectus. The services to be rendered by Trinity include general business and financial management services and may be rendered by officers of Trinity, including Mr. Schiller, who is chief executive officer of both Trinity and the Company.

(2) In December 1994, the Company issued options to purchase 15,000 shares of Common Stock at $5.33 per share to each of Messrs. Luttinger, Bright and Phillips pursuant to the Company's 1993 Long-Term Incentive Plan. In January 1995, these options were cancelled and new options were granted with an exercise price of $.232 per share, which was determined by the Board of Directors to be the fair market value per share on such date, to Messrs. Luttinger (8,058 shares), Bright (20,058 shares) and Phillips (20,058 shares). See "Management -- Long-Term Incentive Plan." See "Business -- Acquisition of CSM" and "Certain Transactions" for information relating to the grant by SISC of options to purchase Common Stock and the issuance by Consolidated of its common stock to Messrs. Bright, Phillips and one other officer.

(3) Represents the value of 17,752 shares of Common Stock transferred to Mr. Luttinger by SISC. See "Certain Transactions."

(4) See "Business -- Acquisition of CSM" and "Certain Transactions" for information relating to the grant of options by SISC and the issuance of Consolidated Common Stock by Consolidated to Messrs. Bright and Phillips.

         In June 1994, at the closing of the acquisition of CSM, the Company entered into five-year employment agreements with Messrs. Luttinger, Evans, Edward D. Bright, John F. Phillips and Anthony F. Grisanti providing for annual base salaries of $125,000, $85,000, $125,000, $125,000 and $80,000,
respectively. The agreements with Messrs. Luttinger and Evans replaced prior agreements and increased their compensation. In January 1996, Mr. Evans' base salary was increased to $100,000. The agreements provide for an annual cost of living adjustment, an automobile allowance and a bonus of 4% of income before income taxes for Messrs. Luttinger, Bright and Phillips and 2% of income before income taxes for Messrs. Evans and Grisanti. The maximum bonus is 300% of salary for Messrs. Luttinger, Bright and Phillips and 200% of salary for Messrs. Evans and Grisanti. The agreements provide that such individuals will be elected as executive officers of the Company. Mr. Luttinger's agreement also provides for payment of his relocation expenses. For 1996, Messrs. Luttinger, Phillips and Bright agreed to reduced base salaries of $62,500, $100,000 and $100,000, with certain incentives if certain targets are attained. The aggregate annual base salaries for 1996 under these agreements is $442,500. The Company also pays one other officer, Mr. James L. Conway, salary of $52,000 per year. In addition, the Company has an agreement with Trinity pursuant to which the Company will pay Trinity $180,000 per year during the three-year period commencing on the first day of the month in which the Company receives the proceeds from this Offering. See "Certain Transactions."

        The annual base compensation payable by Consolidated to Mr. Schiller pursuant to his agreement with Consolidated is $250,000, subject to a cost of living increase. In addition, Mr. Schiller receives incentive compensation based on the results of Consolidated's operations and has a right to purchase 10% of Consolidated's or SISC's equity interest in their operating subsidiaries and investments for 110% of their cost. In December 1995 and January 1996, Mr. Schiller exercised his option with respect to 373,507 shares of Common Stock owned by Holdings. See "Certain Transactions."

         Mr. Storm R. Morgan, a director of the Company, serves as a consultant to the Company. The Company does not pay any compensation directly to Mr. Morgan; however, it has a consulting arrangement and a proposed agreement with SMI, a company wholly-owned by Mr. Morgan and of which he is a director and officer, pursuant to which the Company pays SMI monthly payments of $25,000 to $59,000 per month, for which SMI will provide the services of Mr. Morgan from time to time on an as-needed basis and up to four other persons to serve in management-level or other key positions for the Company on a full-time basis. In addition, the Company pays SMI a fee equal to 6% of revenue from smart card and related services.
See "Certain Transactions."

         Pursuant to the underwriting agreement, the Company has agreed to use its best efforts to obtain key man life insurance in the amount of $1,000,000 on the lives of each of Messrs. James L. Conway, Leonard M. Luttinger and Thomas L. Evans. See "Underwriting."


Long-Term Incentive Plan


         In July 1993, the Company adopted, by action of the board of directors and stockholders, the 1993 Long-Term Incentive Plan (the "Plan"). The Plan was amended in October 1993, April 1994, October 1994 and February 1996. The Plan does not have an expiration date. Set forth below is a summary of the Plan, but this summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

         The Plan is authorized to grant options or other equity-based incentives for 511,000 shares of the Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited, or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future distribution under the Plan.

         Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made; however, no person shall be entitled to receive in any fiscal year awards which would entitle such person to acquire more than 3% of the number of shares of Common Stock outstanding on the date of grant.

         The Plan is to be administered by a committee of no less than three disinterested directors to be appointed by the board (the "Committee"). No member or alternate member of the Committee shall be eligible to receive options or stock under the Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted, the terms and conditions of the award, including the type of award, the exercise price and term and the restrictions and forfeiture conditions. If no Committee is appointed, the functions of the committee shall be performed by the board of directors. At present no Committee has been appointed.

         The Committee will have the authority to grant the following types of awards under the Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights.

         In January 1995, the Board granted stock options to purchase an aggregate of 252,804 shares of Common Stock at $.232 per share, and in December 1995, the Board granted stock options to purchase an aggregate of 104,952 shares of Common Stock at $.345 per share. Such exercise prices were determined by the Board to be the fair market value per share on the date of grant. The options become exercisable as to 50% of the shares on the first and second anniversaries of the date of grant. In connection with certain of the January 1995 option grants, the Board cancelled previously granted options to purchase 206,250 shares at an exercise price of $5.33 per share which were granted in 1994. In April 1996, the Company granted stock options to purchase an aggregate of 129,500 shares of Common Stock at an exercise price of $2.00 per share, including options to purchase 27,000 shares which were granted to each of Messrs. Edward D. Bright and John F. Phillips. The options are exercisable as to 50% of the shares on the first and second anniversaries of the date of grant. The fair value of the Common Stock was $3.20 on the date of grant, and, as a result, during the quarter ending June 30, 1996, the Company will incur compensation expense of $155,000. See Note 17 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements.

         The following table sets forth information concerning options granted during the year ended December 31, 1995 to the officers named in the compensation table under "Management -- Remuneration." No SARs were granted. See "Certain Transactions" for information concerning the issuance of Outstanding Warrants to such persons.

                        Option Grants in Last Fiscal Year

                                       Percent of Total
                      Number of Shares Options Granted  Exercise
                      Underlying       to Employees in  Price      Expiration
         Name         Options Granted  Fiscal Year(1)   Per Share  Date
- --------------------  ---------------  ---------------  ---------  ----------
Lewis S. Schiller        52,500(2)          8.7%         $5.00      12/31/99
Leonard M. Luttinger      8,058             1.3%           .2323     1/31/00
                         18,710             3.1%           .345     12/31/00
                         37,500(2)          6.3%          2.00      12/31/99
                        112,500(2)         18.8%          5.00      12/31/99
Edward D. Bright         20,058             3.3%           .2323     1/31/00
                         18,710             3.1%           .345     12/31/00
John F. Phillips         20,058             3.3%           .2323     1/31/00
                         18,710             3.1%           .345     12/31/00

(1) The percentage is based upon the total number of stock options granted (357,756) and Outstanding Warrants issued (240,000) to individuals who, at the time of issuance, were officers, directors or employees of the Company.

(2) Represents Outstanding Warrants formally issued in February 1996. In July 1996, pursuant to the warrant exchange described under "Certain Transaction -- Issuance of Warrants," the exercise price of those Outstanding Warrants having a $5.00 exercise price was reduced to $4.00, and the 12,500 Outstanding Warrants with a $2.00 exercise price were exchanged for Outstanding Warrants to purchase 18,750 shares of Common Stock at $4.00 per share.

(3) In connection with the January 1995 option grants, the Company cancelled options to purchase 15,000 shares of Common Stock at $5.33 per share, which had been granted in 1994 to each of Messrs. Luttinger, Bright and Phillips.

         The following table sets forth information concerning the exercise of options during the year ended December 31, 1995 and the year-end value of options held by the officers named in the compensation table under "Management
- --Remuneration."

 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                          Number of
                                          Securities         Value of
                                          Underlying         Unexercised In-
                                          Unexercised        the-Money
                                          Options at Fiscal  Options at Fiscal
                      Shares              Year End           Year End1
                      Acquired
                      Upon      Value     Exercisable/       Exercisable/
         Name         Exercise  Realized  Unexercisable      Unexercisable
- --------------------  --------  --------  -----------------  -----------------
Lewis S. Schiller         --        --          --/                --/
                                            52,500                -0-
Leonard M. Luttinger      --        --          --/                --/
                                           176,768             $  911
Edward D. Bright          --        --          --/                --/
                                            38,768              2,267
John F. Phillips          --        --          --/                --/
                                            38,768              2,267

(1) The determination of "in the money" options at December 31, 1995, is based on the fair market value of the Common Stock as determined by the Board of Directors in December 1995 of $.345 per share.


                              CERTAIN TRANSACTIONS


Issuance of Securities at Organization


         In connection with its organization, the Company, in September 1992, issued an aggregate of 824,256 shares of Common Stock as follows: 582,072 shares of Common Stock to SISC for $1,300, 112,584 shares to DLB for $6,700, and 43,200 shares of Common Stock to each of DLB, Mr. Harris Freedman and Mr. E. Gerald Kay, who has been a director of the Company since June 1994, for nominal consideration. SISC, DLB, Mr. Freedman and Mr. Kay may be deemed founders of the Company. Mr. Lewis S. Schiller, chairman of the board of the Company, is chairman of the board and chief executive officer of SISC. DLB is controlled by the wife of Mr. Lewis S. Schiller; however, Mr. Schiller disclaims any beneficial interest in any securities owned by DLB. Mr. Freedman is an officer of Bridge Ventures, one of the selling warrantholders. See "Selling Security Holders."

         Also in connection with its organization, the Company acquired all of the capital stock of LMT, Inc. ("LMT") in exchange for 129,600 shares of Common Stock and 400 shares of Series A Preferred Stock, which are convertible into an aggregate of 43,200 shares of Common Stock. LMT was a shell corporation which was organized at the same time as the Company and never engaged in any business. One of the stockholders of LMT, Mr. Martin Hodes, had, prior to the Company's organization, but in anticipation of the Company's formation, incurred substantial expenses in connection with technology related to the Company's business, but which was never used by the Company. The shares of Common Stock were issued as follows: 60,480 shares to Leonard M. Luttinger, chief operating officer and a director of the Company, 43,200 shares to Mr. Martin Hodes, and 25,920 shares to Mr. Thomas Evans, vice president of the Company. Prior to the issuance of the stock to the LMT stockholders, none of the LMT stockholders had any affiliation with the Company.

         From December 1992 through March 1993, the Company sold to each of four accredited investors, including Mr. E. Gerald Kay, DLB and Mr. Harris Freedman, one unit of the Company's securities for $25,000 per unit. Each such unit consisted of 4,536 shares of Common Stock and 20 shares of Series B Preferred Stock. Each share of Series B Preferred Stock is convertible into 259.2 shares of Common Stock. In April 1994, DLB sold its shares of Series B Preferred Stock to SISC.

         In October 1993, SISC transferred an aggregate of 74,100 shares of Common Stock for $.232 per share, as follows: 17,460, 8,640 and 18,000 shares to Messrs. Luttinger, Hodes and Evans, respectively, and 6,000 shares to each of five key employees of the Company. The $15,000 consideration payable to SISC with respect to the 65,520 shares transferred by SISC to Messrs. Luttinger, Evans and five employees was included in the Company's obligations to SISC.

         In June 1993, SISC transferred 4,253 shares to a nonaffiliated party. During the period from November 1993 and March 1994, SISC transferred an aggregate of 36,201 shares of Common Stock at $.232 per share to DLB and six unaffiliated persons.


Loan Transactions with Related Parties


         During the period between the Company's organization in September 1992 and September 30, 1995, the Company borrowed approximately $2.9 million and $97,000 from SISC and DLB, respectively. These loans bear interest at 10% per annum. In April 1994, SISC purchased from DLB the note representing the Company's obligations to DLB and DLB's Series B Preferred Stock. At such time,
SISC also purchased an Interim Note for $54,000 from an unrelated party for $54,000.

         The largest amounts owed by the Company at any one time to SISC during 1994 and 1995 were approximately $2.6 million and $3.0 million, respectively, which were outstanding on December 31, 1994 and September 30, 1995. The largest amount due to DLB during 1994 was $97,000, which was outstanding from the beginning of the year until such obligation was purchased by SISC in April 1994.

         In October 1993, the Company issued 78,000 shares of Common Stock to SISC in consideration for the cancellation by SISC of approximately $18,100 of indebtedness. At September 30, 1995, the Company's indebtedness to SISC was approximately $3.0 million plus interest of $388,000. This indebtedness includes loans made by SISC to the Company and CSM as well as the value of the 40,000 shares of Consolidated common stock issued to certain individuals in connection with the acquisition of CSM. See "Certain Transactions -- Acquisition of CSM." At September 30, 1995:

                  (a) SISC accepted 2,210 shares of Series D Preferred Stock, which have a redemption price of $1,000 per share, or an aggregate of $2,210,000 in exchange for cancellation of the Company's indebtedness in the principal amount of $2.2 million. The Series D Preferred Stock is not voting and there are limitations on the redemption of such shares. See "Description of Securities -- Series D Preferred Stock." The Company issued a $750,000 promissory note to SISC in respect of the balance of its indebtedness to SISC. The note is due in January 1997, but is payable five days after the completion of the Company's initial public offering. SISC has agreed to extend the maturity date to April 1, 1997. SISC has agreed not to require any payment unless the over-allotment option is exercised, and, in the event that the over-allotment option is exercised, a portion of such proceeds may be used for such purposes. In addition, in the event the Company receives the proceeds from the exercise of any Warrants or Outstanding Warrants, a portion of such proceeds may be used to make a payment to SISC.

                  (b) The Company issued 1,125,000 shares of Common Stock to Holdings in consideration of the cancellation by SISC of accrued interest at September 30, 1995 of $388,000, reflecting a price of $.345 per share.

         In January 1996, SISC exchanged 1,000 shares of Series D Preferred Stock for 1,125,000 shares of Common Stock. As a result of this exchange, the aggregate redemption price of the Series D Preferred Stock was reduced to $1.2 million.

         In connection with the July and August 1993 issuance by the Company of Interim Notes in the principal amount of $216,000, SISC sold to the lenders an aggregate of 15,120 shares of Common Stock for $.232 per share, and the Company agreed to give such stockholders certain piggyback registration rights with respect to such shares. In connection with the agreement of the holders of the Interim Notes to extend the maturity date until December 31, 1994, SISC transferred an aggregate of 9,375 shares of Common Stock to such holders. The holder of an Interim Note in the principal amount of $27,000 received payment of the note and no shares were transferred.

         In connection with the issuance by the Company of its December 1994 Interim Notes in the principal amount of $200,000, Consolidated (i) issued shares of its common stock to the holders of such notes at the time of the issuance of such notes, (ii) issued additional shares of its common stock upon the exercise by the Company of its right to extend the maturity date of the December 1994 Interim Notes to January 31, 1995, and a subsequent extension to April 30, 1995, and (iii) guaranteed payment when such notes were not paid on January 31, 1995. In anticipation of such interim financing, SISC advanced the Company $50,000, which was repaid from the proceeds of the December 1994 Interim Notes. Pursuant to a modification and extension agreement dated as of January 31, 1995, among the Company and the noteholders, the principal of the notes was payable in three installments due on February 28, March 31 and April 30, 1995 and additional shares of Consolidated common stock were issued. The first payment of $67,000 plus interest was made. The Company had the right to defer the March 1995 payment until April 1995 by the payment of an extension fee of $12,500 and the issuance by Consolidated of additional shares of its common stock. The Company has not made either of the other two payments and is in default on the notes. The remaining principal plus accrued interest and the extension fee was approximately $150,000 at December 31, 1995. See "Interim Financings." In consideration of the issuance of the shares of Consolidated's common stock and its agreement to guarantee payment of the notes, the Company agreed to issue 75,000 shares of Common Stock to Holdings. Such shares were issued at September 30, 1995. In addition, the Company agreed to issue
Outstanding  Warrants  to  SISC.  See  "Certain   Transactions  --  Issuance  of
Warrants."

         During 1994 and 1995, ACT lent the Company $58,000 and $109,000, respectively. The outstanding balance on December 31, 1995 and 1994 were $167,000 and $58,000, respectively, representing the largest amounts owed during such years. ACT has lent money to the Company during 1996, and, at March 31, 1996 and July 17, 1996, the balance due to ACT was $232,000 and $256,000, respectively, which, with interest, is to be paid from the proceeds of this Offering. The loans, which were made on a demand basis and bear interest at 10% per annum, were used for working capital and other corporate purposes.

         The Company believes that the transactions described above are fair and reasonable to the Company and were made on terms that are not less favorable to the Company than could have been obtained from non-affiliated third parties, if such third parties were available, and it intends that transactions with related parties will be on an arms-length basis.


Issuance of Warrants


         In October 1993, the Company issued to SISC warrants to purchase 375,000 shares of Common Stock at $10.00 per share, 225,000 shares at $6.67 per share and 150,000 shares of Common Stock at $2.67 per share and issued to SMACS warrants to purchase 37,500 shares of Common Stock at $6.67 per share and 37,500 shares at $2.67 per share. These warrants became exercisable six months from the completion of the Company's initial public offering or earlier with the consent of the Company and the underwriter and expired on November 30, 1998. In connection with the Company's prior proposed initial public offering, SISC agreed to a reduction in the amount to be paid to SISC from the proceeds of such offering, and the Company issued to SISC a warrant to purchase 525,000 shares of Common Stock at $6.67 per share, and the Company and SISC agreed to an adjustment in the exercise price of warrants to purchase 375,000 shares of Common Stock from $10.00 per share to $6.67 per share.

         In February 1996, the Company issued an aggregate of 3,573,125 Outstanding Warrants, of which 1,677,500 are exercisable at $2.00 per share and 1,895,625 are exercisable at $4.00 per share. These warrants were issued in connection with services rendered, which, in the case of SISC, included the guarantee of the December 1994 Interim Notes. Although the Warrants were issued prior to the three-for-four reverse split, which was effective in February 1996, the number of shares issuable upon exercise of the Outstanding Warrants, but not the exercise price, was adjusted for the reverse split. Since the fair value of the Common Stock on the date of board approval was $3.20 per share, the Company incurred a compensation expense of $2.1 million as a result of the issuance of Outstanding Warrants at $2.00 per share. See Notes 11 and 14 of Notes to Netsmart Technologies, Inc. Consolidated Financial Statements. The Outstanding Warrants expire on December 31, 1999. The Outstanding Warrants, which, with respect to SISC and SMACS, replaced of the warrants described in preceding paragraph, were issued in February 1996 to the following persons:

         Name             $2 Warrants     $5 Warrants
- ---------------------     -----------     -----------
SISC                        1,968,750              --
Lewis S. Schiller                  --          52,500
Storm R. Morgan               225,000              --
James L. Conway               112,500         112,500
Leonard M. Luttinger           37,500         112,500
Thomas L. Evans                    --          37,500
SMACS Holdings, Inc.           37,500         187,500
Bridge Ventures, Inc.         135,000         135,000
                            ---------         -------
Total                       2,516,250         637,500
                            =========         =======

         SISC has transferred Outstanding Warrants to purchase 700,417 shares of Common Stock to Mr. Lewis S. Schiller (206,250 warrants), E. Gerald Kay (100,000 warrants), James Conway (25,000 warrants), two officers and one director of Consolidated (156,667 warrants), SMI (62,500 warrants) and two other individuals who are not affiliated with the Company (150,000 warrants). Mr. Schiller has an employment agreement with Consolidated pursuant to which he has an option to purchase 10% of Consolidated's or SISC's or their subsidiaries' interest in equity securities owned by them. The transfer of the Outstanding Warrants to Mr. Schiller was made pursuant to such employment agreement and for other services to SISC. In February 1996, Mr. Schiller transferred to DLB 133,500 shares of Common Stock and Outstanding Warrants to purchase 106,250 shares of Common Stock at $2.00 per share in satisfaction of certain of his obligations to DLB or its stockholder. DLB and Mr. Schiller have transferred 15,000 shares and 35,000 shares, respectively, of Common Stock to each of the Schillers' three adult children and one person who is an officer of Consolidated. Mr. Schiller and DLB disclaim any beneficial interest in the shares owned by the Schillers' adult children. Bridge Ventures transferred Outstanding Warrants to purchase 67,500 shares of Common Stock at $2.00 per share and 67,500 shares of Common Stock at $5.00 per share to Saggi, and SMACS transferred Outstanding Warrants to purchase 18,750 shares of Common Stock at $2.00 per share and 93,750 shares of Common Stock at $5.00 per share to Saggi. As a result of such transfers, Saggi holds Outstanding Warrants to purchase 86,250 shares of Common Stock at $2.00 and 161,250 shares of Common Stock at $5.00 per share. See "Selling Security Holders."

         In July 1996, pursuant to a warrant exchange, (a) the holders of Outstanding Warrants having a $2.00 exercise price exchanged one third of such warrants for Outstanding Warrants to purchase, at an exercise price of $4.00 per share, 150% of the number of shares of Common Stock issuable upon exercise of the Outstanding Warrants that were exchanged, and (b) the exercise price of the Outstanding Warrants having a $5.00 exercise price was reduced to $4.00. Prior to the warrant exchange, there were Outstanding Warrants to purchase 2,516,250 shares of Common Stock at $2.00 per share and Outstanding Warrants to purchase 637,500 shares of Common Stock at $5.00 per share outstanding. As a result of the warrant exchange, there are Outstanding Warrants to purchase 1,677,500 shares of Common Stock at $2.00 per share and 1,895,625 shares of Common Stock at $4.00 per share.

         The Company issued the Outstanding Warrants to Messrs. James L. Conway and Storm R. Morgan prior to their election as directors and prior to Mr. Conway's election as president of the Company.


Acquisition of CSM


         In April 1994, the Company entered into the Purchase Agreement to acquire the assets of CSM from Old CSM. In June 1994, the acquisition of CSM's assets was completed. Consolidated issued 800,000 shares of its common stock to Old CSM, and SISC advanced the Company $500,000 to enable it to pay the cash portion of the purchase price. The assets of Old CSM were acquired by a subsidiary of Holdings, and the subsidiary changed its corporate name to Creative Socio-Medics Corp. In September 1995, Holdings transferred the CSM stock to the Company, and the Company issued 750,000 shares of Common Stock to Holdings.

         In connection with the execution of the Purchase Agreement, SISC granted to Messrs. Edward D. Bright, John F. Phillips and Anthony F. Grisanti options to purchase 66,000, 66,000 and 19,920 shares of Common Stock, respectively. The shares subject to option are outstanding shares which are owned by Holdings. The options are exercisable at an exercise price of $.232 per share during the five-year period commencing on June 1994. The Company has agreed to give Messrs. Bright, Phillips and Grisanti certain registration rights, which do not apply prior to the completion of this Offering, with respect to the shares of Common Stock issuable upon exercise of the options. At the closing of the acquisition, Consolidated issued 17,377, 17,377 and 5,246 shares of Consolidated common stock to Messrs. Bright, Phillips and Grisanti, respectively. Mr. Phillips has been a director of the Company and an officer of the Company and/or CSM since the acquisition of CSM. Mr. Bright was chief executive officer and a director of the Company from June 1994 through December 1995 and has been an officer of CSM since the June 1994 acquisition. Mr. Grisanti has been treasurer of the Company since June 1994. The value of such shares, which was approximately $136,000, was included in the amount owed by the Company to SISC at September 30, 1995. See "Certain Transactions -- Loan Transactions with Related Parties."

         At the time of the acquisition of CSM in June 1994, SISC transferred its stock in the Company to Holdings, its wholly-owned subsidiary, which, until September 30, 1995, owned all of the stock of CSM as well as a controlling interest in the Company.


Other Related Party Transactions


         The Company has an agreement with Trinity pursuant to which the Company will pay Trinity a monthly fee of $15,000 for a three-year term commencing on the first day of the month in which the Company receives the proceeds from this Offering for general business, management and financial consulting services. Neither Mr. Lewis S. Schiller, chairman of the board of the Company, Consolidated, SISC and Trinity, nor any other employee of Consolidated, SISC or Trinity receives any compensation from the Company for services rendered by him, and the fee reflects compensation for services rendered and to be rendered by Trinity to the Company. No compensation is payable or accruable pursuant to the agreement until the completion of the Company's initial public offering. Trinity's business is providing management and related services, including services relating to the structure or restructure of an organization, for companies which are affiliated with Consolidated as well as non-affiliated entities.

         Pursuant to an employment agreement between Mr. Schiller and Consolidated, Mr. Schiller has the right to purchase 10% of SISC's equity position in its subsidiaries, including the Company, for 110% of SISC's cost. In December 1995, Mr. Schiller exercised his option and purchased from SISC an aggregate of 348,009 shares of Common Stock of the Company at exercise prices per share ranging from $.002 to $.38. The option exercised by Mr. Schiller covered his option with respect to all of the Common Stock issued to SISC and/or Holdings through December 31, 1995. In January 1996, Mr. Schiller exercised his option to purchase 112,500 shares of Common Stock representing his option with respect to the stock issuable in connection with the 1,125,000 shares of Common Stock issued to Holdings in exchange for 1,000 shares of Series D Preferred Stock. Such option had an exercise price of $.978 per share. Pursuant to his employment agreement with Consolidated, the exercise price is payable over a five-year period.

         In January 1996, the Company issued 11,250 shares of Common Stock to Mr. Thomas L. Evans for services rendered by him. The fair value of such shares will be treated as compensation to Mr. Evans in 1995.

         In January 1996, Mr. Storm R. Morgan was elected as a director of the Company. At the time of his election, he was a consultant to the Company. The Company does not pay compensation to Mr. Morgan. The Company has a proposed agreement with SMI, of which Mr. Morgan is sole stockholder, an officer and a director, pursuant to which the Company pays SMI monthly payments of $25,000 to $59,000 per month, for which SMI will provide to the Company the services of Mr. Morgan from time to time on an as-needed basis and up to four persons to serve in management-level or other key positions for the Company on a full-time basis. These individuals are providing marketing, support and technical services to the Company. Mr. Morgan is not required to devote any minimum amount of time to the business of the Company. The proposed agreement continues until December 31, 2000. If four persons (other than Mr. Morgan) are provided, the monthly fee payable to SMI will be $59,000. To the extent that SMI provides the services of persons other than Mr. Morgan, the Company may terminate such persons on 60 days notice, in which event the monthly payment is reduced by $8,500 per person, but in no event will the monthly payment be less than $25,000. The proposed agreement also contemplates payment to SMI of 6% of smart card and related revenues generated by the Company. In addition, the Company is to pay SMI a fee of $250,000 for services relating to the Company's agreement with IBN, of which $50,000 is payable from the proceeds of this Offering. The remaining $200,000 is payable from the proceeds of the over-allotment option, if exercised by the Underwriter, and from cash flow, provided, that in any event such amount shall be due 13 months from the date of this Prospectus. The proposed agreement also provides that, in the event that the Company receives a commission from sales of smart cards and smart card readers, the Company is to pay SMI 50% to 100% of the commissions received. Such commissions, if received, could be paid by smart card vendors and certain equipment vendors in connection with smart card based programs. Those instances in which SMI would receive 100% of the commissions are expected to relate to certain limited circumstances in which SMI introduced both the client and the equipment vendor to the Company. SMI has experience in the development, marketing and sales of advanced electronic financial transaction processing systems for point of sale applications, including automated teller machines.

         Mr. Morgan is also senior vice president of, and holds an equity interest in, Oasis. The Company has a joint marketing agreement with Oasis pursuant to which each company markets the products of the other for which it receives a commission. The Company and Oasis are also forming a joint venture corporation to acquire the SATC Software. The purchase price of the SATC Software is $650,000, of which $325,000 is payable by each of the Company and Oasis. The initial $325,000 payment was made by the Company. Oasis has agreed to provide the joint venture company with the funds to make the remaining installments, which are due during 1996, and has paid two installments each in the amount of $75,000. The remaining payment of $175,000 is due in September 1996. However, the agreement pursuant to which the SATC Software is being purchased, requires the Company to make the payment regardless of whether the Company receives payment from Oasis. The Company intends to develop enhancements to the SATC Software to enable it to interface with Oasis' IST/Share as well as the Company's own CarteSmart System software.

         In connection with the Company's accounts receivable financing, Messrs. Schiller and Luttinger guaranteed the Company's obligations to the lender and Messrs. Edward D. Bright and Anthony F. Grisanti, vice president of CSM and secretary and chief financial officer of the Company, respectively, issued their guaranty which is limited to the losses or liability resulting from certain irregularities by the Company in the submission of invoices for advances and the failure to pay over the proceeds from accounts to the lender. The Company knows of no such irregularities. The advances under this facility were approximately $972,000 and $958,000 at March 31, 1996 and August 8, 1996, respectively.

         As of June 30, 1996, SISC transferred 25,000 shares and 75,000 shares of Common Stock to Messrs. James L. Conway, president of the Company, and Storm
R. Morgan, a director of the Company. Such shares were transferred in respect of services rendered by such individuals to affiliates of Consolidated other than the Company.

         The  Company  has   performed   consulting   services  for  certain  of
Consolidated's affiliated companies. Such services, which have not been substantial and consist of technical support, programming and systems analysis, are rendered on an arms-length basis.


                               INTERIM FINANCINGS


         In July and August 1993, the Company issued its Interim Notes, which are payable from the proceeds of this Offering, in the aggregate principal amount of $216,000. The notes were issued to seven accredited investors, none of whom is an officer, director or principal stockholder of the Company or an affiliate of any such person. In connection with the issuance of such notes, SISC sold to the purchasers 2,160 shares of Common Stock at $.232 per share for each $27,000 note purchased. The holders of the shares of Common Stock have certain piggyback rights subsequent to this Offering. The net proceeds to the Company from the Interim Notes was approximately $205,000, of which $78,535 was used to reimburse SISC for money advanced by SISC without interest to pay principal and interest on notes in the aggregate principal amount of $50,000 and for other working capital purposes. The balance of such net proceeds was used for working capital and other corporate purposes. In connection with an extension of the maturity date to December 31, 1994, SISC transferred to the holders of the Interim Notes an aggregate of 9,375 shares of the Company's Common Stock owned by it. In April 1994, SISC purchased from one of the noteholders such noteholder's Interim Note in the principal amount of $54,000. The Company has paid $27,000 of the Interim Notes. The outstanding Interim Notes are to be paid from the proceeds of this Offering. See "Use of Proceeds" and "Certain Transactions."

         In December 1994, the Company borrowed $200,000 from accredited investors and issued to the investors its December 1994 Interim Notes in the principal amount of $200,000. The proceeds of the loan were used for working capital and other corporate purposes, including the payment of expenses relating to this Offering. In anticipation of such interim financing, SISC advanced the Company $50,000, which was repaid from the proceeds of the December 1994 Interim Notes. The December 1994 Interim Notes were due December 31, 1994. In connection with the December 1994 Interim Notes, Consolidated issued an aggregate of 30,000 shares of its common stock to the lenders in December 1994. The last reported sale price for the Consolidated common stock on December 1, 1994, the date of the initial closing for the sale of December 1994 Interim Notes, was $.69 per share. Pursuant to the terms of the notes, the Company extended the maturity date of the December 1994 Interim Notes until January 31, 1995, in connection with which Consolidated delivered an additional 30,000 shares of Consolidated common stock. The December 1994 Interim Notes provided that if such notes are not paid by January 31, 1995, Consolidated is to issue and deliver its guaranty of the payment of the principal of the December 1994 Interim Notes and accrued interest thereon in three equal installments on the last day of February, March and April 1995. Pursuant to a modification and extension agreement dated as of January 31, 1995, among the Company and the noteholders, the principal amount of the December 1994 Interim Notes was payable in three installments due on February 28, March 31 and April 30, 1995. The first payment of $67,000 plus interest was made. The Company had the right to defer the March payment until April by the payment by the Company of a $12,500 extension fee and the issuance by Consolidated of 25,004 additional shares of Consolidated common stock. The Company has not made either of the other two payments and is in default on the notes. The unpaid principal amount of the December 1994 Interim Notes of $133,000, plus accrued interest, plus the $12,500 extension fee, which are guaranteed by Consolidated, will be paid from the proceeds of this Offering. In consideration of the issuance by Consolidated of shares of its common stock in connection with the December 1994 Interim Notes, its agreement to issue additional shares of its common stock if the notes are extended and its agreement to provide the guarantee in the event that the December 1994 Interim Notes are not paid by January 31, 1995, the Company issued to SISC Outstanding Warrants to purchase 300,000 shares of Common Stock at $2.00 per share and issued 75,000 shares of Common Stock to Holdings.
See "Use of Proceeds" and "Certain Transactions."

         In January 1996, the Company borrowed $500,000 from four accredited investors. In connection with such loans, the Company issued its 8% promissory notes due January 31, 1997, which are payable from the proceeds of this Offering. The Company also agreed that, if the Company completes an initial public offering of its securities prior to the January 31, 1997 maturity date, it would register pursuant to the Securities Act and issue to the noteholders one Unit for each $2.00 principal amount of notes. Accordingly, the Company has registered 250,000 Units for issuance to the noteholders for no cash consideration. The shares of Common Stock and Warrants comprising the Units will be issued at the time of payment of the notes, but the holders of the Units have agreed not to sell shares of Common Stock or engage in short sales or sales against the box for a period of 13 months commencing on the date the Company receives the proceeds of this Offering. See "Selling Security Holders."


                             PRINCIPAL STOCKHOLDERS


         The following table sets forth, as of July 29, 1996 and as adjusted to give effect to the sale of the 1,125,000 shares of Common Stock included in the 562,500 Units offered by this Prospectus and the 500,000 shares of Common Stock included in the 250,000 Units to be issued to the holders of the January 1996 Interim Notes, who are the Selling Stockholders, and the 25,000 shares of Common Stock to be issued to the Company's asset-based lender, the number and percentage of shares of outstanding Common Stock owned by each person owning at least 5% of the Company's Common Stock, each director owning stock and all directors and officers as a group:

                                             Common Stock
                             --------------------------------------------------
                             Amount and Nature
     Name and                of Beneficial            Percent of Ownership
     Address(1)              Ownership(2)        Outstanding        As Adjusted
     ----------              -----------------   -----------        -----------
Lewis S. Schiller(3)               3,232,758         78.0%              56.0%
160 Broadway
New York, NY 10038

SIS Capital Corp.(4)               3,132,758         75.7%              54.3%
    and
Carte Medical Holdings, Inc.
160 Broadway
New York, NY 10038

DLB, Inc.(5)                         237,577          5.7%               4.1%
One Butler Road
Scarsdale, New York 10583

Leonard M. Luttinger(6)               82,029          2.0%               1.4%

John F. Phillips(7)                   76,129          1.8%                1.3

Storm R. Morgan(8)                    75,000          1.8%               1.3%

E. Gerald Kay(9)                      52,920          1.3%                *

James L. Conway(10)                   25,000           *                  *

All Directors and Officers         3,544,462         84.8%              61.1%
as a group (five individuals
owning stock)(3), (6), (7),
(8), (9), (10), (11)

*        Less than 1%.

(1) Unless otherwise indicated, the address of each person is c/o Netsmart Technologies, Inc., 146 Nassau Avenue, Islip, New York 11751.

(2) Unless otherwise indicated, each person named has the sole voting and sole investment power and has direct beneficial ownership of the shares. Since Outstanding Warrants are not exercisable for six months following the date of this Prospectus without the consent of the Company and the Underwriter, for purpose of this table, shares issuable upon exercise of Outstanding Warrants are not deemed to be outstanding at July 29, 1996. Information as to ownership of Outstanding Warrants by each person named in the table is set forth in the footnotes.

(3) Includes (a) 100,000 shares of Common Stock owned by Mr. Schiller, (b) 3,122,390 shares owned by Holdings, of which Mr. Schiller is the chief executive officer and has the power to vote the shares, and (c) 10,368 shares of Common Stock issuable upon conversion of the 40 shares of Series B Preferred Stock owned by Holdings. In addition, SISC holds Outstanding Warrants to purchase 835,000 shares of Common Stock at $2.00 per share and 650,000 shares of Common Stock at $4.00 per share, and Mr. Schiller holds Outstanding Warrants to purchase 66,667 shares of Common Stock at $2.00 per share and 102,500 shares of Common Stock and $4.00 per share. Includes 151,920 shares of Common Stock owned by Holdings, subject to options granted by SISC in connection with the acquisition of CSM. See "Certain Transactions." Shares owned by Mr. Schiller do not include securities owned by DLB, which is owned by Mr. Schiller's wife and with respect to which Mr. Schiller disclaims beneficial interest. At July 29, 1996, DLB owned 237,577 shares of
         Common Stock and Outstanding Warrants to purchase 106,250 shares of Common Stock at $2.00 per share. If the shares owned by DLB were included with Mr. Schiller's shares, the number of shares of Common Stock beneficially owned by Mr. Schiller at July 29, 1996 would be 3,472,358, or 83.7% of the outstanding shares of Common Stock at such date, and 60.2% as adjusted.

(4) Includes (a) 3,122,390 shares owned by Holdings and (b) 10,368 shares of Common Stock issuable upon conversion of the Series B Preferred Stock owned by Holdings. In addition, SISC holds Outstanding Warrants to purchase 835,000 shares of Common Stock at $2.00 per share and 650,000 shares of Common Stock at $4.00 per share. The shares owned by SISC include 151,920 shares of Common Stock owned by Holdings, subject to options granted by SISC in connection with the acquisition of CSM. See "Certain Transactions."

(5) Does not include Outstanding Warrants to purchase 70,833 shares of Common Stock at $2.00 and 53,126 shares of Common Stock at $4.00 per share owned by DLB.

(6) Includes 4,029 shares of Common Stock issuable upon exercise of outstanding options. In addition, Mr. Luttinger owns Outstanding Warrants to purchase 25,000 shares of Common Stock at $2.00 per share and 131,250 shares of Common Stock at $4.00 per share.

(7) Represents 66,000 shares issuable upon exercise of an option granted by SISC and 10,029 shares of Common Stock issuable upon exercise of outstanding options.

(8) Mr. Morgan holds Outstanding Warrants to purchase 150,000 shares of Common Stock at $2.00 per share and 112,500 shares of Common Stock at $4.00 per share, and SMI, of which Mr. Morgan is sole stockholder and an officer and director, owns outstanding Warrants to purchase 41,667 shares of Common Stock at $2.00 per share and 31.250 shares of Common Stock at $4.00 per share.

(9) Includes 5,184 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock owned by Mr. Kay. In addition, Mr. Kay holds Outstanding Warrants to purchase 66,667 shares of Common Stock at $2.00 per share and 50,000 shares of Common Stock at $4.00 per share.

(10) Mr. Conway holds Outstanding Warrants to purchase 100,000 shares of Common Stock at $2.00 per share and 168,750 shares of Common Stock at $4.00 per share.

(11) Information with respect to all officers and directors as a group also includes 26,560 shares of Common Stock issuable upon exercise of an option granted by SISC to Mr. Anthony F. Grisanti.


                            SELLING SECURITY HOLDERS


         The Selling Warrant Holders, SISC, Bridge Ventures and Saggi, may sell, from time to time, the 800,000 shares of Common Stock issuable upon exercise of the Outstanding Warrants pursuant to this Prospectus. During the first six months from the date of this Prospectus, the Outstanding Warrants may not be exercised, and the underlying shares of Common Stock may not be sold, without the consent of the Company and the Underwriter. For the 18 months following the expiration of such six-month period, neither the Outstanding Warrants nor the underlying shares of Common Stock may be sold without the consent of the Underwriter. The Outstanding Warrants are not to be publicly sold, and there is not expected to be any public market for the Outstanding Warrants. The Outstanding Warrants provide that, in the event that they are sold or otherwise transferred pursuant to an effective registration statement, they expire 90 days from the date of transfer. As a result, any purchaser of Outstanding Warrants must, within a short period, either exercise the Outstanding Warrants or permit them to expire unexercised. The Outstanding Warrants have an exercise price of $2.00 per share. SISC may exercise Outstanding Warrants by delivery of shares of Series D Preferred Stock, with each such share to be deemed to have a value of $1,000. See "Description of Securities -- Series D Preferred Stock."

         SISC owns Outstanding Warrants to purchase 835,000 shares of Common Stock at $2.00 per share and 650,000 shares of Common Stock at $4.00 per share. Bridge Ventures owns Outstanding Warrants to purchase 45,000 shares of Common Stock at $2.00 per share and 101,250 shares of Common Stock at $4.00 per share. In addition, SMACS Holdings, Inc. ("SMACS"), an affiliate of Bridge Ventures, holds Outstanding Warrants to purchase 12,500 shares of Common Stock at $2.00 per share and 103,125 shares of Common Stock at $4.00 per share, and Mr. Harris Freedman, an officer of Bridge Ventures and SMACS, owns 47,736 shares of Common Stock. Saggi owns Outstanding Warrants to purchase 57,500 shares of Common Stock at $2.00 per share and 204,375 shares of Common Stock at $4.00 per share. Ms. Sharon Will, an officer of Saggi, owns 7,079 shares of Common Stock. See "Certain Transactions."

         The Outstanding Warrants become exercisable six months from the date of this Prospectus, or earlier with the consent of the Company and the Underwriter. At such time as the Outstanding Warrants become exercisable, neither the Outstanding Warrants nor the underlying Common Stock may be sold without the prior consent of the Underwriter until the expiration of two years from the date of this Prospectus, and in no event may such Warrants or the underlying Common Stock be sold prior to the exercise in full or the expiration of the Underwriter's over-allotment option. The holders of the Outstanding Warrants have one demand registration right commencing two years after the date of this Prospectus. The Outstanding Warrants being registered are exercisable at $2.00 per share, expire on December 31, 1999 and may not be redeemed by the Company.

         Set forth below is information as to the stock ownership of the Selling Warrant Holders as of the date the Outstanding Warrants become exercisable.


                      Amount and Nature  Shares
Name and              of Beneficial      Being          Percent of Ownership
Address               Ownership          Offered    Outstanding      As Adjusted
- -------               -----------------  ---------  -----------      -----------
SIS Capital Corp.          4,617,758(1)   750,000      63.4%          53.1%(2)
160 Broadway
New York, NY 10038

Bridge Ventures, Inc.        149,250(3)    25,000       2.5%           2.1%
545 Madison Avenue
New York, NY 10022

Saggi Capital Corp.          386,125(4)    25,000       6.3%           5.8%
208 East 51st Street
New York, New York 10022


(1) Includes (a) 1,485,000 shares of Common Stock issuable upon exercise of the Outstanding Warrants, (b) 3,122,390 shares owned by Holdings, which is wholly owned by SISC, of which 151,920 shares of Common Stock are subject to options granted by SISC in connection with the CSM acquisition, and (c) 10,368 shares of Common Stock issuable upon conversion of the 40 shares of Series B Preferred Stock owned by Holdings. Mr. Lewis S. Schiller, chairman of the board of the Company is the chief executive officer of Consolidated, the parent of SISC, and has the right to vote and direct the disposition of the shares owned by Holdings, SISC's wholly-owned subsidiary. See "Business --Acquisition of CSM," "Management" and "Certain Transactions."

(2) If the over-allotment option is exercised in full, SISC's percent of ownership on an as adjusted basis would be 51.9%.

(3) Represents 149,250 shares of Common Stock issuable upon exercise of Outstanding Warrants owned by Bridge Ventures. Shares owned by Bridge Ventures do not include securities owned by SMACS or by Mr. Harris Freedman, who is an officer of Bridge Ventures and SMACS.

(4) Represents 386,125 shares of Common Stock issuable upon exercise of Outstanding Warrants owned by Saggi. Shares owned by Saggi do not include securities owned by Ms. Sharon Will, who is an officer of Saggi.

         In connection with the issuance of the January 1996 Interim Notes, the Company has agreed that, if the Company completes its initial public offering prior to the January 31, 1997 maturity date of the notes, it will issue to the note holders one Unit for each $2.00 principal amount of January 1996 Interim Notes. The Company has registered, and will issue pursuant to the Registration Statement of which this Prospectus is a part, an aggregate of 250,000 Units, consisting of 500,000 shares of Common Stock and 250,000 Warrants, to the persons named below (the "Selling Stockholders"). The Units and the Common Stock and Warrants comprising the Units being offered by the Selling Stockholders are subject to a one-year unconditional lock-up and, accordingly, may not be transferred by the Selling Stockholders during the one-year period commencing on the date of this Prospectus. During the month following the expiration of such one-year period, such securities may be sold by the Selling Stockholders only with the consent of the Underwriter. They have further agreed that, during the 13-month period commencing on the date of this Prospectus, they will not engage in any short sales or short sales against the box with respect to the Company's securities.

         Set forth below is information as to the Selling Stockholders. None of the Selling Stockholders is a stockholder or warrant holder of the Company.

     Name                     Number of Shares(1)     Number of Warrants
     ----                     -------------------     ------------------
360 Central Corporation                300,000                150,000
12382 Baywind Court
Boca Raton, FL 33428

Charles S. Junger                      100,000                 50,000
42 West 39th St.
New York, NY 10018

Steven Capizzi                          50,000                 25,000
42 Cider Creek Circle
Rochester, NY 14616

Kenneth Lipson                          50,000                 25,000
251 28th Avenue
San Francisco, CA 94121

(1)      Does not include  shares of Common Stock  issuable upon exercise of the
         Warrants   included   in  the  Units  to  be  issued  to  the   Selling
         Stockholders.

         The Company will not receive any proceeds from the sale by the Selling Warrant Holders of the shares of Common Stock issuable upon exercise of their Outstanding Warrants other than the exercise price of the Outstanding Warrants to the extent that the Outstanding Warrants are exercised, or from the sale by the Selling Stockholders other than upon exercise of their Warrants.

         The Selling Warrant Holders have advised the Company that any transfer of the Outstanding Warrants will be either a sale in private transactions at negotiated prices or by gift. They have advised the Company with respect to the underlying shares of Common Stock, and each of the Selling Stockholders has advised the Company with respect to the shares of Common Stock and Warrants being acquired by them pursuant to this Prospectus that such sale may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Warrant Holders or Selling Stockholders (collectively, "Selling Security Holders") in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise, and securities may be transferred by gift.

         Selling Security Holders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Security Holders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Security Holder's securities may not simultaneously engage in market-making activities with respect to any securities of the Company during the applicable "cooling-off" period (at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event the Underwriter is engaged in a distribution of a Selling Security Holder's securities, it will not be able to make a market in the Company's securities during the applicable restrictive period. However, the Underwriter has not agreed to and is not obligated to act as broker-dealer in the sale of any Selling Security Holder's securities and the Selling Security Holders may be required, and in the event the Underwriter is a market-maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Security Holder desiring to sell securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Security Holders.

         The Selling Security Holders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discount and commissions under the Securities Act.


                            DESCRIPTION OF SECURITIES


Capital Stock


         The Company is authorized to issue 3,000,000 shares of Preferred Stock, par value $.01 per share, and 15,000,000 shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. There are presently 4,136,253 shares of Common Stock outstanding, and upon completion of this Offering and the issuance of 250,000 Units to the Selling Stockholders and 25,000 shares of Common Stock to the Company's asset-based lender, assuming the Underwriter's over-allotment option is not exercised, there will be 5,786,253 shares of Common Stock outstanding. In addition, at July 29, 1996, there were reserved for issuance 3,573,125 shares for issuance upon the exercise of the Outstanding Warrants, 511,000 shares for issuance upon exercise of options granted and to be granted pursuant to the Plan, 43,200 shares for issuance upon conversion of the Series A Preferred Stock and 20,737 shares for issuance upon conversion of the Series B Preferred Stock.

         Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of the Company, and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Common Stock are, and those issuable pursuant to this Prospectus or upon exercise of the Warrants will be when issued as provided in this Prospectus, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights.

         The Company's Board of Directors is authorized to issue, from time to time and without further stockholder action, up to 3,000,000 shares of Preferred Stock in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation;
(iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share. The Company has no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of Preferred Stock.

         There are presently three series of Preferred Stock which are authorized. Set forth below is information concerning each series of Preferred Stock. The Series A, B and D Preferred Stock are on a parity with each other with respect to dividends and on liquidation and dissolution. The Board of Directors may create other series of Preferred Stocks which are either junior or senior to or on a parity with the Series A, B or D Preferred Stock as to dividends and/or on any voluntary or mandatory liquidation without the approval of the holders of such series of Preferred Stock. Upon completion of this Offering, the outstanding shares of Series A Preferred Stock will be converted into shares of Common Stock, the shares of Series B

Preferred Stock will be redeemed, and the only series of Preferred Stock which will remain outstanding will be the Series D Preferred Stock.

         The Company's certificate of incorporation authorizes the issuance of so-called "blank check" preferred stock with the board of directors having the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. The Preferred Stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control of the Company. The possible impact on takeover attempts could adversely affect the price of the Company Stock. Although the Company has no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, the Company may issue such shares in the future.


Series A Preferred Stock


         The Series A Preferred Stock consists of 400 shares, all of which are issued and outstanding. Holders of shares of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, dividends at an annual rate of $4 per share. Dividends on the Series A Preferred Stock are payable annually on March 1 in each year to holders of record at the close of business on the immediately preceding February 15. The first dividend payment date was March 1, 1994. Dividends accrue from the date of issuance of the shares and are payable in cash or in shares of Common Stock, valued at fair market value, as the Company's board of directors shall determine. The Company did not pay the $2,262 dividend due March 1, 1994 or the $1,600 dividend due March 1, 1995 and 1996, and a portion of proceeds of this Offering may be used to make such payment. Other than as required by applicable law, holders of shares of Series A Preferred Stock will not be entitled to any voting rights with respect to their shares.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to receive from the assets of the Company $100 per share plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock.

         Each share of Series A Preferred Stock, unless previously redeemed, is convertible, commencing on the date of issuance, into 108 shares of Common Stock. If the Series A Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date. The conversion rate is subject to adjustment upon the occurrence of certain events.

         The Company has the right to redeem the shares of Series A Preferred Stock at a redemption price of $1,000 per share, plus accumulated and unpaid dividends, at any time after the end of the first fiscal quarter in which its financial statements show a consolidated net worth, determined in accordance with generally accepted accounting principles consistently applied, of at least $2,500,000. The Series A Preferred Stock may be redeemed in whole only and not in part. Once the Series A Preferred Stock becomes redeemable, the Company may redeem the Series A Preferred Stock upon at least 30, but not more than 60 days' prior written notice to the registered holders. If the Series A Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date. The Company has agreed not to redeem the Series A Preferred Stock prior to the expiration of two years from the date of this Prospectus without the consent of the Underwriter. The sole holder of the Series A Preferred Stock has agreed to convert his Series A Preferred Stock into Common Stock following completion of this Offering.


Series B Preferred Stock


         The Series B Preferred Stock consists of 80 shares, all of which are issued and outstanding. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, dividends at an annual rate of $72 per share. Dividends on the Series B Preferred Stock will be payable annually on March 1 in each year to holders of record at the close of business on the immediately preceding February 28. The first dividend payment date was March 1, 1994. Dividends shall accrue from April 1, 1993, and are payable in cash or in shares of Common Stock, valued at fair market value, as the Company's board of directors shall determine, except that the first dividend shall be paid in cash. The Company did not pay the $5,271 dividend due March 1, 1994 or the $5,760 dividends due on each of March 1, 1995 and 1996. The Series B Preferred Stock is to be redeemed from the proceeds of this Offering, and payment of the accrued dividends is being waived. Other than as required by applicable law, holders of shares of Series B Preferred Stock will not be entitled to any voting rights with respect to their shares.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series B Preferred Stock, holders of shares of Series B Preferred Stock will be entitled to receive from the assets of the Company $1,200 per share plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series B Preferred Stock.

         The holders of the Series B Preferred Stock will be entitled at any time after the Company receives the proceeds from this Offering, subject to prior redemption, to convert each share of Series B Preferred Stock into 259.2 shares of Common Stock of the Company. If the Series B Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business date prior to the redemption date. The conversion rate is subject to adjustment upon the occurrence of certain events. If the holder of Series B Preferred Stock demands redemption following the Company's initial public offering, as described below, such holder's rights of conversion terminate immediately upon issuing such demand.

         Each holder of Series B Preferred Stock has the right, during the 30 day period following the date the Company receives the proceeds of this Offering, on written notice to the Company, to require the Company to redeem all of the shares of Series B Preferred Stock owned by such holder at a redemption price equal to $1,200 per share. No holder of Series B Preferred Stock shall be entitled to demand redemption of less than all of the shares of Series B Preferred Stock owned by such holder. The Company shall be required to pay the redemption price within 90 days after the receipt of the notice from the holder. In the event that a holder of Series B Preferred Stock gives such notice, such holder's right to convert the Series B Preferred Stock into Common Stock will terminate immediately upon making the demand for redemption, and the holder's only claim against the Company shall be for the amount of the redemption price.

         The Company shall have the right to redeem the shares of Series B Preferred Stock at a redemption price of $1,200 per share, plus accumulated and unpaid dividends, at any time after the end of the first fiscal quarter in which its financial statements show a consolidated net worth, determined in accordance with generally accepted accounting principles consistently applied, of at least $5,000,000. The Series B Preferred Stock may be redeemed in whole only, and not in part. Once the Series B Preferred Stock becomes redeemable, the Company may redeem the Series B Preferred Stock upon at least 30, but not more than 60 days' prior written notice to the registered holders. If the Series B Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date. The Series B Preferred Stock is to be redeemed following completion of this Offering. See "Use of Proceeds."


Series D Preferred Stock


         The Series D Preferred Stock consists of a maximum of 3,000 shares, of which 1,210 shares are issued and outstanding and owned by SISC. The holders of the Series D Preferred Stock are entitled to receive, out of funds of the Company legally available for payment, dividends at the annual rate of $60 per share. Dividends are cumulative and accrue from the date of issuance, which was October 1, 1995. Dividends are payable semiannually on the first day of April and October, with the first dividend payment date being the first of such dates to occur after the Company receives the proceeds of this Offering. Other than as required by applicable law, holders of shares of Series D Preferred Stock will not be entitled to any voting rights with respect to their shares.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series D Preferred Stock, holders of shares of Series D Preferred Stock will be entitled to receive from the assets of the Company $1.00 per share plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series D Preferred Stock. The Series D Preferred Stock is on a parity with the Series A and B Preferred Stock as to dividends and upon liquidation or dissolution of the Company.

         The Series D Preferred Stock is redeemable at the option of the Company for $1,000 per share commencing October 1, 1998, except that, prior to October 1, 1998, the Company may redeem shares of Series D Preferred Stock from 50% of the net proceeds from the sale by the Company of its equity securities, including the issuance of convertible securities and shares of Common Stock issued upon exercise of warrants or options, excluding this Offering, except to the extent that fifty percent (50%) of the net proceeds to the Company from the sale of securities pursuant to the over-allotment option may be used to redeem any shares of Series D Preferred Stock. However, the Company has agreed not to apply any proceeds from the over-allotment option, if exercised, to redeem the Series D Preferred Stock. The Company is not required to provide for the redemption of any shares of Series D Preferred Stock through the operation of a sinking fund. Any action to redeem the Series D Preferred Stock shall be taken by the Board of Directors, with any person who is a holder or an officer, director or principal stockholder of a holder of Series D Preferred Stock not participating in the vote. The Series D Preferred Stock may also be transferred to the Company to exercise Outstanding Warrants, with each share valued at $1,000 for such purpose.


Series A Redeemable Common Stock Purchase Warrants


         The holder of each Warrant is entitled, upon payment of the exercise price of $4.50 per share, to purchase one share of Common Stock. Unless previously redeemed, the Warrants are exercisable during the two-year period commencing one year from the date of this Prospectus. Holders of the Warrants will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act of 1933, as amended (the "Securities Act") relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect, and
(b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the states in which the various holders of Warrants reside.

         Commencing one year from the date of this Prospectus, with the consent of the Underwriter, the Warrants are subject to redemption by the Company, on not more than 60 nor less than 30 days' written notice, at a price of $.05 per Warrant, if the closing price per share of the Common Stock is at least $9.00, subject to adjustment, for at least 20 consecutive trading days ending within ten days of the date on which the Warrants are called for redemption. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class, postage prepaid, within five business days (or such longer period to which the Underwriter may consent) after the Warrants are called for redemption, but no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption. The Warrants can only be redeemed if, on the date the Warrants are called for redemption, there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants.

         The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m. New York City time on the expiration date of the Warrants or, if the Warrants are called for redemption, the day prior to the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

         Although the Warrants have a fixed exercise price and a formula for adjustments in certain events and have a fixed expiration date, it is possible that in the future the Company may wish to reduce the exercise price or extend the exercise period. The Company has no plans to reduce such price or extend the Warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this Prospectus is a part or a new registration statement, and no exercise of the Warrant with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the Commission.

Series B Common Stock Purchase Warrants


         As of the date of this Prospectus, there were Outstanding Warrants to purchase 1,677,500 shares of Common Stock at $2.00 per share and 1,895,625 shares of Common Stock at $4.00 per share. See "Certain Transactions" for information with respect to the issuance of such Outstanding Warrants.

         The Outstanding Warrants may be exercised during the period commencing six months from the date the Company receives proceeds from this Offering and ending on December 31, 1999. The exercise of the Outstanding Warrants can be accelerated with the consent of the Company and the Underwriter. The holders of the Outstanding Warrants have demand and piggy-back registration rights with respect to stock issuable upon issuance of the Outstanding Warrants commencing two years from the date of this Prospectus or earlier with the consent of the Underwriter and the managing underwriter of the subsequent offering. The Company has no right to redeem the Outstanding Warrants. In the event that the Outstanding Warrants are transferred pursuant to an effective registration statement, the Outstanding Warrants automatically terminate 90 days after the date of transfer, provided that the registration statement remains current and effective during such period. In such event, the transferee must either exercise the Outstanding Warrant or permit it to expire unexercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

         The holders of the Outstanding Warrants have been given the opportunity to profit from a rise in the market for the shares of the Company's Common Stock at a nominal cost per share, with a resulting dilution in the interests of stockholders. The holders of the Outstanding Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Outstanding Warrants. Such facts may adversely affect the terms on which the Company could obtain additional financing.


Dividend Policy


         Except for the obligation of the Company to pay dividends with respect to the Preferred Stock, the Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and accordingly does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Description of Securities" for information concerning dividends payable with respect to the Series A, B and D Preferred Stock.


Shares Eligible for Future Sale


         All of the presently issued and outstanding shares of Common Stock and preferred stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. If a public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. Of the 4,136,253 presently outstanding shares of Common Stock, 896,994 shares of Common Stock, together with the 63,936 shares of Common Stock issuable upon conversion of the Series A and B Preferred Stock, will become eligible for sale pursuant to Rule 144 commencing 90 days after the effective date of the registration statement of which this Prospectus forms a part. The remaining shares of Common Stock will become eligible for sale pursuant to Rule 144 in September 1997 as to 1,755,000 shares held by SISC, in December 1997 to February 1998 as to the remaining 1,484,259, of which 1,012,500 shares are owned by Holdings.

         Commencing on the date the shares may be sold pursuant to Rule 144, in any three month period, a holder may sell up to the greater of 1% of the outstanding Common Stock, which is 57,612 shares based on 5,761,253 shares of Common Stock outstanding upon completion of this Offering, assuming the over-allotment option is not exercised, or the average weekly trading volume of the Common Stock. Shares held by persons who are not affiliated with the Company may sell the Common Stock without limitation on the later of three years after the stock is purchased or 90 days from the date of this Prospectus.

Transfer Agent and Warrant Agent


         The transfer agent for the Common Stock and Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                                  UNDERWRITING


         Monroe Parker Securities, Inc. (the "Underwriter") has agreed, on the terms and subject to the conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriter, 562,500 Units. The Underwriter is committed to purchase and pay for all of the Units offered hereby on a "firm commitment" basis if any are purchased.

         The Underwriter has advised the Company that it proposes to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions not exceeding $. per Unit, of which not more than $. per Unit may be reallowed to other dealers who are members of the NASD. After the initial public offering, the offering price, the concession and the reallowance may be changed.

         The Company has granted an option to the Underwriter, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 84,375 additional Units at the offering price, less the underwriting discounts, for the sole purpose of covering over-allotments of the Units.

         The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the aggregate public offering price of all Units sold (including any Units sold pursuant to the Underwriter's over-allotment option).

         The Company has also agreed to enter into a one-year consulting agreement pursuant to which the Company will pay the Underwriter a fee of $60,000, which is to be paid in full at the closing of this Offering. During the period of the consulting agreement, the Underwriter will be reimbursed for its Company-approved out of pocket expenses. The Company has also entered into an agreement with the Underwriter pursuant to which the Company will pay the Underwriter a fee in the event the Company enters into an acquisition, merger or similar transaction with a party introduced to it by the Underwriter. As of the date of this Prospectus, the Underwriter has not introduced the Company to any such party.

         The holders of substantially all of the outstanding Common Stock and Outstanding Warrants have agreed not to sell publicly any of their securities without the written consent of the Underwriter for a period of two years from the date of this Prospectus. See "Selling Security Holders" for information relating to the restrictions on sales by the Selling Security Holders. The Company has agreed that, during the two years following the date of this Prospectus, it will not, without the consent of the Underwriter, issue shares of Common Stock (other than upon exercise or conversion of existing securities, the Warrants, the Underwriter's Options or pursuant to the Plan) or file a registration statement.

         The  Underwriting  Agreement  provides for  reciprocal  indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

         In connection with this Offering, the Company has agreed to sell to the Underwriter, for a purchase price of $56.25, Underwriter's Options to purchase from the Company up to 56,250 Units at an exercise price equal to 145% of the initial public offering price per Unit. The Units issuable upon exercise of the Underwriter's Options are substantially identical to the Units offered hereby, except that, in the event that the Underwriter's Options are exercised after the redemption (but before the expiration) of the Warrants, the Warrants underlying the Underwriter's Options are immediately redeemable by the Company. The Underwriter's Options are exercisable for a four-year period commencing one year from the date this Prospectus, except that, if the Warrants expire prior to the exercise of the Underwriter's Options, upon such exercise the Company will issue two shares of Common Stock and no Warrants. During the one-year period commencing on the date of this Prospectus, the Underwriter's Options may not be sold, transferred, assigned or hypothecated, except to the officers of the Underwriter or to selling group members or officers or partners or members thereof, all of which shall be bound by such restrictions. If the Underwriter's Options are transferred subsequent to the one-year period commencing on the date of this Prospectus, they must be immediately exercised and, if not so exercised, they will terminate. The Underwriter's Options will contain anti-dilution provisions providing for adjustment under certain circumstances similar to those applicable to the Warrants included in the Units. The holders of the Underwriter's Options have no voting, dividend or other rights as stockholders of the Company with respect to securities underlying the Underwriter's Options. The holders of the Underwriter's Options have been given the opportunity to profit from a rise in the market for the Company's securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the Underwriter's Options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Underwriter's Options. Such facts may adversely affect the terms on which the Company could obtain additional financing. Any profit received by the Underwriter on the sale of the
Underwriter's Options or the securities issuable upon exercise of the Underwriter's Options may be deemed additional underwriting compensation.

         The Company has agreed during the term of the Underwriter's Options and for two years thereafter to give advance notice to the holders of the Underwriter's Options or underlying securities of its intention to file a registration statement, and, in such case, the holders of the Underwriter's Options and underlying securities shall have the right to require the Company to include the underlying securities in such registration statement at the Company's expense. At the demand of the holders of a majority of holders of the Underwriter's Options and underlying Common Stock, including Common Stock issued or issuable upon exercise of the Warrants issuable upon exercise of the Underwriter's Options, during the term of the Underwriter's Options, the Company will also be required to file one such registration statement at the Company's expense. In addition, the Company has agreed to cooperate with the holders of the Underwriter's Options in filing a registration at the expense of the holders of the Underwriter's Options or underlying securities.

         The Company has also agreed to pay the Underwriter a Warrant solicitation fee equal to 4% of the exercise price of the Warrants, a portion of which may be reallowed to a member of the NASD who solicited or assisted in the solicitation of the exercise of the Warrants. The Warrant exercise fee shall not be payable with respect to any Warrant exercises prior to the first anniversary of the date of this Prospectus and may be paid only if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the NASD and the customer states in writing that the transaction was solicited and designates in writing the broker-dealer to receive compensation for the exercise, (iii) the Warrant is not held in a discretionary account, (iv) disclosure of the compensation arrangements are made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of warrants at the time of exercise, and (v) the solicitation of the Warrant was not made in violation of Rule 10b-6 of the Commission under the Securities Exchange Act of 1934.

         Rule 10b-6 of the Commission pursuant to the Exchange Act may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

         Prior to this Offering there has been no public market for the securities of the Company. The public offering price and composition of the Units and the exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and are not related to the Company's assets, book value, financial condition or any other recognized criteria of value. In determining such price and terms, the Company and the Underwriter considered a number of factors, including estimates of the Company's business potential, the amount of dilution to public investors, the Company's prospects, and the general condition of the securities markets.

         Pursuant to the Underwriting Agreement, the Company has agreed to use its best efforts to purchase key-man life insurance in the amount of $1 million on the life of each of Messrs. James L. Conway, Leonard M. Luttinger and Thomas
L. Evans, president, chief operating officer and vice president, respectively, of the Company, and to keep such insurance in effect for at least three years from the date of this Prospectus, provided that such insurance is available on standard rates. The Company will be the beneficiary of these policies.

         The Company has agreed not to call the Series A Preferred Stock for redemption during the two years following the date of this Prospectus without the consent of the Underwriter.

         The Underwriter has informed the Company that sales to any account over which the Underwriter exercises discretionary authority will not exceed 1% of this Offering.

                                  LEGAL MATTERS


         Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158, counsel for the Company, have given their opinion as to the authorization and valid issuance of the shares of Common Stock and Warrants comprising the Units offered by this Prospectus. Singer, Bienenstock, Zamansky, Ogele & Selengut, LLP., 40 Exchange Place, New York, New York 10005, is acting as counsel for the Underwriter in connection with this Offering.


                                     EXPERTS


         The financial statements of the Company included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein, which includes an explanatory paragraph that there is substantial doubt as to the ability of the Company to continue as a going concern, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing. On July 1, 1996, the firm of Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.

         The financial statements of CSM for the year ended December 31, 1993 included in this Prospectus have been audited by Richard A. Eisner & Company, LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


         A Registration Statement on Form S-1 relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and to the securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                          INDEX TO FINANCIAL STATEMENTS

                                                                    Page to Page

Netsmart Technologies, Inc.

Independent Auditor's Report                                        F-3
Balance Sheets                                                      F-4  -- F-6
Statements of Operations                                            F-7  -- F-8
Statements of Stockholders' Equity                                  F-9
Statements of Cash Flows                                            F-10 -- F-11
Notes to Financial Statements                                       F-12 -- F-29


Creative Socio-Medics Corp.

Report of Independent Auditors                                      F-30
Statements of Operations                                            F-31
Statement of Changes in Capital (Deficiency)                        F-32
Statements of Cash Flows                                            F-33 -- F-34
Notes to Financial Statements                                       F-35 -- F-36

                      [This page intentionally left blank]

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Netsmart Technologies, Inc.
   New York, New York


                  We have audited the accompanying consolidated balance sheet of Netsmart Technologies, Inc. [formerly CSMC Corporation] and subsidiary as of December 31, 1995, and the combined balance sheet of Netsmart Technologies, Inc. and affiliate as of December 31, 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Netsmart Technologies, Inc. and subsidiary as of December 31, 1995, and Netsmart Technologies, Inc. and affiliate as of December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, and the results of Netsmart Technologies, Inc.'s operations and cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements and as discussed in Note 3 to the financial statements, the Company has suffered recurring losses since its inception in 1992, and has an accumulated deficit at December 31, 1995 of $5,147,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                                 /S/___________________________
                                                 MORTENSON AND ASSOCIATES, P.C.
                                                 Certified Public Accountants.

Cranford, New Jersey
March 6, 1996

NETSMART TECHNOLOGIES, INC.
BALANCE SHEETS

                                           March 31,          December 31,
                                          ----------          ------------
                                            1 9 9 6         1 9 9 5      1 9 9 4
                                          ----------     ----------   ----------
                                        [Consolidated] [Consolidated] [Combined]
                                         [Unaudited]
Assets:
Current Assets:
   Cash                                   $   71,000       $     --     $     --
   Accounts Receivable - Net               2,329,000      2,112,000    1,732,000
   Costs and Estimated Profits in Excess
     of Interim Billings                   1,055,000        415,000      502,000
   Other Current Assets                       19,000         14,000       24,000
                                          ----------     ----------   ----------
   Total Current Assets                    3,474,000      2,541,000    2,258,000
                                           ---------     ----------   ----------

   Property and Equipment - Net              336,000        347,000      349,000
                                          ----------     ----------   ----------

Other Assets:
   Software Development Costs                     --             --      419,000
   Deferred Public Offering Costs            114,000             --      331,000
   Investment in Joint Venture at Equity          --             --       21,000
   Customer Lists                          3,364,000      3,442,000    3,755,000
   Software                                  650,000             --           --
   Other Assets                               61,000         60,000       60,000
                                           ---------     ----------   ----------
   Total Other Assets                      4,189,000      3,502,000    4,586,000
                                           ---------     ----------   ----------
   Total Assets                           $7,999,000     $6,390,000   $7,193,000
                                          ==========     ==========   ==========

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
BALANCE SHEETS

                                           March 31,          December 31,
                                          ----------          ------------
                                            1 9 9 6         1 9 9 5      1 9 9 4
                                          ----------     ----------   ----------
                                        [Consolidated] [Consolidated] [Combined]
                                         [Unaudited]


Liabilities and Stockholders' Equity:
Current Liabilities:
   Cash Overdraft                         $  107,000     $    95,000  $   39,000
   Notes Payable - Bank                       29,000          79,000     254,000
   Notes Payable - Other                   1,740,000       1,003,000     362,000
   Capitalized Lease Obligations             168,000         169,000     185,000
   Accounts Payable                        1,627,000       1,186,000   1,027,000
   Accrued Expenses                        1,459,000       1,323,000     388,000
   Interim Billings in Excess of Costs
    and Estimated Profits                  1,210,000         940,000   1,157,000
   Due to Related Parties                    232,000         167,000   2,883,000
   Deferred Revenue                           64,000         141,000          --
                                          ----------     -----------  ----------

   Total Current Liabilities - Forward     6,636,000       5,103,000   6,295,000
                                          ----------     -----------  ----------

Capitalized Lease Obligations - Forward       29,000          34,000      47,000
                                          ----------     -----------  ----------

Subordinated Debt - Related Party
 - Forward                                   750,000         750,000          --
                                          ----------     -----------  ----------

Commitments and Contingencies - Forward           --             --           --
                                          ----------     -----------  ----------

Redeemable Preferred Stock:
   Series B 6% Redeemable Preferred Stock;
    80 Shares Authorized, Issued and
    Outstanding [Liquidation Preference
    and Redemption Price of $96,000] -
    Forward                               $   96,000     $    96,000  $   96,000

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
BALANCE SHEETS
                                           March 31,           December 31,
                                             1996           1995         1994
                                          ----------     ----------   ----------
                                        [Consolidated] [Consolidated] [Combined]
                                         [Unaudited]

   Total Current Liabilities - Forwarded  $6,636,000     $5,103,000  $6,295,000
                                          ----------     ----------  ----------
Capitalized Lease Obligations - Forwarded     29,000         34,000      47,000
                                          ----------     ----------  ----------
Subordinated Debt - Related Party -
 Forwarded                                   750,000        750,000          --
                                          ----------     ----------  ----------
Commitments and Contingencies - Forwarded         --             --          --
                                          ----------     ----------  ----------
Redeemable Preferred Stock - Forwarded        96,000         96,000      96,000
                                          ----------     ----------  ----------
Stockholders' Equity:
   Preferred Stock, $.01 Par Value;
    Authorized 3,000,000 Shares;
    Authorized, Issued and Outstanding:

     Series A 4% Convertible Redeemable
      Preferred Stock - $.01 Par Value
      400 Shares Authorized, Issued and
      Outstanding [Liquidation Preference
      of $40,000]                                 --             --          --

     Series D 6%  Redeemable  Preferred
      Stock - $.01  Par  Value  3,000
      Shares Authorized,  2,210  Issued
      and Outstanding [Liquidation
      Preference of $2,210 and $1,210]
      at December 31, 1995 and March 31,
      1996, Respectively                          --             --          --

   Additional  Paid-in Capital -
    Preferred Stock [$40,000 - Series A;
    $2,210,000 - Series D at December 31,
    1995, $1,210,000 - Series D at March
    31, 1996]                              1,250,000      2,250,000      40,000

   Common  Stock - $.01 Par  Value;
    Authorized  15,000,000  Shares;
    Issued and Outstanding  1,050,003
    Shares at December 31, 1994,
    3,011,253 Shares at December 31,
    1995, 4,136,253 Shares at March
    31, 1996                                  41,000         30,000      11,000

   Additional Paid-in Capital
    - Common Stock                         6,343,000      3,274,000   3,001,000
   Accumulated Deficit                    (7,146,000)    (5,147,000) (2,297,000)
                                          -----------    ----------- -----------
   Total Stockholders' Equity                488,000        407,000      755,000
                                          -----------    ----------- -----------
   Total Liabilities and Stockholders'
    Equity                               $ 7,999,000    $  6,390,000 $ 7,193,000
                                         ============   ============ ===========

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

                                                                Three months ended                     Years  ended
                                                                     March 31,                         December 31,
                                                               1996             1995          1995          1994         1993
                                                            -----------     -----------   -----------   -----------   ----------
                                                           [Consolidated]    [Combined]  [Consolidated]  [Combined]
                                                            [Unaudited]     [Unaudited]
Revenues:
   Software and Related Systems and Services:
     General                                                $ 1,790,000     $   755,000   $ 4,541,000   $ 1,539,000    $  57,000
     Maintenance Contract Services                              289,000         252,000     1,099,000       501,000           --
                                                            -----------     -----------   -----------   -----------    ---------
     Total Software and Related Systems and Services          2,079,000       1,007,000     5,640,000     2,040,000       57,000

   Data Center Services                                         481,000         420,000     1,742,000       884,000           --
                                                            -----------     -----------   -----------   -----------    ---------
   Total Revenues                                             2,560,000       1,427,000     7,382,000     2,924,000       57,000
                                                            -----------     -----------   -----------   -----------    ---------
Cost of Revenues:
   Software and Related Systems and Services:
     General                                                  1,469,000         711,000     3,986,000     1,669,000       20,000
     Maintenance Contract Services                              144,000         192,000       743,000       449,000           --
                                                            -----------     -----------   -----------   -----------    ---------
     Total Software and Related Systems and Services          1,613,000         903,000     4,729,000     2,118,000       20,000

   Data Center Services                                         285,000         207,000       889,000       416,000           --
                                                            -----------     -----------   -----------   -----------    ---------
   Total Cost of Revenues                                     1,898,000       1,110,000     5,618,000     2,534,000       20,000
                                                            -----------     -----------   -----------   -----------    ---------
   Gross Profit                                                 662,000         317,000     1,764,000       390,000       37,000

Selling, General and Administrative Expenses                    455,000         593,000     2,480,000     1,495,000      358,000
Related Party Administrative Expenses                             5,000           4,000        18,000        19,000       18,000
Compensation [Note 5]                                         2,075,000              --            --            --           --
Research and Development                                             --         156,000       699,000       367,000           --
                                                            -----------     -----------   -----------   -----------    ---------
   Loss from Operations                                      (1,873,000)       (436,000)   (1,433,000)   (1,491,000)    (339,000)

Financing Costs                                                      --              --       863,000            --        7,000
Interest Expense                                                126,000          70,000       355,000        71,000       87,000
Related Party Interest Expense                                       --          52,000       199,000       189,000           --
                                                            -----------     -----------   -----------   -----------    ---------
   Net Loss [Continued]: Historical - Forward               $(1,999,000)    $  (558,000)  $(2,850,000)  $(1,751,000)   $(433,000)
                                                                            ===========                 ===========    =========

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

                                                                Three months ended                     Years  ended
                                                                     March 31,                         December 31,
                                                               1996             1995          1995          1994         1993
                                                            -----------     -----------   -----------   -----------   ----------
                                                           [Consolidated]    [Combined]  [Consolidated]  [Combined]
                                                            [Unaudited]                                               [Unaudited]

   Net Loss [Continued]: Historical - Forwarded             $(1,999,000)    $  (558,000)  $(2,850,000)  $(1,751,000)   $(433,000)
                                                                            ===========                 ===========    =========

     Pro Forma Adjustments to Expense [Notes 11 and 14C]         45,000                       684,000
                                                            -----------                   -----------
     Pro Forma Net Loss                                     $(2,044,000)                  $(3,534,000)
                                                            ===========                   ===========

   Pro Forma Loss Per Share                                 $      (.42)                  $      (.73)
                                                            ===========                   ===========

   Number of Shares of Common Stock                           4,821,528                     4,821,528
                                                            ===========                   ===========

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

                                         Series A   Series D     Additional  Common Stock $.01   Additional
                                         Prfd Stock Prfd Stock   Paid-in     Par Value Auth-     Paid-in                    Total
                                         at .01     at .01       Capital     orized 15,000,000   Capital                    Stock-
                                         Par Value  Par Value    Preferred   Shares              Common       Accumulated   holders'
                                         Shs  Amnt  Shs    Amnt  Stock       Shs        Amnt     Stock        Deficit       Equity
Balance - December 31,  1992             400  $ --     --  $ --  $   40,000    967,467  $ 10,000  $  3,000    $ (113,000)  $(60,000)

Common Stock issued as part of
 units for cash in January 1993           --    --     --    --          --      4,536        --     1,000             --     1,000
Common Stock Transferred by SISC
 in connection with interim notes
 in October and November 1993             --    --     --    --          --         --        --     7,000            --      7,000
Common Stock Issued for Debt in
 October 1993                             --    --     --    --          --     78,000     1,000    17,000            --     18,000
Allocated Related Party Administrative
 Expenses                                 --    --     --    --          --         --    18,000        --        18,000         --
Net Loss                                  --    --     --    --          --         --        --        --      (433,000)  (433,000)
                                         ---  ----  -----  ----  ----------  ---------  --------  ----------  -----------  ---------
Balance - December 31, 1993              400    --     --    --      40,000  1,050,003    11,000      46,000    (546,000)  (449,000)

Allocated Related Party Administrative
 Expenses                                 --    --     --    --          --         --        --      19,000          --     19,000
Combination with CSM                      --    --     --    --          --         --        --   2,936,000          --  2,936,000
Net Loss                                  --    --     --    --          --         --        --          --  (1,751,000)(1,751,000)
                                         ---  ----  -----  ----  ----------  ---------  --------  ----------  ---------- ----------
Balance - December 31, 1994 [Combined]   400    --     --    --      40,000  1,050,003    11,000   3,001,000  (2,297,000)   755,000

Allocated Related Party Administrative
 Expenses                                 --    --     --    --          --         --        --      18,000          --     18,000
Common Stock Issued to Affiliate          --    --     --    --          --    825,000     8,000      (8,000)         --         --
Common Stock and Preferred Stock Issued
 to Affiliate                             --    --  2,210    --   2,210,000  1,125,000    11,000     241,000          --  2,462,000
Common Stock Issued to Officer for
 Services                                 --    --     --    --          --     11,250        --      22,000          --     22,000
Net Loss                                  --    --     --    --          --         --        --          --  (2,850,000)(2,850,000)
                                         ---  ----  -----  ----  ----------  ---------  --------  ----------  ---------- ----------
Balance - December 31, 1995
 [Consolidated]                          400    --  2,210    --   2,250,000  3,011,253    30,000   3,274,000  (5,147,000)   407,000

Common Stock Issued in Exchange for
 Series D Preferred Stock                 --    -- (1,000)   --  (1,000,000) 1,125,000    11,000     989,000          --         --
Allocated Related Party Administrative
 Expenses                                 --    --     --    --          --         --        --       5,000          --      5,000
Compensation from the Issuance of Common
 Stock Warrants                           --    --     --    --          --         --        --   2,075,000          --  2,075,000
Net Loss                                  --    --     --    --          --         --        --          --  (1,999,000)(1,999,000)
                                         ---  ----  -----  ----  ----------  ---------  --------  ----------  ---------- ----------
Balance - March 31, 1996 [Consolidated]
 [Unaudited]                             400  $ --  1,210  $ --  $1,250,000  4,136,253  $ 41,000  $6,343,000 $(7,146,000)  $488,000
                                         ===  ====  =====  ====  ==========  =========  ========  ========== ===========   ========

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS

                                                  Three months ended                         Y e a r s  e n d e d
                                                        March 31,                           D e c e m b e r   3 1,
                                                  1 9 9 6          1 9 9 5         1 9 9 5           1 9 9 4         1 9 9 3
                                                  -------          -------         -------           -------         -------
                                              [Consolidated]     [Combined]      [Consolidated]   [Combined]
                                               [Unaudited]       [Unaudited]
Operating Activities:
   Net [Loss]                                 $    (1,999,000) $       (558,000) $    (2,850,000) $    (1,751,000) $    (433,000)
                                              ---------------  ----------------  ---------------  ---------------  -------------
   Adjustments to Reconcile Net Income [Loss]
    to Net Cash [Used for] Provided by
    Operating Activities:
     Depreciation and Amortization                    109,000           131,000          872,000          470,000          8,000
     Financing Costs                                       --                --               --               --          7,000
     Administrative Expenses                            5,000             4,000           18,000           19,000         18,000
     Additional Compensation                        2,075,000                --           22,000          236,000             --
     Write Off of Deferred Public
      Offering Costs                                       --                --          460,000               --             --
     Equity in Net Loss of Joint Venture                   --                --           21,000           15,000             --
     Provision for Doubtful Accounts                       --                --            8,000               --

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                           (217,000)          636,000         (388,000)        (369,000)            --
       Costs and Estimated Profits in
         Excess of Interim Billings                  (640,000)         (102,000)          87,000         (233,000)            --
       Other Current Assets                            (5,000)           10,000           10,000           45,000          4,000
       Other Assets                                    (1,000)               --               --           (3,000)            --

     Increase [Decrease] in:
       Accounts Payable                               441,000          (384,000)         159,000           13,000         45,000
       Accrued Expenses                              (189,000)          350,000          935,000          199,000         16,000
       Interim Billings in Excess of
         Costs and Estimated Profits                  270,000          (552,000)        (217,000)         413,000             --
       Accrued Payroll Taxes and
         Related Expenses                                  --                --               --         (276,000)       217,000
       Due to Related Parties                          65,000           209,000          496,000        1,629,000        314,000
       Deferred Revenue                               (77,000)               --          141,000               --             --
                                              ---------------  ----------------  ---------------  ---------------  -------------
     Total Adjustments                              1,836,000           302,000        2,624,000        2,158,000        629,000
                                              ---------------  ----------------  ---------------  ---------------  -------------
   Net Cash - Operating Activities - Forward         (163,000)         (256,000)        (226,000)         407,000        196,000
                                              ---------------  ----------------  ---------------  ---------------  -------------

Investing Activities:
   Acquisition of Property and Equipment              (20,000)           (4,000)        (138,000)        (122,000)       (19,000)
   Software Development Costs                              --                --               --         (177,000)      (426,000)
   Investment in Joint Venture                             --                --               --          (25,000)            --
   Acquisition of Software                           (325,000)               --               --               --             --
   Cash Acquired in Combination with CSM                   --                --               --           31,000             --
                                              ---------------  ----------------  ---------------  ---------------  -------------
   Net Cash - Investing Activities - Forward  $      (345,000) $         (4,000) $      (138,000) $      (293,000) $    (445,000)

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS

                                                    Three months ended                              Years  ended
                                                          March 31,                                December   31,
                                                      1996             1995           1995              1994            1993
                                                    -------          -------         -------           -------         -------
                                                [Consolidated]     [Combined]      [Consolidated]   [Combined]
                                                 [Unaudited]       [Unaudited]
   Net Cash - Operating Activities - Forwarded  $      (163,000) $      (256,000) $      (226,000) $       407,000  $     196,000
                                                ---------------  ---------------  ---------------  ---------------  -------------
   Net Cash - Investing Activities - Forwarded         (345,000)          (4,000)        (138,000)        (293,000)      (445,000)
                                                ---------------  ---------------  ---------------  ---------------  -------------
Financing Activities:
   Proceeds from Short-Term Notes                       764,000          492,000          831,000          200,000        216,000
   Payment of Short-Term Notes                          (27,000)         (67,000)        (190,000)              --             --
   Payment of Bank Note Payable                         (50,000)        (110,000)        (175,000)         (60,000)            --
   Payment of Capitalized Lease
    Obligations                                          (6,000)          (5,000)         (29,000)          (8,000)            --
   Issuance of Preferred Stock                               --               --               --               --         24,000
   Issuance of Common Stock                                  --               --               --               --          1,000
   Cash Overdraft                                        12,000          (35,000)          56,000           37,000          2,000
   Deferred Public Offering Costs                      (114,000)         (15,000)        (129,000)        (283,000)            --
                                                ---------------  ---------------  ---------------  ---------------  -------------
   Net Cash - Financing Activities                      579,000          260,000          364,000         (114,000)       243,000
                                                ---------------  ---------------  ---------------  ---------------  -------------
   Net Increase [Decrease] in Cash                       71,000               --               --               --         (6,000)

Cash - Beginning of Periods                                  --               --               --               --          6,000
                                                ---------------  ---------------  ---------------  ---------------  -------------
   Cash - End of Periods                        $        71,000  $            --  $            --  $            --  $          --
                                                ===============  ===============  ===============  ===============  =============

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the periods for:
     Interest                                 $        95,000  $             --  $       349,000  $        76,000  $       2,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

   In October 1993, the Company converted $18,000 of SISC debt into 78,000 shares of common stock.

   In September 1995:

   1)   $388,000 of accrued interest owed to SISC was exchanged for 1,125,000 shares of common stock.
   2)   $2,210,000 of SISC debt was exchanged for 2,210 shares of Series D Preferred Stock.
   3)   825,000 shares of common stock were issued to Holdings as follows:

           A)   750,000 shares were issued in connection with the transfer of the Acquisition Corp. stock to CSMC.
           B)   75,000 shares were issued in respect of certain indebtedness guaranteed by Consolidated.

   In February 1996, the Company acquired software and assumed a liability in the amount of $325,000.

See Notes to Financial Statements.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[1] Financial Statement Presentation, Organization and Nature of Operations

The financial statements as of December 31, 1995 are presented on a consolidated basis and include Netsmart Technologies, Inc. [formerly "CSMC Corporation" and "Carte Medical Corporation"] ["Netsmart"], and its wholly-owned subsidiary, Creative Socio-Medics Corp. ["CSM"] [collectively, the "Company"]. All intercompany transactions are eliminated in consolidation.

The financial statements as of December 31, 1994, which include Netsmart and CSM commencing July 1, 1994, are presented on a combined basis because they are under common control. All intercompany transactions are eliminated in combination. The acquisition by Carte Medical Holdings, Inc. ["Holdings"], the principal stockholder of Netsmart, of CSM occurred on June 16, 1994. The operations of CSM from that date to June 30, 1994 were not substantial and are not included in the combined financial statements as of December 31, 1994. The financial statements prior to July 1, 1994 reflect the results of operations and financial position of Netsmart.

Netsmart was incorporated on September 9, 1992 to engage in the development and marketing of an integrated proprietary software system designed to run on multiple systems in a distributed network environment. Netsmart's marketing effort through December 31, 1995 was primarily directed at managed care organizations and methadone clinics and other substance abuse facilities throughout the country. Netsmart's software operates on computer networks, including networks based on personal computers, and so-called "smart cards." A smart card is a plastic card the size of a standard credit card which combines data storage capacity and access to information along with computing capacity within a single embedded microprocessor chip contained in the card.

Netsmart was organized under the name Medical Services Corp. ["MSC"], and had a wholly-owned subsidiary named Carte Medical Corp. In October 1993, the subsidiary was merged into MSC, and the name was changed to Carte Medical Corporation. In May 1995, the name of the Company was changed to CSMC Corporation and in February 1996, the name was changed to Netsmart Technologies, Inc.

Netsmart is controlled by Consolidated Technology Group Ltd. ["Consolidated"], a public company, through its wholly-owned subsidiary Holdings. Prior to June 16, 1994, Netsmart's principal stockholder was SIS Capital Corp. ["SISC"], a wholly-owned subsidiary of Consolidated. Netsmart's chairman of the board is the chief executive officer of Consolidated. Prior to 1995, substantially all of the funds for Netsmart's operations had been advanced by principal stockholders, principally SISC. During 1995, the Company's principal source of funds has been an accounts receivable financing agreement with an asset-based lender [See Note 5].

From inception through July 1994, Netsmart had generated revenue of approximately $57,000, which represents fees for consulting services, and was considered to be in the development stage. As of July 1994, the Company was no longer considered to be in the development stage.

In August 1993, Netsmart effected a 2,000-for-one common stock recapitalization, and in October 1993, Netsmart effected a .576-for-one reverse split in its common stock. In February 1996, the Company effected a three-for-four reverse split in its common stock. All share and per share information in these financials statements give effect, where appropriate, to such transactions.

In April 1994, Netsmart entered into an Agreement and Plan of Reorganization [the "Purchase Agreement"] among Consolidated, Netsmart, CSM Acquisition Corp. ["Acquisition Corp."], a wholly-owned subsidiary of Consolidated, Creative Socio-Medics ["Old CSM"], and Advanced Computer Techniques, Inc. ["ACT"], Old CSM's parent.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #2

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[1] Financial Statement Presentation, Organization and Nature of Operations
 [Continued]

Pursuant to the Purchase Agreement, in June 1994, Acquisition Corp. acquired the assets and assumed liabilities of Old CSM in exchange for 800,000 shares of Consolidated's common stock and $500,000 cash which was advanced by Netsmart from a loan from SISC. The following summarizes the purchase price allocated to acquired assets at fair value:

Cash                                                           $        500,000
Stock of Consolidated                                                 2,700,000
                                                             ------------------
   Purchase Cost                                             $        3,200,000
   -------------                                             ==================

Allocated to:
   Customer Lists                                            $        3,851,000
   Accounts Receivable                                                1,363,000
   Costs and Estimated Profits in Excess of
    Billings                                                            269,000
   Property and Equipment                                               261,000
   Other Assets                                                         213,000
   Liabilities Assumed                                               (2,757,000)
                                                             ------------------
   Total                                                     $        3,200,000
   -----                                                     ==================

The value of Consolidated stock was calculated based on the 800,000 shares of common stock given per the acquisition agreement at the fair value of $3.375 per share. The fair value was determined based on the average trading price of Consolidated common stock for a period before and after the acquisition date. The $2,700,000 is recorded as additional paid-in capital since such amount will not be reimbursed.

In June 1994, SISC formed a wholly-owned subsidiary, Holdings, and transferred its stock in Netsmart and Acquisition Corp. to Holdings. On September 30, 1995, the stock of Acquisition Corp., whose name had been changed to Creative Socio-Medics Corp. in June 1994, was transferred to the Company. At the same time, the Company issued 825,000 shares of its common stock to Holdings, of which 750,000 shares were issued in connection with the transfer of the Acquisition Corp. stock and 75,000 shares were issued in respect of certain indebtedness guaranteed by Consolidated.

At the time of the execution of the Purchase Agreement, SISC granted three officers of Old CSM, who became officers of the Company, options to purchase an aggregate of 151,920 shares of common stock at $.232 per share. The value of the options is based on a fair value of approximately $.89 per share of the Company's common stock less the exercise price of $.232 per share. The fair value was determined based on the financial condition of the Company at the time the options were granted. The shares subject to option are outstanding shares which were owned by SISC and transferred to Holdings subject to the options. The Company has granted to these individuals certain piggy back registration rights with respect to the shares of common stock issuable upon exercise of the options. The value of these options is approximately $100,000 and is treated as compensation by the Company. At the closing of the purchase of Old CSM, Consolidated transferred to such three officers an aggregate of 40,000 shares of Consolidated common stock, which were valued at approximately $136,000. The value of such shares is treated as compensation by the Company. The value of Consolidated stock was determined on a consistent basis with those shares given in the acquisition. The amounts of $100,000 and $136,000 were credited to additional paid-in capital.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #3

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[1] Financial Statement Presentation, Organization and Nature of Operations
 [Continued]

The following pro forma unaudited results assumes the acquisition of CSM had occurred at the beginning of the indicated periods:

                                                          Years ended
                                                          December 31,
                                                     1994              1993

Net Revenues                                  $     5,050,000  $      5,048,000
                                              ===============  ================

Net Loss                                      $    (2,136,000) $       (751,000)
                                              ===============  ================

Loss Per Share                                $          (.44) $           (.16)
                                              ===============  ================

Number of Shares of Common Stock                     4,821,528         4,763,028
                                               ===============  ================

[2] Summary of Significant Accounting Policies

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers. The Company routinely assesses the financial strength of its customers and based upon factors surrounding the credit risk of the customers believes that its accounts receivable credit risk exposure is limited. Such estimate of the financial strength of such customers may be subject to change in the near term.

The Company's health information systems are marketed to specialized care facilities, many of which are operated by government entities and include entitlement programs. During the years ended December 31, 1995 and 1994, approximately 54% and 49% of the Company's revenues were generated from contracts with government agencies. There were no revenues generated from government agency contracts in 1993.

During the year ended December 31, 1995, one customer accounted for approximately $1,400,000 or 19% of revenue. Accounts receivable of approximately $336,000 were due from this customer at December 31, 1995. No one customer accounted for more than 10% of revenues in 1994. Revenues in 1993 pertained to one customer.

Revenue Recognition - The Company anticipates that it will recognize revenue principally from the licensing of its software, and from consulting and maintenance services rendered in connection with such licensing activities. Revenue from licensing will be recognized under the terms of the licenses, which are expected to provide for a royalty, which may be payable annually, monthly or on some other basis, based on the number of persons using smart cards pursuant to the license agreement. Consulting revenue is recognized when the services are rendered. No revenue is recognized prior to obtaining a binding commitment from the customer.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #4

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[2] Summary of Significant Accounting Policies [Continued]

Revenue Recognition [Continued] - Revenues from fixed price software development contracts and revenue under license agreements which require significant modification  of the  software  package to the  customer's  specifications,  are recognized on the estimated percentage-of-completion method. Using the units-of-work performed method to measure progress towards completion, revisions in cost estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenue from software package license agreements without significant vendor obligations is recognized upon delivery of the software. Information processing revenues are recognized in the period in which the service is provided. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. Software development revenues from time-and-materials contracts are recognized as services are performed.

Deferred revenue represents revenue billed and collected but not yet earned.

The cost of maintenance revenue, which consists solely of staff payroll, is expensed as incurred.

Contract terms provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of billings, and billings in excess of costs and estimated profits. It is reasonably possible that the amount of costs and estimated profits in excess of billing and billings in excess of costs and estimated profits may be subject to change in the near term.

Costs, estimated profits, and billings on uncompleted contracts are summarized as follows:

                                                           December 31,
                                                      1995              1994

Costs Incurred on Uncompleted Contracts       $     2,588,000  $      1,494,000
Estimated Profits                                     491,000         1,390,000
                                              ---------------  ----------------
Total                                               3,079,000         2,884,000
Billings to Date                                    3,604,000         3,539,000
                                              ---------------  ----------------
   Net                                        $      (525,000) $       (655,000)
   ---                                        ===============  ================

Included in the accompanying balance
 sheet under the following captions:

Costs and estimated profits in excess
 of interim billings                          $       415,000  $        502,000
Interim billings in excess of costs
 and estimated profits                                940,000         1,157,000
                                              ---------------  ----------------
   Net                                        $      (525,000) $       (655,000)
   ---                                        ===============  ================

Direct Costs - Direct costs generally represent labor costs related to licensing and consulting agreements.

Accounts Receivable - Accounts receivable is shown net of allowance for doubtful accounts of $146,000 and $138,000 at December 31, 1995 and 1994, respectively.

Property and Equipment and Depreciation - Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #5

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[2] Summary of Significant Accounting Policies [Continued]

computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of these assets.

Estimated useful lives range from 2 to 10 years as follows:

Equipment                                                              2-5 Years
Furniture and Fixtures                                                 5-7 Years
Leasehold Improvements                                                8-10 Years

Capitalized  Software  Development  Costs - Capitalization  of computer software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company's computer software products is generally based upon achievement of a detail program design free of high risk development issues. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgement by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technology.

Amortization of capitalized computer software development costs commences when the related products become available for general release to customers.
Amortization is to be provided on a product by product basis. The annual amortization shall be the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. In 1995, due to a change from a DOS based operating system to a Windows based operating system, management determined that the estimated economic life of the developed computer software had expired. This has been accounted for as a change in accounting estimate and as a result amortization increased by $210,000 in 1995. Amortization of capitalized computer software development costs amounted to $419,000, $221,000 and $3,000 at December 31, 1995, 1994 and 1993, respectively. Amortization expense has been included in cost of revenues for all periods.

Customer Lists - Customer lists represent a listing of customers obtained through the acquisition of CSM to which the Company can market its products. Customer lists are being amortized on the straight-line method.

In 1995, the amortization period of customer lists was changed from 20 years to 12 years. The change in the period of amortization reflects changes in technology which became more important in the health care industry subsequent to the acquisition of CSM in June 1994. The development of Window-based applications, particularly Windows 95, which had not been developed at the time of the acquisition, together with the possibility of other changes in the software and communications industry, represent developments that the Company feels require a change in the amortization period to twelve years. Such change has been accounted for as a change in accounting estimate. The effect of this change was to increase amortization by $120,000 in 1995. Management has determined that expected future cash flows exceed the carrying value of customer lists at December 31, 1995. It is at least reasonably possible that management's estimate of expected future cash flows will change in the near term. This may result in an accelerated amortization method or write-off of the customer lists.

Customer lists at December 31, 1995 and 1994 are as follows:
                                                           December 31,
                                                      1995              1994

Customer Lists                                  $    3,851,000  $      3,851,000
Less: Accumulated Amortization                         409,000            96,000
                                                --------------  ----------------

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #6

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[2] Summary of Significant Accounting Policies [Continued]

   Net                                          $    3,442,000  $      3,755,000
   ---                                          ==============  ================

Deferred Public Offering Costs - The Company has withdrawn its registration statement following termination in early 1995 of its proposed initial public offering. Deferred public offering costs in the amount of $460,000 are expensed in 1995 and are included in financing costs.

Loss Per Share - Loss per share is based on the weighted average number of shares outstanding for each period presented. Certain options and warrants, issued to related parties at or below the Initial Public Offering price within one year of the filing of the registration statement, are included in the computation of loss per share. Such options and warrants resulted in a net increase in outstanding common stock of 685,275 shares for all periods presented. In August 1993, the Company effected a 2,000-for-one common stock recapitalization, in October 1993, the Company effected a .576-for-one reverse split in its common stock, and, in February 1996, the Company effected a three-for-four reverse split in its common stock. In January 1996, the Company issued 1,125,000 shares of common stock in exchange for 1,000 shares of Series D preferred stock. All share and per share information in these financial statements gives effect, retroactively, to such transactions. Dividends on preferred stock are included in the calculation of loss per share.

Proposed Investment in Joint Venture - The Company's proposed investment in a joint venture will represent a minority interest in a corporation organized to promote the cross-marketing of the computer related products and services of the stockholders. The investment will be accounted for under the equity method.

Allocated Related Party Administrative Expenses - During 1995, 1994 and 1993, certain administrative services were performed for the Company by Consolidated and its subsidiaries. The fair value of such services, approximately $18,000, $19,000 and $18,000, respectively, was charged to general and administrative expenses, and, since Consolidated will not be reimbursed for such charges, credited to additional paid-in capital.

Research and Development - Expenditures for research and development costs for the year ended December 31, 1995 and 1994 amounted to $699,000 and $367,000, respectively. There were no research and development costs in 1993.

[3] Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained losses since inception and the accumulated deficit at December 31, 1995 is $5,147,000. The ability of the Company to continue as a going concern is dependent upon the success of the Company's marketing effort and its access to sufficient funding to enable it to continue operations. The Company has been funded through December 31, 1995 through loans from principal stockholders, an asset-based lender and others and from the sale of stock [See Notes 5 and 6]. The ability of the Company to effect its transition, ultimately, to profitable operations is dependent upon obtaining adequate financing through a private placement or initial public offering and achieving a level of revenues from the license of its software and consulting and maintenance revenues to support its cost structure. The failure of the Company to generate revenues at a level in excess of its ongoing expenses may force the Company to reduce or cease operations. Management plans to increase revenues by marketing its products to markets other than the health care field, such as the financial services industry.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #7

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[4] Property and Equipment

Property and equipment consist of the following:
                                                           December 31,
                                                       1995           1994

Equipment, Furniture and Fixtures                 $      674,000  $      596,000
Leasehold Improvements                                   164,000         164,000
                                                  --------------  --------------
Totals - At Cost                                         838,000         760,000
Less:  Accumulated Depreciation                          491,000         411,000
                                                  --------------  --------------
   Net                                            $      347,000  $      349,000
   ---                                            ==============  ==============

Depreciation amounted to $140,000, $69,000 and $5,000, respectively for the years ended December 31, 1995, 1994 and 1993.

[5] Related Party Transactions

[A] Issuance of Stock at Organization - In connection with the organization of the Company in September 1992, the Company issued 824,256 shares of common stock as follows: 582,072 shares of common stock to SISC, for $1,300, 112,584 shares to DLB, Inc. ["DLB"] for $6,700, and 43,200 shares of common stock for nominal consideration to each of DLB and two individuals, one of whom became a director in June 1994. DLB is controlled by the wife of the chairman of the board who is also the chairman of the board of Consolidated. The chairman of the board disclaims any beneficial interest in any securities owned by DLB.

Also in connection with the organization of the Company, the Company acquired all of the capital stock of LMT in exchange for 129,600 shares of common stock and 400 shares of Series A 4% Convertible Redeemable preferred stock, par value $.01 per share ["Series A preferred stock"]. The 400 shares of Series A preferred stock are convertible into 43,200 shares of common stock [See Note 8]. LMT was a shell corporation with no operating business. The shares of common stock issued included 60,480 to the chief operating officer of the Company and 25,920 to the vice-president of the Company. The remaining 43,200 and all of the shares of Series A preferred stock were issued to a non-related individual. The Company expensed the value of the Series A preferred stock ($40,000). The issuance of the common stock was treated as compensation valued at $.01 per share.

[B] Loans by Related Parties - At September 30, 1995, the total indebtedness due SISC was $2,960,000 plus interest of $388,000. As of such date, (i) the interest was exchanged for 1,125,000 shares of common stock, (ii) $2,210,000 of the debt was exchanged for 2,210 shares of Series D 6% preferred stock ["Series D preferred stock"], having a liquidation price of $1.00 per share and a redemption price of $1,000 per share, and (iii) the remaining $750,000 due SISC is represented by the Company's 10% subordinated note due January 15, 1997 or earlier upon the completion of the Company's initial public offering. In conjunction with the September 30, 1995 debt restructuring, $136,000 which was previously recorded as paid-in capital, was reclassified to debt owed to SISC. The Series D preferred stock may be redeemed at the option of the Company commencing October 1, 1998, and is redeemable at any time after issuance from 50% of the proceeds of any over allotment on the Company's initial public offering or other issuance of equity securities subsequent to the completion of the Company's initial public offering.

At December 31, 1994, SISC has advanced $2,626,000 which are in the form of demand notes bearing interest at 10%. This amount includes a $97,000 note due to DLB, Inc. which was purchased by SISC in April 1994. Interest expense on these

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #8

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[5] Related Party Transactions [Continued]

notes for the years ended December 31, 1995 and 1994 amounted to $199,000 and $189,000, respectively.

[B] Loans by Related Parties [Continued] - In connection with the issuance by the Company of its Interim Notes [the "Interim Notes"] in July and August 1993, SISC, in anticipation of the Company's receipt of the proceeds of such loans, advanced the Company, on a non-interest bearing basis, $79,000, which was repaid by the Company in August 1993. Such advance was used by the Company to pay the principal on a $50,000 demand note and interest of $2,000 and to pay normal operating expenses. In connection with the Interim Notes, SISC transferred to the lenders an aggregate of 15,120 shares of common stock for $.232 per share. In connection with the agreement of the holders of the Interim Notes to extend the maturity date of the notes to the earlier of September 30, 1994, or three days after the Company completes its initial public offering, SISC transferred an aggregate of 9,375 shares of common stock to such noteholders. The Company incurred a charge of $7,000 against operations for financing costs in conjunction with the issuance of stock by SISC. The Interim Notes are currently in default.

From December 1992 through March 1993, the Company sold to each of DLB, one present director, one founder and one non-affiliated individual units at a price of $25,000 per unit. Each unit consists of 4,536 shares of common stock and 20 shares of Series B 6% Redeemable Convertible preferred stock, par value $.01 per share ["Series B preferred stock"]. The 20 shares of Series B preferred stock acquired by each person are convertible into 5,184 shares of common stock [See
Note 8].

In October 1993, the Company converted $18,000 of SISC debt into 78,000 shares of common stock.

During the period from January to June 1994, SISC advanced an aggregate of $330,000 to CSM. As a result of the acquisition, such obligations are included in the principal amount of the Company's obligations to SISC, which were approximately $2.6 million at December 31, 1994. Included in the advances by SISC to the Company were $300,000 which was used to pay payroll taxes and interest and $500,000 which was used in connection with the purchase of CSM.

At December 31, 1995 and 1994, ACT [the parent of Old CSM] loaned $167,000 and $58,000 to the Company in the form of demand notes bearing interest at 10% per annum.

[C] Other Matters - As of December 31, 1993, the Company had a liability for payroll taxes, including estimated interest and penalties, of approximately $334,000. Certain officers and principal stockholders are personally responsible for such payments. Payment of the estimated payroll tax obligation and interest totaling approximately $300,000 was made in April 1994 from an advance made by SISC for such purpose.

In February 1996, the Company issued an aggregate of 3,153,750 Series B Warrants, of which 2,516,250 are exercisable at $2.00 per share and 637,500 are exercisable at $5.00 per share. These warrants were issued in connection with services rendered, which, in the case of SISC, included the guarantee of the December 1994 Interim Notes, and, in certain instances the terms of the warrants were revised. Although the warrants were issued prior to the three-for-four reverse split, which was effective in February 1996, the number of shares issuable upon exercise of the warrants, but not the exercise price, was adjusted for the reverse split. Certain of the warrants initially had a November 1998 expiration date, which was extended to December 31, 1999, which is the expiration date of all of the warrants.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #9

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[5] Related Party Transactions [Continued]

[C] Other Matters [Continued] - The following is a schedule of warrants:

                                    No. of                              FMV at      Compensation      No. of Warrants
   Date of Grant               Warrants Issued   Exercise Price      Date of Grant    Recorded           Exercised
   -------------               ---------------   --------------      -------------    --------           ---------
February 1996                       1,728,750              2.00      $        3.20  $   2,075,000               --
February 1996 [Originally
 Issued in October 1993]              787,500              2.00               .232             --               --
February 1996                         600,000              5.00               3.20             --
February 1996 [Originally
 Issued in October 1993]               37,500              5.00               .232             --               --
                               ---------------                                      -------------
   Totals                           3,153,750                                           2,075,000
   ------                      ==============                                       =============

Of the warrants issued in February 1996, 787,500 warrants exercisable at $2.00 per share and 37,500 warrants exercisable at $5.00 per share were issued to replace 825,000 warrants previously issued in October 1993. These warrants had exercise prices ranging from $2.67 per share to $10.00 per share, while the fair value of common stock was $.232 per share. No compensation was recorded for such warrants issued.

In October 1993, SISC transferred shares of common stock to two officers, who received 17,460 and 18,000 shares, respectively, and to five employees, each of whom received 6,000 shares. The fair value of such shares, approximately $15,000 in the aggregate, was charged to compensation.

In December 1995, the Company accrued a charge for additional compensation in the approximate amount of $22,000 for services rendered by its vice president. The charge represents 11,250 shares of common stock issued to the vice president in January 1996.

[6] Notes Payable

Bank - Notes payable to bank in the amount of $79,000, are payable on demand. The notes bear interest at 1-1/2% over the bank's prime rate and are collateralized by the assets of CSM. The loan agreements require CSM and its parent to maintain consolidated working capital of $450,000 and consolidated tangible net worth of $1,300,000. The Company is not in compliance with these covenants and the notes are in default.

Asset-Based Lendor - In February 1995, the Company entered into an accounts receivable financing with an asset-based lender. Borrowings under this facility were $707,000 at December 31, 1995. The Company can borrow up to 75% of eligible receivables, and it pays interest at the greater of 18% per annum or prime plus 8% and a fee equal to 1% of the amount of the invoice. This note is collateralized by all of the accounts and property and equipment of the Company. In addition, the Company's obligations under this facility are guaranteed by the chairman of the board and president of the Company. Also, the then chief executive officer and the treasurer of the Company have issued their limited guaranty to the lender.

Investors - In 1994 and 1993, the Company borrowed $200,000 and $216,000, respectively, from accredited investors and issued its 1993 Interim Notes and December 1994 Interim Notes, respectively, to such investors. In 1994, SISC purchased an Interim Note in the amount of $54,000 from a noteholder. In 1995, the first payment of approximately $66,000 was paid on the December 1994 Interim Notes. No other payments have been made on either of these notes and they are

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #10

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[6] Notes Payable [Continued]

currently in default. In addition, the Company owes a $12,500 extension fee to the holder of the December 1994 Interim Notes.

Investors [Continued] - In connection with the agreement of the holders of the 1993 Interim Notes to extend the maturity date of the notes to the earlier of September 30, 1994, or three days after the Company completes its initial public offering. SISC transferred an aggregate of 9,375 shares of common stock to such noteholders. The Company incurred a charge of $7,000 against operations for financing costs in conjunction with the issuance of stock by SISC.

In connection with the issuance of the December 1994 Interim Notes: (i) Consolidated issued the lender 85,000 shares of its stock, (ii) the Company issued to SISC outstanding warrants to purchase 300,000 shares of common stock at $2.00 per share, and (iii) the Company issued 75,000 shares of common stock to Holdings. The Company incurred charges totaling $103,000 against operations for financing costs in conjunction with the issuances of stock. Such charges were recorded as intercompany charges due to SISC and Consolidated by the Company.

Notes payable consist of the following:
                                                               December 31,
                                                          1995             1994
Bank - payable on demand with interest at
 1-1/2% over the bank's prime rate, which
 was 8.5% at December 31, 1995,
 currently in default                           $       79,000  $        254,000

Investors - interest at 10%,
 currently in default                                  296,000           362,000

Asset-Based Lender - payable on demand
 with interest at the greater of 18%
 per annum or prime plus 8%                            707,000                --
                                                --------------  ----------------
   Totals                                       $    1,082,000  $        616,000
   ------                                       ==============  ================

The weighted average interest rate on short-term borrowings outstanding as of December 31, 1995 and 1994 amounted to approximately 17% and 10%, respectively.

[7] Income Taxes

The Company utilizes an asset and liability approach to determine the extent of any deferred income taxes, as described in Statement No. 109, "Accounting for Income Taxes" of the Financial Accounting Standards Board. This method gives consideration to the future tax consequences associated with differences between financial statement and tax bases of assets and liabilities.

For financial reporting purposes at December 31, 1995, the Company has net operating loss carryforwards of $5,147,000 expiring by 2010. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in stock ownership. If the Company is successful in completing an initial public offering, utilization of the Company's net operating loss carryforwards to offset future income may be limited due to income tax regulations regarding substantial changes in company ownership. Based on this and the fact that the Company has generated operating losses through December 31, 1995, the deferred tax asset of approximately $1,800,000 is offset by an allowance of $1,800,000.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #11

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[7] Income Taxes [Continued]

The expiration dates of net operating loss carryforwards are as follows:

December 31,                                                   Amount

     2007                                                    $      113,000
     2008                                                           433,000
     2009                                                         1,751,000
     2010                                                         2,850,000
                                                             --------------
                                                             $    5,147,000
                                                             ==============
[8] Capital Stock

Capital Stock - The Company is authorized to issue 3,000,000 shares of preferred stock, par value $.01 per share, and 15,000,000 shares of common stock, par value $.01 per share. The Company's Board of Directors is authorized to issue preferred stock from time to time without stockholder action, in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation; (iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law. The Board of Directors has authorized the issuance of the Series A preferred stock, the Series B preferred stock and the Series D preferred Stock.

Preferred Stock - The Series A preferred stock is 4% convertible redeemable preferred stock. The stockholders are entitled to receive a $4.00 per share annual dividend when and as declared by the Board of Directors. Dividends are fully cumulative and accrue from October 1, 1992. Dividends are payable annually on March 1. The stock is redeemable at the option of the Company at any time at which the Company has consolidated net worth of at least $2,500,000 at a price of $1,000 per share plus accrued dividends. Each share of Series A preferred stock is convertible into 108 shares of common stock at the discretion of the stockholder. In the event of involuntary or voluntary liquidation, the stockholders are entitled to receive $100 per share and all accrued and unpaid dividends. As of December 31, 1995, approximately $4,000 of dividends [$10 per share] were in arrears.

The Series B preferred stock is 6% redeemable convertible preferred stock. The stockholders are entitled to receive a $72.00 per share annual dividend when and as declared by the Board of Directors. Dividends are fully cumulative and accrue from April 1, 1993. Dividends are payable annually on March 1. The stock is redeemable at the discretion of the Company at any time at which the Company has consolidated net worth of at least $5,000,000 at a price of $1,200 per share plus accrued dividends. Each share of Series B preferred stock is convertible into 259.2 shares of common stock at the discretion of the stockholders. In the event of involuntary or voluntary liquidation, the stockholders are entitled to receive $1,200 per share and all accrued and unpaid dividends. Each holder of Series B preferred stock has the right, following the Company's initial public offering, to require the Company to redeem all of the shares of Series B preferred stock owned by such holder at a redemption price equal to $1,200 per share. As of December 31, 1995, approximately $11,000 [$138 per share] of dividends were in arrears.

The Series D preferred stock is 6% redeemable preferred stock. The stockholders are entitled to receive a $60.00 per share annual dividend when and as declared by the Board of Directors. Dividends are cumulative and accrue from October 1, 1995. Dividends are payable semi-annually on April 1 and October 1. The stock is redeemable at the option of the Company for $1,000 per share commencing October 1, 1998. Earlier redemption is permitted under certain circumstances. In the event of voluntary or involuntary liquidation, the stockholders are entitled to receive $1.00 per share and all accrued and unpaid dividends.

The Series A, Series B and Series D preferred stock are nonvoting except as is required by law.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #12

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[8] Capital Stock [Continued]

The Company has granted to the holders of the Series A preferred stock and Series B preferred stock and certain warrant holders, with respect to their warrants, certain piggyback registration rights following the Company's initial public offering, with respect to the shares of common stock issuable upon conversion or exercise of the preferred stock or warrants.

See Note 5 for additional information relating to the issuance of common stock and preferred stock in connection with the Company's organization and in connection with certain financings.

See Note 12 for information relating to the Company's 1993 Long-Term Incentive Plan.

[9] Capitalized Lease Obligations

Future minimum payments under capitalized lease obligations as of December 31, 1995 are as follows:

Year ending
December 31,
     1996                                                       $        209,000
     1997                                                                 20,000
     1998                                                                 17,000
                                                                ----------------
     Total Minimum Payments                                              246,000
     Less Amount Representing Interest at Rates Ranging from
       11% to 12% Per annum                                               43,000
                                                                ----------------
       Balance                                                  $        203,000
       -------                                                  ================

Capitalized lease obligations are collateralized by equipment which has a net book value of $64,000 and $104,000 at December 31, 1995 and 1994, respectively. The Company has not made timely payments on a capitalized lease obligation on equipment with a net book value of $21,000 and $62,000 at December 31, 1995 and 1994, respectively. Amortization of approximately $40,000 and $45,000 in 1995 and 1994, respectively, has been included in depreciation expense.

[10] Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted SFAS No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet accounts as of December 31, 1995:
                                                      Carrying
                                                       Amount         Fair Value

Debt Maturing Within One Year                    $    1,082,000  $     1,082,000
Long-Term Debt                                          750,000          750,000
                                                 --------------  ---------------
   Totals                                        $    1,832,000  $     1,832,000
   ------                                        ==============  ===============

For debt classified as current, it was assumed that the carrying amount approximated fair value for these instruments because of their short maturities. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities. The carrying amount of long-term debt approximates fair value.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #13

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[11] Commitments and Contingencies

The Company leases space for its executive offices and facilities under a noncancellable operating lease expiring February 28, 1999. The Company also leases additional office space on a month-to-month basis.

Minimum annual rentals under noncancellable operating leases having terms of more than one year are as follows:

Years ending
December 31,
   1996                                                            $     249,000
   1997                                                                  248,000
   1998                                                                  261,000
   1999                                                                   44,000
   2000 and thereafter                                                        --
                                                                   -------------
     Total                                                         $     802,000
     -----                                                         =============

Rent expense amounted to $309,000, $148,000 and $25,000, respectively, for the years ended December 31, 1995, 1994 and 1993.

The Company has an agreement with Trinity Group, Inc. ["Trinity"], a wholly-owned subsidiary of Consolidated, pursuant to which the Company will pay Trinity $15,000 a month for consulting services. Neither the Company's chairman of the board, who is the chairman of the board of Consolidated, nor any other employee of Consolidated, Trinity or SISC receives compensation from the Company. No compensation is payable or accruable until the completion of an initial public offering. Upon completion of an initial public offering, the Company will pay Trinity $15,000 per month for the three-year term of the agreement.

At the time of the acquisition of CSM, the Company entered into five-year employment agreements with its current chief operating officer [formerly the president] and vice president, which replaced employment agreements then in effect, and the three individuals who had been officers of CSM. The agreements provide for salaries of $125,000, $85,000, $125,000, $125,000 and $80,000,
respectively, subject to cost of living increases. The agreements also provide for bonuses based upon a percentage of income before income taxes. The officers are also provided with an automobile or an automobile allowance.

In January 1996, the vice-president's base salary was increased from $85,000 to $100,000. Also, for 1996, the chief operating officer and two other officers, whose base salaries were $125,000 each, agreed to reduce their base salaries to $62,000, $100,000 and $100,000, with certain incentives if certain targets are attained. The current president who is not one of the five individuals previously mentioned, will receive an annual salary of $52,000 in 1996.

Following is pro forma  unaudited  information  for the years ended December 31,

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #14

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[11] Commitments and Contingencies [Continued]

1995, 1994 and 1993 assuming the above management services agreement and employment agreement and the management service agreement with SMI Corporation [See Note 14C] had been in effect in their entirety during these periods:

                                                     Years ended
                                                     December 31,
                                        1995            1994           1993
                                    -------------   -------------  -------------
Net Loss                            $ (2,850,000)   $ (1,751,000)  $   (433,000)

Pro Forma Adjustments to Expense:
Increase in Management Services
 Expense Per Agreements                 (684,000)       (684,000)      (684,000)
Increase in Executive Compensation
 Expense Per New Employment
 Agreements                                   --         (39,000)       (34,000)
                                    -------------   -------------  -------------
Pro Forma Net Loss after Increases
 in Consulting Expense and
 Executive Compensation Expense
 Per Agreements                     $ (3,534,000)   $ (2,474,000)  $ (1,151,000)
                                    =============   =============  =============
Net Loss Per Share                  $       (.59)   $       (.36)  $       (.09)
                                    =============   =============  =============

Pro Forma Net Loss Per Share after
 Increases in Management Services
 Expense and Executive Compensation
 Expense Per Agreements             $       (.73)   $       (.51)  $       (.24)
                                    =============   =============  =============
Number of Shares of Common Stock       4,821,528       4,821,528      4,763,028
                                    =============   =============  =============

Compensation was calculated based on the average [$42,000 per month] of the range [$25,000 to $59,000] payable to SMI Corporation [See Note 14] under such management service agreement.

The following presents the pro forma net loss, for all periods, using the minimum and maximum amounts payable to SMI Corporation:

                                                     Years ended
                                                     December 31,
                                        1995            1994           1993
                                    -------------   -------------  -------------
Pro Forma Net Loss after Increase
 in Consulting Expense and
 Executive Compensation Per
 Agreements with SMI Corporation
 at $25,000 Per Month               $ (3,330,000)   $ (2,270,000)  $   (947,000)
                                    =============   =============  =============
Net Loss Per Share                  $       (.69)   $       (.47)  $       (.20)
                                    =============   =============  =============

Pro Forma Net Loss after Increase
 in Consulting Expense and
 Executive Compensation Per
 Agreements with SMI Corporation
 at $59,000 Per Month               $ (3,738,000)   $ (2,768,000)  $ (1,355,000)
                                    =============   =============  =============
Net Loss Per Share                  $       (.78)   $       (.56)  $       (.28)
                                    =============   =============  =============

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #15

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[11] Commitments and Contingencies [Continued]

On or about September 29, 1995, an action was commenced against the Company by the filing of a summons with notice in the Supreme Court of the State of New York, County of New York. The action was commenced by Jacque W. Pate, Jr., Melvin Pierce, Herbert A. Meisler, John Gavin, Elaine Zanfini, individually and derivatively as shareholders of Onecard Health Systems Corporation and Onecard Corporation, which corporations are collectively referred to as "Onecard." The named defendants include, in addition to the Company, officers and directors of the Company, its principal stockholder and the parent of its principal stockholder. A complaint was served on November 15, 1995. The complaint makes broad claims respecting alleged misappropriation of Onecard's trade secrets, corporate assets and corporate opportunities, breach of fiduciary relationship, unfair competition, fraud, breach of trust and other similar allegations, apparently arising at the time of, or in connection with the organization of, the Company in September 1992. The complaint seeks injunctive relief and damages, including punitive damages, of $130 million. Management believes that the action is without merit, deems it remote that such action will result in a material loss to Company, and will vigorously defend the action.

[12] Long-Term Incentive Plan

In July 1993, the Company adopted, by action of the Board of Directors and stockholders, the 1993 Long-Term Incentive Plan [the "Plan"]. The Plan was amended in October 1993, April 1994, October 1994 and February 1996. The Plan does not have an expiration date.

The Plan is authorized to issue for 511,000 shares of common stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited, or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future distribution under the Plan.

Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made; however, no person shall be entitled to receive in any fiscal year awards which would entitle such person to acquire more than 3% of the number of shares of common stock outstanding on the date of grant.

In January 1995, the Board granted stock options to purchase an aggregate of 252,804 shares of common stock at $.232 per share, and in December 1995, the Board granted stock options to purchase an aggregate of 104,952 shares of common stock at $.345 per share. Such exercise prices were determined by the Board to be the fair market value per share on the date of grant. The options become exercisable as to 50% of the shares on the first and second anniversaries of the date of the grant. In connection with certain of the January 1995 option grants, the Board canceled previously granted options to purchase 206,250 shares at an exercise price of $5.33 per share which were granted in 1994.

[13] Industry Segment

The Company currently classifies its operations into two business segments: (1) Software and Related Systems and Services and (2) Data Center Services. Software

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #16

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[13] Industry Segment [Continued]

and Related Systems and Services is the design, installation, implementation and maintenance of computer information systems. Data Center Services involve company personnel performing data entry and data processing services for customers. Intersegment sales and sales outside the United States are not material. Information concerning the Company's business segments is as follows:

                                                     Years ended
                                                     December 31,
                                        1995            1994           1993
                                    -------------   -------------  ------------
Revenues:
   Software and Related Systems
    and Services                    $   5,640,000   $   2,040,000  $     57,000
   Data Center Services                 1,742,000         884,000            --
                                    -------------   -------------  ------------
   Total Revenues                   $   7,382,000  $    2,924,000  $     57,000
   --------------                   =============  ==============  ============
Gross Profit:
   Software and Related Systems
    and Services                    $     911,000  $      (78,000) $     37,000
   Data Center Services                   853,000         468,000            --
                                    -------------  --------------  ------------
   Total Gross Profit               $   1,764,000  $      390,000  $     37,000
   ------------------               =============  ==============  ============
Income [Loss] From Operations:
   Software and Related Systems and
    Services                        $  (1,692,000) $   (1,649,000) $   (339,000)
   Data Center Services                   259,000         158,000            --
                                    -------------  --------------  ------------
   Total Loss From Operations       $  (1,433,000) $   (1,491,000) $   (339,000)
   --------------------------       =============  ==============  ============

Depreciation and Amortization:
   Software and Related Systems
    and Services                    $     765,000  $      401,000  $      8,000
   Data Center Services                   107,000          69,000            --
                                    -------------  --------------  ------------
   Total Depreciation and
    Amortization                    $     872,000  $      470,000  $      8,000
    ------------                    =============  ==============  ============
Capital Expenditures:
   Software and Related Systems
    and Services                    $      46,000  $      119,000  $     19,000
   Data Center Services                    92,000           3,000            --
                                    -------------  --------------  ------------
   Total Capital Expenditures       $     138,000  $      122,000  $     19,000
   --------------------------       =============  ==============  ============
Identifiable Assets:
   Software and Related Systems
    and Services                    $   3,699,000  $    4,261,000
   Data Center Services                 2,691,000       2,932,000
                                    -------------  --------------
   Total Identifiable Assets        $   6,390,000  $    7,193,000
   -------------------------        =============  ==============

[14] Subsequent Events

[A] The Company executed an agreement in February 1996 to purchase an application software product known as the SATC Software which processes retail plastic card transactions and merchant transactions. The purchase price for the SATC Software is $650,000, of which $325,000 was paid in February 1996 with the remaining balance of $325,000 due in three installments during 1996.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #17

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[14] Subsequent Events [Continued]

[B] The Company intends to enter into a joint venture with Oasis Technology, Ltd. ["Oasis"] pursuant to which the joint venture corporation will purchase the SATC software and made an advance payment of $325,000, in January 1996, pursuant to such proposed joint venture. The Company has an agreement with Oasis that Oasis will pay the remaining $325,000 as part of its contribution to the joint venture. However, the Company has a direct obligation to the seller to make the payments, and, in the event that Oasis fails to make the payments, the Company will be required to make the payments. The obligations are also guaranteed by Consolidated.

[C] The Company intends to enter into an agreement with SMI Corporation ["SMI"], pursuant to which the Company pays SMI compensation of $25,000 to $59,000 per month for which SMI will provide persons to serve in management-level or other key positions for the Company. In addition, the Company will pay SMI 6% of the revenues generated from Smart Card and related services. The agreement will continue until December 31, 2000. Pursuant to the agreement, the Company is to pay SMI fees of $250,000 for services rendered in 1996. The sole stockholder of SMI, Mr. Storm Morgan, was elected as a director of the Company in January 1996. For the three months ended March 31,1996, the Company incurred, and paid, $177,000 of compensation expense pursuant to its contract with SMI Corporation.

[D] In January 1996, the Company borrowed $500,000 from four accredited investors. In connection with such loans, the Company issued its 8% promissory notes due January 31, 1997, which are payable from the proceeds of the Company's initial public offering. The Company also agreed that, if the Company completes an initial public offering of its securities prior to the January 31, 1997 maturity date, it would register pursuant to the Securities Act and issue to the noteholders one unit for each $2.00 principal amount of notes. The unit to be issued to the noteholders will mirror the units to be issued in the initial public offering. The Company will incur a one-time non-cash finance charge of approximately $1,600,000 upon the issuance of these units.

[E] In January 1996, SISC exchanged 1,000 shares of Series D preferred stock for 1,125,000 shares of common stock. As a result of this exchange, the aggregate redemption price of the Series D preferred stock was reduced to $1,210,000.

[F] In March 1996, the agreement with the asset-based lender was modified to allow borrowings up to 80% of eligible receivables to a maximum of $1,000,000. In consideration, the Company will pay the asset-based lender (i) an annual fee of $10,000 and (ii) a monthly fee of $10,000. If the Company receives equity funds by way of the an initial public offering or a private placement of at least $350,000, the original borrowing availability will be reinstated and the Company shall pay the asset-based lender a $25,000 fee and issue it 25,000 shares of Company common stock. The Company will incur a one-time non-cash finance charge of approximately $80,000 upon the issuance of the common stock.

[15] New Authoritative Accounting Pronouncements

The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March of 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial statements.

NETSMART TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #18

                  [Information as of and for the Periods Ended
                     March 31, 1996 and 1995 are Unaudited]

[15] New Authoritative Accounting Pronouncements [Continued]

The FASB has also issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 uses a fair value based method of accounting for stock options and similar equity instruments as contrasted to the intrinsic valued based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not decided if it will adopt SFAS No. 123 or continue to apply APB Opinion No. 25 for financial reporting purposes. SFAS No. 123 will have to be adopted for financial note disclosure purposes in any event. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995.

[16] Unaudited Interim Statements

The financial statements for the three months ended March 31, 1996 and 1995 are unaudited; however, in the opinion of management all adjustments [consisting solely of normal recurring adjustments] necessary to a fair presentation of the financial statements for these interim periods have been made. The results for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

[17] Subsequent Events [Unaudited]

In March 1996, the Company filed a registration statement for the sale of its securities through an initial public offering. In the first quarter of 1996, the Company incurred $114,000 of deferred costs in connection with the anticipated initial public offering. Deferred public offering costs will be charged against the proceeds of the anticipated public offering. If the offering is not consummated, the cost will be expensed.

In April 1996, the Board granted stock options to purchase 129,500 shares of common stock at $2.00 per share. The fair value per share at the date of grant was $3.20 per share. The Company will incur a charge to expense of $155,000 at the date of grant.

In April 1996, the Company and SISC agreed to extend the maturity date of the Company's 10% subordinated note payable in the amount of $750,000. The new maturity date shall be April 1, 1997 or earlier upon the completion of the Company's initial public offering.

                             . . . . . . . . . . . .

REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholder
Creative Socio-Medics Corp.
East Islip, New York


     We have audited the accompanying Creative Socio-Medics Corp. statements of operations, changes in capital (deficiency) and cash flows for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the results of the operations and the cash flows of Creative Socio-Medics Corp. for the year ended December 31, 1993, in conformity with generally accepted accounting principles.




/S/_________________________
Richard A. Eisner & Company, LLP

New York, New York
March 4, 1994

June 16, 1994
With respect to Note 1

CREATIVE SOCIO-MEDICS CORP.

STATEMENTS OF OPERATIONS
(in thousands)


                                      Six Months Ended     Year Ended
                                           June 30,        December 31,
                                     ___________________   ____________
                                       1994       1993         1993
                                     ________   ________   ____________
                                         (Unaudited)

Revenue (Note 2)                       $2,126     $2,790     $4,991
                                        -----      -----      -----

Costs and expenses:

Cost of revenue                         1,786      2,089      3,697


Sales and marketing                       370        347        719


General and administrative (Note 1)       227        303        656


Interest expense                           32         36         69
                                        -----      -----      -----


                                        2,415      2,775      5,141
                                        -----      -----      -----

Net income (loss)                      $ (289)    $   15     $ (150)
                                        =====      =====      =====



















Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

CREATIVE SOCIO-MEDICS CORP.

STATEMENT OF CHANGES IN CAPITAL (DEFICIENCY)
(Note 1)


                                   Common Shares
                                      Issued
                             _______________________
                               Number
                                 of           Par       (Accumulated
                               Shares        Value         Deficit)
                             __________    _________   ________________
                                                        (in thousands)

Balance - January 1, 1993             1           --             $ (133)


Dividend to parent                                                  (23)


Net (loss)                                                         (150)
                                   -----       -----              -----

Balance - December 31, 1993            1          --             $ (306)
                                   =====       =====              =====





























Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

CREATIVE SOCIO-MEDICS CORP.
STATEMENTS OF CASH FLOWS
(in thousands)
                                      Six Months Ended     Year Ended
                                           June 30,        December 31,
                                     ___________________   ____________
                                       1994       1993         1993
                                     ________   ________   ____________
                                         (Unaudited)
Cash flows from operating activities:
 Net income (loss)                     $ (289)    $   15     $ (150)
 Adjustments to reconcile net income
 (loss) to net cash provided by
 (used in) operating activities:
   Depreciation and amortization           57         81        165
   Changes in assets and liabilities:
    (Increase) decrease in accounts
      receivable                         (181)      (130)        95
    (Increase) decrease in costs and
      estimated profits in excess of
      interim billings                     84       (103)       (85)
   (Increase) decrease in other
     current assets                        17         16        (34)
   Decrease in other long-term assets                             7
   Increase (decrease) in accounts
    payable and accrued expenses          158        (26)       (67)
   Increase in billings in excess of
    costs and estimated profits.           63        216        262
                                        -----      -----      -----
Net cash provided by (used in)
 operating activities                     (91)        69        193
                                        -----      -----      -----
Cash flows from investing activities:
 Purchases of fixed assets                (24)       (10)       (20)
 Investment in C Smart                    (11)        --         --
                                        -----      -----      -----
Net cash (used in) investing activities   (35)       (10)       (20)
                                        -----      -----      -----
Cash flows from financing activities:
 (Decrease) in bank overdraft              (6)        (2)      (50)
 Payment of bank debt                     (40)       (45)      (45)
 Deferred registration costs              (47)        --        --
 Proceeds from promissory note            330         --        --
 Payment of capitalized lease obligations (25)       (21)      (55)
 Dividends                                (55)         9       (23)
                                        -----      -----     -----
Net cash provided by (used in)
 financing activities                     157        (59)     (173)
                                        -----      -----     -----
Net increase (decrease) in cash            31         --        --
Cash at beginning of year                  --         --        --
                                        -----      -----     -----
Cash at end of year                    $   31     $   --    $   --
                                        =====      =====     =====

Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

CREATIVE SOCIO-MEDICS CORP.

STATEMENTS OF CASH FLOWS
(in thousands)


                                      Six Months Ended     Year Ended
                                           June 30,        December 31,
                                     ___________________   ____________
                                       1994       1993         1993
                                     ________   ________   ____________
                                         (Unaudited)

Supplemental disclosure of cash flow
 information:
  Cash paid during the period for:
   Interest                            $   24     $   30     $   29


Noncash investing and financing activities:
 (1) The Company acquired fixed assets of $51,000 and financed existing accounts payable of $24,000 in the six months ended June 30,, 1994 pursuant to a capitalized lease obligation.
































Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

CREATIVE SOCIO-MEDICS CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to the six months ended June 30, 1994 and 1993)


(NOTE 1) - Basis of Presentation:

The Company and principles of consolidation:

Creative Socio-Medics Corp. (the "Company" or "CSM"), a wholly-owned subsidiary of Advanced Computer Techniques Corporation ("ACT") through
June 15, 1994, develops, markets and supports software products and services, concentrating on government agencies and healthcare facilities. Sales to government agencies represented 47% of revenues in 1993.

ACT charged CSM for operating expenses incurred on its behalf, amounting to approximately $23,000 and $427,000 for the six months ended June 30, 1994 (unaudited) and the year ended December 31, 1993.

On June 16, 1994, the Company sold all of its net assets to CSM Acquisition Corp., a wholly owned subsidiary of Consolidated Technology Group, Ltd..

(NOTE 2) - Significant Accounting Policies:

[1]  Revenue recognition:

Revenues from fixed price software development contracts and revenue under license agreements which require significant modification of the software package to the customer's specifications, are recognized on the estimated percentage-of-completion method. Revisions in cost estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenue from software package license agreements without significant vendor obligations is recognized upon delivery of the software. Information processing revenues are recognized in the period in which the service is provided. Maintenance contract revenue is recognized on a straight-line basis over the life of the respective contract. Software development revenues from time-and-materials contracts are recognized as services are performed.

Contract terms provide for billing schedules that differ from revenue recognition and give rise to costs and estimated profits in excess of billings, and billings in excess of costs and estimated profits.

The cost of maintenance revenue, which consists solely of staff payroll, is expensed as incurred.

[2]  Fixed assets:

Equipment (including equipment under capital leases), and furniture and fixtures are depreciated on the straight-line method over estimated useful lives ranging from two to ten years. Leasehold improvements are amortized on the straight-line method over the terms of the lease. Depreciation and amortization of fixed assets aggregated $57,000 for the six-month period ended June 30, 1994 (unaudited) and $120,000 in 1993.

CREATIVE SOCIO-MEDICS CORP.
NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to the six months ended June 30, 1994 and 1993)


(NOTE 2) - Significant Accounting Policies:  (continued)

[3]  Development and enhancement:

Expenditures for development and enhancement costs included in cost of revenues for the six-month period ended June 30, 1994 (unaudited) was $83,000 and for the year ended December 31, 1993 was approximately $52,000.

[4]  Interim financial information:

In the opinion of management, all adjustments have been made to present fairly the results of operations and cash flows for the six-month periods ended
June 30, 1994 and 1993.

(NOTE 3) - Rent Expense:

Total gross rent under leases charged to operations amounted to approximately $108,000 for the six-month period ended June 30, 1994 (unaudited) and $253,000 in the year ended December 31, 1993.

No  dealer,  salesperson  or any other  person has
been authorized to give any information or to make
any representations  other than those contained in
this  Prospectus in connection with the offer made
by this  Prospectus,  and, if given or made,  such        562,500 Units
information or representations  must not be relied
on as having been  authorized by the Company or by    NETSMART TECHNOLOGIES
the   Underwriter.   This   Prospectus   does  not            Inc.
constitute an offer to sell or a  solicitation  of
an offer to buy any  securities  offered hereby to    (Each Unit Consists of
any person in any jurisdiction in which such offer     two shares of Common
or solicitation was not authorized or in which the     Stock and one Series A
person  making such offer or  solicitation  is not     Redeemable Common Stock
qualified  to do so or to  anyone  to  whom  it is     Purchase Warrant)
unlawful  to  make  such  offer  or  solicitation.
Neither the  delivery of this  Prospectus  nor any
sale    made    hereunder    shall,    under   any
circumstances, create any implication that there has been no change in the circumstances of the Company of the facts herein set forth since the date of this Prospectus.


            TABLE OF CONTENTS
                                             Page

Prospectus Summary..............................3
Risk Factors....................................8
Dilution.......................................18
Use of Proceeds................................19
Capitalization.................................21
Selected Financial Data .......................23
Management's Discussion and Analysis of Financial
Condition and Results of Operations............24
Business.......................................30
Management.....................................40
Certain Transactions...........................45
Interim Financings.............................49           PROSPECTUS
Principal Stockholders.........................50
Selling Security Holders.......................52
Description of Securities......................55
Underwriting...................................59
Legal Matters..................................62
Experts........................................62
Additional Information ........................62        MONROE PARKER
Index to Financial Statements..................F-1      SECURITIES, Inc.


Until ,  1996  (25  days  after  the  date of this
Prospectus) all dealers effecting  transactions in
the   registered   securities,   whether   or  not
participating in the distribution, may be required
to deliver a  Prospectus.  This is in  addition to
the  obligation of dealers to deliver a Prospectus
when acting as  underwriters  and with  respect to
their unsold allotments or subscriptions.                          , 1996

                      PART II

      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

   SEC registration fee                                       $  5,242.82
   NASD registration fee                                         2,020.41
   Nasdaq listing fee                                           10,000.00
   Printing and engraving                                       25,000.00*
   Accountants' fees and expenses                               75,000.00*
   Legal fees                                                  150,000.00*
   Transfer agent's and warrant agent's fees and expenses        5,000.00*
   Blue Sky fees and expenses                                   40,000.00*
   Underwriter's non-accountable expense allowance             135,000.00
   Underwriter's consulting agreement                           60,000.00
   Miscellaneous                                                17,736.77*
                                                              ------------
   Total                                                      $525,000.00*
                                                              ============

*        Estimated

Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law and Article EIGHTH of the Registrant's Restated Certificate of Incorporation (Exhibit 3.1) provide for indemnification of directors and officers of the Registrant under certain circumstances.

         Reference is made to Paragraphs 6 and 7 of the Underwriting Agreement (Exhibit 1.1) with respect to indemnification of the Registrant and the Underwriter. In addition, the Outstanding Warrants (Exhibit 10.7) and the subscription agreement relating to the January 1996 Interim Notes (Exhibit 10.12) also include indemnification provisions.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

         Set forth below is information concerning the issuance by the Registrant of its securities since its organization in September 1992. All securities issued are restricted securities and the certificates bear restrictive legend.

         (a) In August 1993, the Registrant effected a 2,000-for-one Common Stock recapitalization. In October 1993, the Registrant effected a .576-for-one reverse split in its Common Stock, and in February 1996, the Registrant effected a three-for-four reverse split of its Common Stock. The issuance of shares of Common Stock in such transactions was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. All share and per share information in this Item 26 has been restated, where appropriate, to give effect to such transactions.

        (b) In connection with the organization of the Registrant in September 1992, the Registrant issued 582,072 shares of Common Stock to SIS Capital Corp. ("SISC") for $1,300 (.002 per share), 112,584 shares of Common Stock to DLB, Inc. ("DLB") for $6,700 ($.06 per share), and 43,200 shares of Common Stock to each of DLB, Mr. Harris Freedman and Mr. E. Gerald Kay for nominal considerations. DLB is owned by Ms. Carol Schiller, wife of Mr. Lewis S. Schiller, chairman of the board and a director of the Registrant. Mr. Schiller disclaims any beneficial interest in DLB or the shares of Common Stock owned by DLB.

         (c) In connection with the organization of the Registrant, the Registrant acquired all of the capital stock of LMT, Inc. ("LMT") in exchange for 129,600 shares of Common Stock and 400 shares of Series A Preferred Stock, which are convertible into an aggregate of 43,200 shares of Common Stock. LMT was a shell corporation with no operating business, and accordingly, there was no cash consideration paid to the Registrant.

                                  Number of Shares
                          --------------------------------
         Name             Common Stock     Preferred Stock
         ----             ------------     ---------------
Leonard M. Luttinger          60,480
Martin Hodes                  43,200                 400
Thomas Evans                  25,920
                             -------                 ---
                             129,600                 400
                             =======                 ===

         (d) During the period from December 1992 to March 1993, the Registrant sold units to four accredited investors, each unit consisting of 4,536 shares of Common Stock and 20 shares of Series B Preferred Stock for an aggregate consideration of $25,000 per unit. Each share of Series B Preferred Stock is convertible into 259.2 shares of Common Stock. The price per unit was allocable as follows: $24,000 to the Series B Preferred Stock ($1,200 per share) and $1,000 to the Common Stock ($.22 per share). One unit was issued to each of the following persons: DLB, Inc., Harris Freedman, E. Gerald Kay and Murray Vinarub.

         (e) In July and August 1993, the Registrant issued its 90-Day Promissory Notes in the aggregate principal amount of $216,000 to the seven accredited investors named below. In connection with such issuances, SISC transferred 15,120 shares of Common Stock to the purchasers of the notes. In March 1994, in connection with the agreement of the note holders to extend the time for payment until December 31, 1994, SISC transferred to the note holders an aggregate of 9,375 shares of Common Stock.

      Name                   Principal Amount  Initial Shares  Additional Shares
      ----                   ----------------  --------------  -----------------
Norman Goldstein                    $ 54,000        4,320                 --(1)
All American Funding Corp.            27,000        2,160              1,875
Beau-Lev                              27,000        2,160              1,875
David Catanzarite                     27,000           --(2)              --(2)
Israel Cohen                          27,000        2,160              1,875
T.H. Lehman & Co.                     27,000        2,160              1,875
MBO Holdings, N.V.                    27,000        2,160              1,875
                                    --------       ------              -----
                                    $216,000       15,120              9,375
                                    ========       ======              =====

(1)     The  note  issued  to  Mr.   Goldstein  was  purchased  by  SISC,   and,
        accordingly, no shares were transferred to him.

(2) The note issued to Mr. Catanzarite was paid and no shares were transferred to him.

         (f) In October 1993, the Registrant issued to SISC an aggregate of 78,000 shares of Common Stock for $.232 per share, which was treated as a reduction of the amount due from the Registrant to SISC of approximately $18,000.

         (g) In October 1993, the Registrant issued to SISC warrants to purchase 375,000 shares of Common Stock at $10.00 per share, 225,000 shares at $6.67 per share and 150,000 shares of Common Stock at $2.67 per share and issued to SMACS Holdings, Inc. ("SMACS"), warrants to purchase 37,500 shares of Common Stock at $6.67 per share and 37,500 shares at $2.67 per share. These warrants became exercisable six months from the completion of the Registrant's initial public offering or earlier with the consent of the Registrant and the underwriter and expired on November 30, 1998. In connection with the Registrant's prior proposed initial public offering, SISC agreed to a reduction in the amount to be paid to SISC from the proceeds of such offering, and the Registrant issued to SISC a warrant to purchase 525,000 shares of Common Stock at $6.67 per share, and the Registrant and SISC agreed to an adjustment in the exercise price of warrants to purchase 375,000 shares of Common Stock from $10.00 per share to $6.67 per share.

         (h) In February 1996, the Registrant issued an aggregate of 3,153,750 Outstanding Warrants, of which 2,516,250 are exercisable at $2.00 per share and 637,500 are exercisable at $5.00 per share. These warrants were issued in connection with services rendered, which, in the case of SISC, included the guarantee of the December 1994 Interim Notes. Although the Warrants were issued prior to the three-for-four reverse split, which was effective in February 1996, the number of shares issuable upon exercise of the Outstanding Warrants, but not the exercise price, was adjusted for the reverse split. The Outstanding Warrants expire on December 31, 1999. The Outstanding Warrants, which, with respect to SISC and SMACS, replaced of the warrants described in Paragraph (g) of this Item 15, were issued in February 1996 to the following persons:

       Name              $2 Warrants          $5 Warrants
       ----              -----------          -----------
SISC                      1,968,750                   --
Lewis S. Schiller                --               52,500
Storm R. Morgan             225,000                   --
James L. Conway             112,500              112,500
Leonard M. Luttinger         37,500              112,500
Thomas L. Evans                  --               37,500
SMACS Holdings, Inc.         37,500              187,500
Bridge Ventures, Inc.       135,000              135,000
                          ---------              -------
Total                     2,516,250              637,500
                          =========              =======

         (i) In July 1996, pursuant to a warrant exchange, (a) the holders of Outstanding Warrants having a $2.00 exercise price exchanged one third of such warrants for Outstanding Warrants to purchase, at an exercise price of $4.00 per share, 150% of the number of shares of Common Stock exchanged, and (b) the exercise price of the Outstanding Warrants having a $5.00 exercise price was reduced to $4.00. Prior to the warrant exchange, there were Outstanding Warrants to purchase 2,516,250 shares of Common Stock at $2.00 per share and Outstanding Warrants to purchase 637,500 shares of Common Stock at $5.00 per share outstanding. As a result of the warrant exchange, there are Outstanding Warrants to purchase 1,677,500 shares of Common Stock at $2.00 per share and 1,895,625 shares of Common Stock at $4.00 per share.


         (j) In December 1994, the Registrant issued its 10% promissory notes due December 31, 1994 (the "December 1994 Interim Notes") in the principal amount of $200,000. In connection with the issuance of the December 1994 Interim Notes, Consolidated Technology Group Ltd. ("Consolidated") issued to the purchasers of such notes 1,500 shares of its common stock for each $10,000 principal amount of December 1994 Interim Notes. In connection with the extension of the maturity date of the December 1994 Interim Notes to January 31, 1994, Consolidated issued an additional 1,500 shares of its common stock for each $10,000 principal amount of December 1994 Interim Notes. Carte Medical Holdings, Inc. ("Holdings"), the principal stockholder of the Registrant, is a wholly-owned subsidiary of SISC, which is a wholly-owned subsidiary of Consolidated. The Registrant had the right to defer the March 1995 payment by the payment of a $12,500 extension fee and the issuance by Consolidated of 1,250 shares of Consolidated common stock for each $10,000 principal amount of December 1994 Interim Notes. In connection with the issuance by Consolidated of its common stock, its agreement to issue additional shares of its common stock and its agreement to guarantee the December 1994 Interim Notes if such notes are not paid by January 31, 1995, the Registrant agreed to issue 75,000 shares of Common Stock to Holdings. Such shares were issued in September 1995. Set forth below is information concerning the issuance of the December 1994 Interim Notes. The number of shares of Consolidated common stock reflects both the initial issuance and the additional issuance.

    Name          Principal Amount of Notes  Shares of Consolidated Common Stock
    ----          -------------------------  -----------------------------------
Joseph Brussese                  $ 25,000                              10,625
Bernard Savetz                     25,000                              10,625
Ruth Wolf                          25,000                              10,625
Larry Pallini                      15,000                               6,375
Jeffrey Schwartz                   15,000                               6,375
Rosemary G. Barsky                 12,500                               5,313
Alvin I. Lebenfeld                 12,500                               5,313
Ronald S. Levine                   12,500                               5,313
Irwin Pincus                       12,500                               5,313
David Schiffman                    12,500                               5,313
Michael Friedman                   10,000                               4,250
Steven L. Tillman                  10,000                               4,250
Robert Friedman                     6,250                               2,657
Lawrence Lupo                       6,250                               2,657
                                 --------                             -------
                                 $200,000                              85,004

         (k) At September 30, 1995, the Registrant owed SISC approximately $3.0 million plus interest of $388,000. At September 30, 1995:

                  (i) Holdings transferred to the Registrant all of the stock of CSM in exchange for 750,000 shares of Common Stock in accordance with the Registrant's agreement with SISC.

                  (ii) The Registrant issued to Holdings 75,000 shares of Common Stock in consideration for the guarantee by Consolidated of the December 1994 Interim Notes and the issuance by Consolidated of shares of its common stock to the holders of such notes. See Item (h) of this Item 15.

                  (iii) SISC accepted 2,210 shares Series D Preferred Stock, which have a redemption price of $1,000 per share, or an aggregate of $2,210,000 in exchange for cancellation of the Registrant's indebtedness to SISC in the principal amount of $2,210,000. The Series D Preferred Stock is not voting and there are limitations on the redemption of such shares. The Registrant issued a $750,000 promissory note to SISC in respect of the balance of its indebtedness to SISC. The note is due in January 1997, but is payable five days after the completion of the Registrant's initial public offering.

                  (iv) The Registrant issued 1,125,000 shares of Common Stock to Holdings in consideration of the cancellation by SISC of accrued interest at September 30, 1995 of $388,000, reflecting a price of $.345 per share of Common Stock.

         (l) In January 1996, SISC exchanged 1,000 shares of Series D Preferred Stock for 1,125,000 shares of Common Stock, reflecting a price of $.89 per share of Common Stock.

         (m) In January 1996, the Registrant issued to Mr. Thomas Evans, vice president of the Registrant, 11,250 shares of Common Stock for services rendered in 1995. The shares were valued at $2.00 per share.

         (n) In January 1996, the Registrant issued to the following four accredited investors notes (the "January 1996 Interim Notes") in the principal amount of $500,000, which are due January 1997 or earlier upon completion of the Registrant's initial public offering. Pursuant to the subscription agreement, if the Registrant effects its initial public offering prior to the maturity date of the January 1996 Interim Notes, the Registrant will issue pursuant to the registration statement relating to such initial public offering one unit identical with that offered to the public for each $2.00 principal amount of January 1996 Interim Note. See "Selling Security Holders." Set forth below are the purchasers of the January 1996 Interim Notes and the principal amount of January 1996 Interim Notes issued.

     Name                                Principal Amount
     ----                                ----------------
360 Central Corporation                        $300,000
Charles S. Junger                               100,000
Steven Capizzi                                   50,000
Kenneth Lipson                                   50,000

         The issuances described in Paragraphs (b) through (l) are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as transactions not involving a public offering. No underwriting was involved in connection with any such issuances and no fees or commissions were paid.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

     1.1(2)      Form of Underwriting Agreement.
     1.2(2)      Form of Underwriter's Option.
     1.3(2)      Form of Consulting  Agreement  between the  Registrant  and the
                 Underwriter.
     1.4(2)      Form  of  M/A  Agreement   between  the   Registrant   and  the
                 Underwriter.
     2.1(2)      Plan and  Agreement of  Reorganization  ("Purchase  Agreement")
                 dated  as  of  April  13,  1994,  by  and  among   Consolidated
                 Technology  Group Ltd., CSM Acquisition  Corp., the Registrant,
                 Creative  Socio-Medics Corp. ("Old CSM"), and Advanced Computer
                 Techniques, Inc. ("ACT")

     2.2(2)      Amendment dated April 13, 1994 to the Purchase Agreement.
     2.3(2)      Disclosure  Letter to the Plan and Agreement of  Reorganization
                 ("Purchase Agreement") dated as of April 13, 1994, by and among
                 Consolidated  Technology Group Ltd., CSM Acquisition Corp., the
                 Registrant, Old CSM, and ACT.
     2.4(2)      Second Amendment dated June 16, 1994 to the Purchase Agreement.

     2.5(2)      Agreement  dated October 26, 1994,  between the  Registrant and
                 Consolidated Technology Group, Ltd.  ("Consolidated")  relating to the plan and agreement of  reorganization  dated as of April
                 13, 1994, as amended, among the Registrant,  Consolidated,  CSM
                 Acquisition  Corp.,  Creative  Socio-Medics  Corp. and Advanced
                 Computer Techniques, Inc.
     2.6(2)      Letter agreement dated December 5, 1994, between the Registrant and Consolidated.
     3.1(2)      Restated  Certificate of Incorporation,  as amended,  including certificates of designation with respect to the Series A, B and
                 D Preferred Stock.
     3.2(2)      By-Laws
     4.1(2)      Form of Warrant Agreement among the Registrant,  American Stock
                 Transfer & Trust Company,  as Warrant Agent,  and Monroe Parker
                 Securities,  Inc.,  to which  the form of  Series A  Redeemable
                 Common Stock Purchase Warrant is included as an exhibit.
     5.1(1)      Opinion of Esanu Katsky Korins & Siger.
    10.1(2)      Employment   Agreement   dated  June  16,  1994,   between  the
                 Registrant and Leonard M. Luttinger, as amended.
    10.2(2)      Employment   Agreement   dated  June  16,  1994,   between  the
                 Registrant and Thomas Evans.
    10.3(2)      Employment  Agreement  dated June 16, 1994,  between the
                 Registrant and John F. Phillips, as amended.
    10.4(2)      Employment  Agreement  dated June 16, 1994,  between the
                 Registrant and Anthony F. Grisanti.
    10.5(2)      Employment  Agreement  dated June 16, 1994,  between the
                 Registrant and Edward D. Bright, as amended.
    10.6(2)      Agreement dated March 1, 1996 between the Registrant and
                 The Trinity Group, Inc.
    10.7(2)      1993 Long-Term Incentive Plan.
    10.8(2)      Form of Outstanding Warrant.
    10.9(2)      Form of  Option  Agreement  from SIS  Capital  Corp.  to
                 certain officers of Old CSM.
    10.10(2)     Interim Notes.
    10.11(2)     Form of Subscription Agreement for Interim Notes.
    10.12(2)     Form of Subscription  Agreement relating to the December
                 1994 Interim Notes, including the form of December 1994
                 Interim Note.
    10.13(2)     Modification and extension agreement dated as of January
                 31, 1995,  among the Registrant and the holders of the December
                 1994 Interim Notes.
    10.14(2)     January 1996 Interim Notes.
    10.15(2)     Form of Subscription Agreement for January 1996 Interim Notes.
    10.16(2)     Contract  dated  September 22, 1994. by and between the
                 State of Colorado for the use and benefit of the  Department of
                 Human Services and CSM.
    10.17(2)     Agreement  dated  March , 1995  between  CSM and United
                 Credit Corporation, as amended.
    10.18(2)     Software licensing and service agreement dated April 27,
                 1996 between the Registrant and IBN Limited.
    10.19(2)     Letter  agreement  dated  February 28, 1996 between the
                 Registrant and Oasis Technology Ltd. ("Oasis) relating to the a proposed joint venture.
    10.20(2)     Source code license  agreement  dated  November 10, 1995
                 between the Registrant and Oasis.
    10.21(2)     Software  marketing and distribution  agreement  between
                 the Registrant and Oasis.
    10.22(2)     Joint  marketing  letter  agreement dated March 31, 1995
                 between the Registrant and Oasis.
    10.23(2)     Agreement dated February 7, 1996 between the Credit Card
                 Acquisition Corp. and Fiton Business, S.A.
    10.24        Exhibit Omitted
    10.25(2)     Purchase  Order  dated  June  30,  1995  from  Virginia
                 Commonwealth University to the Registrant.
    10.26(2)     Form of the  Registrant's  10%  Subordinated  Note  due
                 January 15, 1997 issued to SIS Capital Corp.
    11.1(2)      Computation of loss per share.
    24.1(1)      Consent of Moore Stephens, P.C. (See Page II-7).
    24.2(2)      Consent of Richard A.  Eisner & Company,  LLP.
    24.3(1)      Consent  of Esanu  Katsky  Korins & Siger  (included  in
                 Exhibit 5.1).
    25.1(2)      Powers of attorney.
    27.1(2)      Financial data schedule.

(1)    Filed with this Amendment.
(2)    Previously filed.

(b)  Financial Statement Schedules

         None

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 12th day of August, 1996

                                             NETSMART TECHNOLOGIES, INC.


                                                   By: /S/ LEWIS S. SCHILLER
                                                       Lewis S. Schiller
                                                       Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


        Signature         Title
        ---------         -----


Lewis S. Schiller         Chairman of the Board, Chief
- -----------------         Executive Officer and Director
Lewis S. Schiller         (Principal Executive Officer)


Anthony F. Grisanti       Treasurer and Chief Financial
- -------------------       Officer (Principal Financial
Anthony F. Grisanti       and Accounting Officer)

James L. Conway           Director
- ---------------                                      By:  /S/ LEWIS S. SCHILLER
James L. Conway                                           ---------------------
                                                              Lewis S. Schiller
                                                              Attorney in Fact
Leonard M. Luttinger      Director                            August 12, 1996
- --------------------
Leonard M. Luttinger


John F. Phillips          Director
- ----------------
John F. Phillips


- -------------
E. Gerald Kay             Director


Storm R. Morgan           Director
- ---------------
Storm R. Morgan

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


        We consent to the use in this Registration Statement on Form S-1 of our report dated March 6, 1996, accompanying the financial statements of Netsmart Technologies, Inc., which report includes an explanatory paragraph relating to the ability of Netsmart Technologies, Inc. to continue as a going concern, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

        On July 1, 1996, the firm of Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.


                                                  MOORE STEPHENS, P.C.
                                                  Certified Public Accountants.

Cranford, New Jersey
August 12, 1996

                                                                     Exhibit 5.1



                                August 12, 1996



Securities and Exchange Commission                                      13146-04
450 Fifth Street N.W.
Washington, D.C.  20549

                                   Re:  Netsmart Technologies, Inc.
                                        File No. 333-2550
                                        -----------------

Gentlemen:

     We refer to the above-captioned registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Netsmart Technologies, Inc. a Delaware corporation (the "Company"), with the Securities and Exchange Commission.

     We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion herinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

     Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and, in the case of the Common Stock, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                       Very truly yours,



                                       ESANU KATSKY KORINS & SIGER